UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12.

Nationwide Financial Services, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2008

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215-2220

Dear Nationwide Financial Services, Inc. Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Nationwide Financial Services, Inc. on May 7, 2008. The meeting will begin at 1:30 p.m. at the home office of Nationwide Financial Services, Inc. located at One Nationwide Plaza, Columbus, Ohio 43215-2220. Our board of directors and management look forward to greeting those shareholders who are able to attend.

The vote of every shareholder is important. You may vote your proxy via the internet or by telephone. Please refer to http://bnymellon.mobular.net/bnymellon/nfs for voting instructions. If you requested a paper copy of your proxy materials, please sign, date and promptly return your proxy card to us by mail in the postage-paid envelope we enclosed with your proxy materials.

Sincerely,

/s/ W. G. Jurgensen

W. G. Jurgensen

Chief Executive Officer

NATIONWIDE FINANCIAL SERVICES, INC.

One Nationwide Plaza

Columbus, Ohio 43215-2220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 27, 2008

To the shareholders of Nationwide Financial Services, Inc.:

The annual meeting of shareholders of Nationwide Financial Services, Inc. will be held at 1:30 p.m. on May 7, 2008, at One Nationwide Plaza, Columbus, Ohio 43215-2220, for the following purposes:

1.  To elect the Class II directors to serve until the expiration of their terms and until their successors are elected;

2.  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

3.  To transact such other business as may properly come before the annual meeting of shareholders, or any adjournments thereof.

Please note, you are required to show evidence of share ownership prior to entering the annual meeting. For more information, please see “General Information About the Meeting and Voting.”

Our board of directors has set March 10, 2008 as the record date for the annual meeting of shareholders. Shareholders of record at the close of business on March 10, 2008 are entitled to vote on the matters submitted to a vote at the annual meeting. At least ten days prior to the annual meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination in our Secretary’s office during regular business hours.

We are pleased to inform you that we are taking advantage of new Securities and Exchange Commission rules that allow us to provide our proxy materials over the internet. We believe this change will allow us to provide you with the information you need while reducing our need for printing and shipping of our proxy materials, which both lowers the costs of delivery and reduces our impact on the environment.

By order of our board of directors,

/s/ Thomas E. Barnes
Thomas E. Barnes
Senior Vice President—Assistant to the CEO and Secretary

NATIONWIDE FINANCIAL SERVICES, INC.

One Nationwide Plaza

Columbus, Ohio 43215-2220

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation of proxies by the board of directors of Nationwide Financial Services, Inc., which we refer to at times as “Nationwide Financial” or “NFS,” to be voted at our annual meeting of shareholders on May 7, 2008, and at any adjournments of the meeting.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Q:	Where and when is the annual meeting of shareholders?

A:	The annual meeting of shareholders is scheduled for May 7, 2008 at 1:30 p.m., at our home office located at One Nationwide Plaza, Columbus, Ohio 43215-2220.

Q:	What do I need to do to gain admission to the annual meeting?

A:	Only our shareholders and invited guests may attend the annual meeting. Shareholders must show evidence of share ownership, such as a copy of their proxy card or a statement from their broker, and valid photo identification in the form of a driver’s license or passport.

Q:	Why did I receive a notice in the mail regarding the internet availability of proxy materials rather than a full set of proxy materials?

A:	Pursuant to new rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the internet. Accordingly, on March 27, 2008, we mailed a notice of internet availability of our proxy materials to our shareholders of record as of March 10, 2008. All shareholders will have the ability to access our proxy materials on the internet at http://bnymellon.mobular.net/bnymellon/nfs or, if you prefer, you may request an emailed or printed set of our proxy materials.

Q:	Who may vote at the annual meeting of shareholders?

A:	Individuals and entities holding our Class A or Class B common stock as of the close of business on March 10, 2008, the meeting’s record date, are entitled to vote on matters at the annual meeting.

Q:	What proposals will be voted on at the annual meeting of shareholders?

A:	Shareholders will be voting on the following proposals:

¿	election of the Class II directors; and

¿	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Q:	What if other matters come up at the annual meeting of shareholders?

A:	The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the annual meeting, the proxy holders will vote your shares as they choose.

Q:	How many shares are outstanding?

A:	At the close of business on March 10, 2008, we had 46,154,366 outstanding shares of Class A common stock and 91,778,717 outstanding shares of Class B common stock. The holders of Class A and Class B common stock will vote together as a single class on all proposals submitted to a vote of shareholders.

Q:	How many shares must be present to hold the annual meeting of shareholders?

A:	In order for us to properly conduct business at the meeting, a quorum must be present. Under our bylaws, a majority of the voting power of our common stock, present in person or represented by proxy, including abstentions and broker non-votes, constitutes a quorum for the purposes of the meeting. Abstentions occur when a shareholder chooses not to vote on a particular matter.

Q:	How many votes are required to elect the Class II director nominees?

A:	Directors are elected by a majority of the votes represented in person at the meeting or by proxy, unless the number of director nominees exceeds the number of directors to be elected. In that case, directors are elected by a plurality of the votes cast in person at the meeting or by proxy. Shareholders may cast votes “for” or “withhold” votes for each director nominee. Withheld votes will have the effect of a vote against the director nominee.

Q:	How many votes are required to ratify KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008?

A:	The proposal to ratify KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008 requires that a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting vote “for” this proposal. Shareholders may cast votes “for,” “against” or “abstain” when voting with respect to this proposal. Abstentions will have the effect of a vote against the proposal.

Q:	What are the voting recommendations of the board of directors?

A:	Our board of directors is soliciting your proxy and recommends a vote “for” the following proposals:

¿	election of each of the Class II directors; and

¿	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

In the event you requested and received a paper copy of our proxy materials and are returning a properly signed proxy card, but do not indicate how your shares should be voted, the proxy holders will vote your shares in accordance with our board of directors’ recommendations described above.

Q:	Who has a controlling interest in Nationwide Financial, and how will they cast their votes?

A:	As of March 10, 2008, Nationwide Corporation owned all of the outstanding shares of our Class B common stock, representing approximately 95.2% of the combined voting power. Therefore, Nationwide Corporation controls the outcome of actions that require shareholder approval. Nationwide Corporation is a jointly-owned subsidiary of Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company.

Nationwide Corporation has advised us that it intends to vote its shares as follows:

¿	“for” each of the Class II director nominees; and

¿	“for” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Q:	What should I do now in order to vote?

A:	You should read this proxy statement, decide how you want to vote on each proposal, and then vote in one of the following ways:

¿	vote electronically via the internet at http://www.proxyvoting.com/nfs

¿

if you requested and received a paper copy of the proxy materials, return your completed and signed proxy card to us by mail in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be represented at the annual meeting;

¿	vote by telephone by calling (866) 540-5760; or

¿	vote your shares in person by attending the annual meeting.

The telephone and internet voting procedures contained at http://bnymellon.mobular.net/bnymellon/nfs, or on the proxy card enclosed with a paper copy of the proxy materials, include a control number for you to authenticate that you are a shareholder of record and allow you to vote your shares. Please have your control number available if you call or use the internet to vote.

Q:	Can I change my vote after I have returned my signed proxy card by mail, voted by telephone or voted via the internet?

A:	Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the annual meeting:

¿	revoke your proxy by written notice to our Secretary;

¿	timely submit a new, later-dated proxy card or later-dated vote by telephone or via the internet; or

¿	attend the annual meeting and vote in person.

If you have elected to receive paper copies of our proxy materials and proxy card, contact

Mellon Investor Services at (866) 541-9688 if you are a registered shareholder. If you are not a registered shareholder, you will need to contact your broker to obtain a new proxy card.

Q:	May I vote in person?

A:	If you are a shareholder of record on March 10, 2008, or an individual appointed to be a proxy for a shareholder of record, you may vote in person at the annual meeting. If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the annual meeting to vote in person, you will have to contact that bank, broker or other nominee to obtain their proxy. If you obtain their proxy, you must bring that document with you to the annual meeting.

Q:	How many votes am I entitled to cast?

A:	The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to ten votes per share. Nationwide Corporation holds all of our outstanding shares of Class B common stock.

Q:	What if I have a question to ask at the annual meeting of shareholders?

A:	You may ask a question at the annual meeting by following the rules of conduct established for the meeting, copies of which will be available at the meeting.

Q:	Who will pay for this proxy solicitation, and will I receive proxy solicitations by any other means?

A:	We will pay the cost of soliciting proxies. In addition to the notice of internet availability of our proxy materials and any requested paper copies, our directors, officers and employees also may solicit proxies in person, by telephone or by other means of communication. Our employees and directors will not receive additional compensation for soliciting proxies, except reimbursement of any reasonable out-of-pocket expenses.

We will arrange for custodians, nominees and fiduciaries to forward our notice of internet availability, and for those requesting emailed or paper copies, our proxy materials to beneficial owners of record. We will reimburse these individuals for any reasonable expenses incurred in connection with forwarding these proxy materials.

Q:	What is “householding”?

A:	We have adopted a procedure called “householding,” as permitted under the rules of the Securities Exchange Act of 1934. Under this procedure, we will send a single copy of the annual report to shareholders, proxy statement or notice of internet availability of proxy materials, as applicable, to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and mailing fees.

Householding will not affect dividend check mailings in any way.

If we delivered a single copy of the annual report to shareholders, proxy statement or notice of internet availability of proxy materials, as applicable, to an address you share with another shareholder and you desire another copy, we will promptly deliver a separate copy at your written or oral request to Mark Barnett, Vice President—Investor Relations, by mail at One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331.

Q:	How do I revoke my consent to the householding program?

A:	If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements, other disclosure documents or notice of internet availability of proxy materials, as applicable, you may revoke your consent to householding by contacting Mellon Investor Services, either by calling (866) 541-9688 or via the internet at http://www.melloninvestor.com. If you revoke your consent to householding, you will receive your individual mailing within thirty days after we receive your revocation notice.

Some brokerage firms have adopted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of twelve directors divided into three classes: I, II and III. At each annual meeting, directors of one class are elected for a three-year term to succeed the directors whose terms are expiring. At this year’s meeting, the shareholders will elect four Class II directors to hold office until the 2011 annual meeting and until the shareholders elect their successors. Donald L. McWhorter is not eligible for reelection as a Class II director as he has reached the age at which reelection is no longer permitted by our governance guidelines. Joseph A. Alutto, Arden L. Shisler, Alex Shumate and Thomas F. Zenty III are the nominees for Class II directors. Messrs. Shisler and Shumate and Dr. Alutto currently serve as Class II directors and have agreed to continue to serve if reelected. Mr. Zenty is a new nominee for our board of directors. Our governance committee recommended him as a nominee and all of the current members of our board of directors approved his nomination.

Nominees for Class II Directors

Name	Age	Director Since	Year Term Will Expire[1]
Joseph A. Alutto	66	May 2002	2011
Arden L. Shisler	66	November 1996	2011
Alex Shumate	57	May 2002	2011
Thomas F. Zenty III	53	New Nominee	2011

[1]	The year the term will expire if elected at this year’s annual meeting.

Class I Directors

Name	Age	Director Since	Year Term Will Expire
James G. Brocksmith, Jr.	67	April 1997	2010
Keith W. Eckel	61	May 2004	2010
James F. Patterson	66	November 1996	2010
Gerald D. Prothro	65	February 1997	2010

Class III Directors

Name	Age	Director Since	Year Term Will Expire
W. G. Jurgensen	56	May 2000	2009
Lydia M. Marshall	59	February 1997	2009
David O. Miller	69	November 1996	2009
Martha Miller de Lombera	60	August 2003	2009

Our board of directors recommends that shareholders

vote “FOR” each of the Class II nominees for election as directors.

Biographical Information

Directors

Arden L. Shisler has been a director of Nationwide Financial since November 1996 and has served as Chairman of the Board since June 2003. Mr. Shisler has served as a director of Nationwide Life Insurance Company, which we refer to as “Nationwide Life” and Nationwide Life and Annuity Insurance Company, which we refer to as “Nationwide Life and Annuity,” since May 2002 and has served as Chairman of the Board of these companies since June 2003. He has also been a director since April 1984 and Chairman of the Board since April 1992 of Nationwide Mutual Insurance Company, which we refer to as “Nationwide Mutual,” a director since April 1984 and Chairman of the Board since 2001 of Nationwide Mutual Fire Insurance Company, which we refer to as “Nationwide Mutual Fire,” and a director and Chairman of the Board since April 2002 of Nationwide Corporation. From June 2004 to May 2006, he was a director of NWD Management & Research Trust, formerly known as Gartmore Global Asset Management Trust, a subsidiary of Nationwide Corporation. Mr. Shisler also serves as a trustee for the following registered investment companies: Nationwide Mutual Funds, formerly known as Gartmore Mutual Funds, and Nationwide Variable Insurance Trust, formerly known as Gartmore Variable Insurance Trust.

Mr. Shisler was a consultant to K & B Transport, Inc., a trucking firm, from January 2003 to December 2004. Previously, he was President and Chief Executive Officer of K & B Transport, Inc. from January 1992 to January 2003 and Chief Operating Officer from April 1986 to January 1992.

W. G. Jurgensen has been our Chief Executive Officer since August 2000 and a director since May 2000. He served as Chairman of the Board from January 2001 to June 2003 and Chief Executive Officer-Elect from May to August 2000. Since August 2000, he has been Chief Executive Officer of Nationwide Mutual, Nationwide Mutual Fire, Nationwide Life and Nationwide Life and Annuity, and was Chief Executive Officer-Elect of those companies from May to August 2000. He also serves as Chief Executive Officer of several other companies within the Nationwide enterprise, which is comprised of Nationwide Financial, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates.

Mr. Jurgensen has been a director of Nationwide Mutual, Nationwide Mutual Fire, Nationwide Life and Nationwide Life and Annuity since May 2000 and serves as a director of several other companies within Nationwide, as well as a trustee of Nationwide Foundation, a not-for-profit corporation that contributes to nonprofit agencies and community projects. Mr. Jurgensen has been a director of ConAgra Foods, Inc., a producer and marketer of food products, since August 2002.

Before joining Nationwide, Mr. Jurgensen was Executive Vice President of Bank One Corporation, an investment banking and financial services institution, from October 1998 to May 2000. He also previously served as Executive Vice President of First Chicago NBD Corporation, a financial institution, and Chairman of FCC National Bank, a financial institution.

Joseph A. Alutto has been a director of Nationwide Financial, Nationwide Life and Nationwide Life and Annuity since May 2002. Dr. Alutto has been the Executive Vice President and Provost of The Ohio State University since October 2007. He was previously the Dean of the Fisher College of Business at The Ohio State University from March 1991 to October 2007 and Executive Dean for Professional Colleges at The Ohio State University from September 1998 to October 2007. He has been a director of M/I Homes, Inc., a builder of single family homes, since February 2005, and of United Retail Group, Inc., a retailer of women’s apparel and accessories, since December 1992.

James G. Brocksmith, Jr. has been a director of Nationwide Financial since April 1997, and has served as a director of Nationwide Life and Nationwide Life and Annuity since May 2002. He has been a director of Alberto-Culver Company, a manufacturer and marketer of consumer products, since October 2002, a director of Sempra Energy, a designer and implementer of energy solutions for businesses, governments and institutions, since October 2001, and a director of AAR Corporation, a supplier to the aviation/aerospace industry, since January 2001.

Mr. Brocksmith retired from KPMG LLP in January 1997, where he was Deputy Chairman and Chief Operating Officer. He was employed at KPMG LLP for 32 years.

Keith W. Eckel has been a director of Nationwide Financial since May 2004. He has served as a director of Nationwide Mutual and Nationwide Mutual Fire since 1996, Nationwide Corporation since 1998 and Nationwide Life and Nationwide Life and Annuity since May 2004. He has been Vice Chairman of the Board of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since April 2007. He served as the Chairman of the Board of NWD Management & Research Trust from June 2004 to May 2006, and served as a trustee of Nationwide Foundation from April 1998 to April 2006. Mr. Eckel is the owner of Fred W. Eckel Sons, a vegetable farming operation, and president of Eckel Farms, Inc.

Lydia M. Marshall has been a director of Nationwide Financial since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Ms. Marshall has been a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since October 2001, and served as a director of Scottsdale Insurance Company, a subsidiary of Nationwide Mutual, from April 2001 to June 2006. She also serves as a trustee of Nationwide Foundation.

Ms. Marshall has been a director of Seagate Technology, a designer, manufacturer and marketer of hard disc drives, since April 2004. From October 1999 to August 2004, she was founder, chair and Chief Executive Officer of Versura Inc., an internet-based service provider to financial institutions, colleges and universities.

Ms. Marshall served as the Managing Director of Rockport Capital Incorporated, a provider of private equity funds for corporate ventures, from September 1997 to October 1999, and Executive Vice President—Marketing of the Student Loan Marketing Association, or “Sallie Mae,” a provider of funds for educational loans, from July 1993 to September 1997. Prior to that time, Ms. Marshall held several positions with Sallie Mae and Citicorp, a provider of banking and financial services.

David O. Miller has been a director of Nationwide Financial since November 1996. From April 1985 until May 2001, Mr. Miller served, and since May 2002 serves, as a director of Nationwide Life and Nationwide Life and Annuity. Mr. Miller served as Chairman of the Board of Nationwide Life, Nationwide Life and Annuity and Nationwide Corporation from April 1998 to May 2001 and served as a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation from April 1985 to April 2006. He was a director of Scottsdale Insurance Company from May 1992 to May 1997 and April 2001 to June 2006 and Chairman of the Board from May 2001 to January 2005 and from December 2005 to June 2006. He served as a trustee of Nationwide Foundation from April 1992 to April 2006.

Mr. Miller has been a land and apartment developer since 1962. He has been the President of Owen Potato Farm, Inc. since 1962 and has been a partner of Newark Properties LTD, a real estate development firm, since 2000. Previously, Mr. Miller was a partner of M&M Enterprises, a real estate development firm.

Martha Miller de Lombera has been a director of Nationwide Financial, Nationwide Life and Nationwide Life and Annuity since August 2003. Ms. Miller de Lombera retired from Procter & Gamble, a consumer products company, in April 2001 after 25 years of service. Most recently, she served as Vice President and General Manager of Procter & Gamble’s Latin American North Market Development Organization from 1998 to April 2001.

Ms. Miller de Lombera has been a director of Wal-Mart de Mexico, a retail chain including self-service stores, apparel stores and restaurants, since March 2007 and a director of Sally Beauty Holdings, Inc., an international specialty retailer and distributor of professional beauty supplies, since November 2006. She also served as a director of Ryerson, Inc., a North American distributor and processor of metals, from January 2004 to October 2007, and as a director of Grupo Aeroportuario del Sureste, S.A. de C.V., an airport operator in southeastern Mexico, from March 2001 to April 2005.

James F. Patterson has been a director of Nationwide Financial since November 1996, and has served as a director of Nationwide Life and Nationwide Life and Annuity since May 2002, as well as from April 1989 until May 2001. He was a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation from April 1989 to April 2007 and Vice Chairman of the Board from April 2001 to April 2007. He formerly served as Chairman of the Board of Nationwide Mutual Fire from April 1994 to April 2001. Mr. Patterson also served as a director of NWD Management & Research Trust from June 2004 to May 2006. He served as a trustee of Nationwide Foundation from April 1994 to April 2007. Mr. Patterson has operated the Patterson Fruit Farm since 1964 and has been President of Patterson Farms, Inc. since December 1991.

Gerald D. Prothro has been a director of Nationwide Financial since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Prothro has been the Managing Director of IKT Investments, Ltd., a technology consulting and private investments firm, since December 2000. Prior to that time, he was Senior Vice President and Chief Technology Officer at BroadStream Communications Corporation, a provider of wireless broadband next generation network services and served as Managing Director of IKT, Inc. He retired from International Business Machines Corporation, or “IBM,” an information technology company, in 1998 after nearly thirty years of service. Mr. Prothro held executive positions with IBM including Vice President for Corporate Strategy, Vice President and IBM Chief Information Officer, and IBM Director and Secretary of the Corporate Management Committee.

Alex Shumate has been a director of Nationwide Financial, Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Shumate has been a partner of the law firm of Squire, Sanders & Dempsey L.L.P. since February 1988, and Managing Partner of its Columbus office since 1991. He has been a director of Wm. Wrigley Jr. Company, a provider of consumer foods, since 1998 and a director of Cincinnati Bell, Inc., a provider of telecommunications products and services, since July 2005.

Thomas F. Zenty III is nominated as a Class II director. Mr. Zenty has been Chief Executive Officer of University Hospitals in Cleveland, Ohio since 2003. Previously, he was Executive Vice President, Clinical Care Services and Chief Operating Officer of Cedars-Sinai Health Systems in Los Angeles from 2000 to 2003, and Senior Vice President, Clinical Care Services and Chief Operating Officer from 1995 to 1999.

Executive Officers

A list of our executive officers as of February 27, 2008, including biographical information, appears in our annual report on Form 10-K for the year ended December 31, 2007, which is available at http://bnymellon.mobular.net/bnymellon/nfs along with our other proxy materials.

Our Board of Directors and its Committees

Our full board of directors met eight times during 2007. Our board of directors has the following standing committees: an audit committee, a compensation committee, a governance committee, a finance committee and an officer election committee. Our governance committee also serves as our nominating committee.

The charters of each committee, our governance guidelines and other governance documents are posted on our website, http://www.nationwide.com, under the “NFS Corporate Governance” subsection of the “Investor Relations” area. They are also available in print, free of charge, to shareholders upon request. You may request a copy by contacting Mark Barnett, Vice President—Investor Relations, by mail at One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331.

Audit Committee

Our audit committee is a separately designated standing committee of our board of directors established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The purpose of our audit committee is to engage and oversee our independent registered public accounting firm and to assist our board of directors in its oversight of:

¿	the integrity of our financial statements;

¿	our compliance with legal and regulatory requirements, including requirements of the Securities and Exchange Commission and the New York Stock Exchange;

¿	the qualifications, independence and services of our independent registered public accounting firm; and

¿	the performance of our internal auditors and independent registered public accounting firm.

Our board of directors has approved a written charter governing how our audit committee operates. This charter is posted on our website, http://www.nationwide.com, under the “NFS Corporate Governance” subsection of the “Investor Relations” area. The charter provides that our audit committee’s responsibilities fall into five categories of activities as described below.

Authority and Committee Governance Activities

Our audit committee reviews its charter annually and updates it as necessary. It also receives reports from management and our independent registered public accounting firm as it requests or as is required by law or regulation, including reports required by the Sarbanes-Oxley Act of 2002, the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. It also receives and considers the regular reports of management regarding the establishment and quarterly and annual assessments of internal controls and disclosure controls, including any significant deficiencies in the controls or any fraud involving management or other employees who have a significant role in such controls. Our audit committee meets separately and, periodically, with management, internal auditors and representatives of our independent registered public accounting firm. It also conducts an annual performance self-evaluation.

Engagement and Oversight of Independent Registered Public Accounting Firm

Our audit committee appoints, subject to ratification by the shareholders, terminates, compensates and oversees the work of our independent registered public accounting firm, which reports to our audit committee. It reviews and approves the scope and plan of the annual audit by our independent registered public accounting firm. It establishes and annually reviews our policy regarding engagement of independent registered public accounting firms and approves all audit, audit-related, tax and non-audit services, and related fees, provided by such firms. At least annually, our audit committee obtains and reviews a report by our independent registered public accounting firm describing the firm’s internal quality control review, any peer review of the firm or any investigation by governmental or professional authorities within the preceding five years, as well as any steps taken to deal with any issues raised by such reviews. It also reviews any audit problems or difficulties with management’s response to our independent registered public accounting firm, sets hiring policies for our employment of current or former employees of our independent registered public accounting firm and monitors the required rotation of the lead engagement and review partners of our independent registered public accounting firm.

Oversight of Financial Reporting Activities

Our audit committee meets to:

¿

review and discuss the annual audited consolidated financial statements and quarterly unaudited condensed consolidated financial statements with management and representatives of our independent registered public accounting firm, including a review of our specific disclosures included in our annual and quarterly reports under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

¿	discuss earnings press releases, as well as financial information provided to analysts and rating agencies; and

¿	review the audit of our financial statements with management and representatives of our independent registered public accounting firm.

Oversight of Internal Audit Function

Our audit committee ensures that we establish and maintain an effective internal audit function, and considers and reviews with management any significant findings, management’s responses to those findings and the adequacy of our internal controls.

Other Activities

In addition to its oversight activities, our audit committee:

¿	discusses policies with respect to risk assessment and risk management;

¿	reviews with management the results of our monitoring of compliance with the conflict of interests policy, waivers of that policy and required disclosure of such waivers;

¿

reviews management’s assessment of legal and regulatory matters that may have a material impact on our financial statements, related compliance policies and programs and reports our audit committee receives from regulators;

¿	regularly reports its actions to our board of directors; and

¿	engages and compensates independent counsel and other advisers as it deems necessary to carry out its duties.

Complaint Investigation Procedure

Our audit committee has approved a procedure for the submission, retention and treatment of concerns or complaints regarding accounting, internal accounting controls or auditing matters. We have established both general procedures for registering such concerns and an anonymous, toll-free phone number for employee concerns on such matters. Individuals may submit concerns or complaints to our Office of Ethics and Business Practices by telephone at (888) 422-4646, in writing to our Office of Ethics and Business Practices, P.O. Box 182653, Columbus, Ohio 43218-2653 or by facsimile at (614) 249-8442. Our Office of Ethics and Business Practices initiates an investigation of each complaint received regarding accounting, internal controls or auditing matters and reports each such complaint and the investigation’s findings to our audit committee.

Audit Committee Membership

Our audit committee consists of five directors—Messrs. Brocksmith, Eckel and Prothro, Dr. Alutto and Ms. Marshall—all of whom are independent as defined by the independence standards for directors adopted by our board of directors, the rules of the Securities and Exchange Commission and the New York Stock Exchange listing standards. Mr. Brocksmith serves as chairman. Mr. Brocksmith also serves on the board of directors and audit committees of three other public companies. Our governance guidelines provide that no director may serve on the board of directors of more than three other public companies or the audit committees of more than two other public companies unless our board of directors concludes that such service will not impair the ability of such director to serve on our board of directors or audit committee. Our board of directors considered Mr. Brocksmith’s effectiveness in serving in his roles on our board of directors and audit committee and determined that his service on other boards and audit committees does not interfere with or impair his performance or ability to effectively serve. In addition, Mr. Brocksmith’s service on more than the preferred number of audit committees preceded our implementation of governance guidelines relating to service on multiple boards and audit committees.

Mr. Brocksmith, who is independent under the New York Stock Exchange listing standards, has been designated by our board of directors as an audit committee financial expert within the meaning of applicable Securities and Exchange Commission rules. Our board of directors has concluded that he has accounting and related financial management expertise within the meaning of the New York Stock Exchange listing standards.

Our audit committee met nine times during 2007.

Audit Committee Report

In connection with its responsibilities, our audit committee reviewed and discussed our audited consolidated financial statements as of and for the year ended December 31, 2007 with management and KPMG LLP. It also received reports from our management and internal auditors on the adequacy of our internal controls, disclosure controls and internal auditing methods and procedures. Our audit committee has discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. KPMG LLP also provided our audit committee with the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. Our audit committee discussed with KPMG LLP its independence.

Based on our audit committee’s discussions and the review of the materials referred to above with management and KPMG LLP, our audit committee recommended to our board of directors that the audited condensed consolidated financial statements, excluding the related footnotes, be included in our annual report to shareholders for the year ended December 31, 2007, and the audited consolidated financial statements, including the related footnotes, be included in our annual report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Nationwide Financial Services, Inc. Audit Committee

James G. Brocksmith, Jr., Chairman

Joseph A. Alutto

Keith W. Eckel

Lydia M. Marshall

Gerald D. Prothro

Compensation Committee

Our compensation committee consists of four directors, all of whom are independent as defined by the New York Stock Exchange listing standards and the independence standards for directors adopted by our board of directors. Our compensation committee’s primary purpose is to discharge the responsibilities of our board of directors as to the compensation of our executive officers. Our compensation committee has delegated certain compensation decisions to our officer election committee, as discussed in the next section. Our compensation committee also carries out our board of directors’ oversight responsibilities by reviewing our human resources, compensation and benefit practices and provides the compensation committee report for inclusion in our proxy statement. For detailed information about our compensation committee’s process to determine executive compensation, please see “Compensation Discussion and Analysis.” For more information about our compensation committee’s process for determining director compensation, please see “Director Compensation for 2007.”

Our board of directors has approved a written charter that governs how our compensation committee operates. This charter is posted on our website, http://www.nationwide.com, under the “NFS Corporate

Governance” subsection of the “Investor Relations” area. The charter provides that our compensation committee’s duties include, among other things:

¿	establishment of an overall compensation philosophy;

¿	oversight and review of our human resources programs for directors, executive officers and employees; and

¿

responsibility for approval of salaries, incentive and equity compensation plans and plan awards under incentive and equity compensation plans for certain executive officers, including those named in the “Summary Compensation Table for 2007,” which we refer to as the “named executive officers,” and those who are “officers” within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, whom we refer to as “Section 16 officers.”

Messrs. Brocksmith, McWhorter, Miller and Prothro are the members of our compensation committee, and Mr. Miller serves as chairman. Our compensation committee met nine times during 2007. Upon request of our compensation committee, members of management attended these meetings in order to provide information or expertise. Our compensation committee also met five times in executive session, in which attendance was limited to the committee members, Towers Perrin, our compensation consultant, and, in one instance, our Chief Executive Officer.

Compensation Consultant

Our compensation committee has the sole authority to retain and terminate any consultant assisting in the evaluation of compensation and has the power to retain independent counsel, auditors or others to assist in the conduct of any investigation into matters within our compensation committee’s scope of responsibilities. Our compensation committee has retained Towers Perrin to provide compensation consulting expertise and competitive market information, as needed. Towers Perrin consultants are in attendance at compensation committee meetings in order to provide information and perspective on competitive compensation practices and to raise issues to be addressed by management and/or our committee. Management may, at times, direct Towers Perrin to prepare additional materials in support of committee agendas, which may include data, analysis and any supporting background material needed for the discussions. Towers Perrin may also recommend pay program and compensation changes.

Our compensation committee periodically reviews an activity report that summarizes all work, and associated expenses, that Towers Perrin and its subsidiaries and affiliates perform for the companies in the Nationwide enterprise, including us. Additional services provided by other Towers Perrin consultants or affiliated companies include: reinsurance brokerage services, consulting, review of certain accounting reserves and a review of the pay and benefits strategies of Nationwide Mutual and us. These services were primarily provided to other entities within the Nationwide enterprise. Our compensation committee determined that the additional services Towers Perrin, or any of its affiliates, performs for the Nationwide enterprise does not jeopardize the objectivity of Towers Perrin in its role as consultant to our compensation committee.

Role of Executives in Establishing Compensation

Management reviews the compensation of all of our executive officers annually. In addition, management submits the compensation of most executive officers who have a direct reporting relationship to our Chief Executive Officer or our President and Chief Operating Officer and all Section 16 officers to our compensation committee for review and approval. The manager for each of these executive officers reviews and assesses the overall individual performance and contributions of the executive officer, and these reviews and assessments are considered by our compensation committee.

Our Chief Executive Officer, as the sole member of the officer election committee, approves all other executive officer elections, base salary adjustments and long-term incentive awards and approves, for each business unit, overall incentive pools for those executive officers. The direct reports to our Chief Executive Officer approve individual annual short-term incentive payments for executive officers in their respective business units after our Chief Executive Officer approves the overall business unit incentive pools.

Officer Election Committee

Our officer election committee consists of a single member, W. G. Jurgensen. Our board of directors has approved the written charter of our officer election committee and has, by resolution, delegated to our officer election committee the authority to elect our executive officers, other than certain senior executive officers and Section 16 officers. This charter is posted on our website, http://www.nationwide.com, under the “NFS Corporate Governance” subsection of the “Investor Relations” area. In addition, our compensation committee has, by resolution, delegated to our officer election committee the authority to make certain grants under the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan to eligible employees under the plan. This includes the authority to grant awards of up to ten thousand shares of our Class A common stock per individual employee and to establish and amend, from time to time, the terms of any award agreement of any employee. This authority does not apply to awards to Section 16 officers and certain other senior executive officers, as our compensation committee has retained that authority. Our officer election committee acted four times during 2007.

Finance Committee

Our finance committee consists of seven directors, none of whom is an executive officer or employee. Our finance committee is responsible for reviewing our investments, significant financial transactions and financial status. Our board of directors has approved the written charter of our finance committee. This charter is posted on our website, http://www.nationwide.com, under the “NFS Corporate Governance” subsection of the “Investor Relations” area. Mmes. Marshall and Miller de Lombera, Dr. Alutto and Messrs. Prothro, McWhorter, Patterson and Shumate are the members of our finance committee, and Dr. Alutto serves as chairman. Our finance committee met six times during 2007.

Governance Committee

Our governance committee consists of five directors, all of whom are independent as defined by the New York Stock Exchange listing standards and the independence standards for directors adopted by our board of directors. Our governance committee’s primary purposes are to:

¿	review and develop governance guidelines, structures and processes of our board of directors, and recommend appropriate changes;

¿	identify potential board members and recommend candidates to our board of directors for nomination for election as directors at the annual meeting; and

¿	lead the annual review of board performance undertaken by the full board of directors.

Our board of directors has approved a written charter that governs operation of our governance committee. This charter is posted on our website, http://www.nationwide.com, under the “NFS Corporate Governance” subsection of the “Investor Relations” area. The charter provides that our governance committee’s duties include, among other things:

¿	reviewing and recommending appropriate changes in the guidelines, structure and processes of our board of directors related to the governance of our board of directors and us;

¿

reviewing nominations and recommending candidates for director, after evaluating the needs of our board of directors, including the need for additional or different skills and experience, as well as geographical, racial, ethnic or other diversity needs;

¿	recommending and implementing an evaluation process and developmental plan for our board of directors; and

¿	conducting an annual performance self-evaluation.

Our governance committee has the sole authority to retain and terminate any search firm to identify director candidates and has the power to retain independent counsel, auditors or others to assist the committee in the conduct of any investigation into matters within its scope of responsibilities. During 2007, our governance committee established a sub-committee for the sole purpose of reviewing potential director candidates as a result of Mr. McWhorter’s ineligibility for reelection. The sub-committee consisted of Messrs. Brocksmith, Patterson and Shisler and met twice during 2007.

Policy on Director Nominations

Our governance committee has recommended, and our board of directors has adopted, the Policy on Director Nominations, which governs consideration of director nominations by shareholders who are entitled to vote in the election of our directors. The policy is posted on our website, http://www.nationwide.com, under the “NFS Corporate Governance” subsection of the “Investor Relations” area. The policy provides that recommendations concerning potential candidates may be submitted to our Secretary by mailing the recommendations to One Nationwide Plaza, 1-38-03, Columbus, Ohio 43215-2220. A detailed résumé of the candidate, a description of his or her relationship to the shareholder, if any, the consent of the candidate to serve as a director in the event he or she is nominated and elected, and a description of the shareholder’s relationship to us, including documentation reflecting the number and type of securities owned and the period for which the securities have been held should accompany any recommendation from shareholders. We must receive recommendations no later than October 31 of each calendar year for consideration in connection with elections to be held at the following year’s annual meeting.

Policy Statement Regarding Board Composition and Selection of New Board Members

Our governance committee evaluates recommended candidates based on the criteria set forth in our governance guidelines and the Board Policy Statement Regarding Board Composition and Selection of New Board Members, both of which are also posted on our website, http://www.nationwide.com, under the “NFS Corporate Governance” subsection of the “Investor Relations” area. The process is the same for all nominees, including those recommended by shareholders. Generally, as set forth in the governance guidelines, our governance committee will recommend candidates for election to our board of directors who complement the existing range of experience, expertise and relationships. In addition, candidates must be dedicated to our long-term interests, our shareholders and our customers. The candidate must have the time to carry out all of the duties of a director and must have the personal skills to be a contributing and productive member of our board of directors.

The policy statement describes the process for identifying potential candidates for election to our board of directors. The policy statement provides that our governance committee has the responsibility for recommending a candidate to fill a board vacancy, but the ultimate decision on the nomination of a candidate is solely that of our board of directors as a whole.

Our governance committee has the following responsibilities as part of the recommendation process:

¿

assess the experience, expertise and business relationships represented by the continuing board members in light of our existing and planned businesses and to determine the skills and background a new board member should have to complement those of the continuing board members;

¿

actively seek suggestions for possible nominees from interested outside groups, other board members and senior management, and consider using executive search firms to assist with finding candidates with the skills and background we need;

¿	carefully review the résumés of the candidates and seek personal references before recommending a candidate;

¿	interview any person proposed to our board of directors as a nominee for a vacancy, and provide an opportunity for our Chief Executive Officer to interview the prospective candidate;

¿

make its recommendation to our board of directors in writing, describing the experience, expertise and background of the proposed nominee, and how he or she will complement the skills and backgrounds represented by the continuing members of our board of directors;

¿	allow ample time for our board of directors to consider our governance committee’s recommendations in light of the importance of the decision; and

¿

instruct management to prepare an orientation program for new board members, and periodically review the program to assure its quality and scope in order to help make new board members productive as quickly as possible.

Procedure for Communication with our Board of Directors

Our governance committee recommended, and our board of directors adopted, a procedure for communications with the board of directors. This procedure is posted on our website, http://www.nationwide.com, under the “NFS Corporate Governance” subsection of the “Investor Relations” area. The procedure incorporates the Securities and Exchange Commission’s rules relating to communications between shareholders and boards of directors, and provides a process through which interested parties may submit communications to our board of directors or its individual members.

Our non-management directors meet in regularly scheduled executive sessions without management. Mr. Shisler, the independent Chairman of our board of directors, presides over each executive session. Interested parties may make their concerns known to Mr. Shisler or the non-management directors as a group by using the procedure for communications with the board. The procedure requires that interested parties submit concerns or other communications to our Office of Secretary, One Nationwide Plaza, Columbus, Ohio 43215-2220. The Secretary will collect and summarize all communications the Office of Secretary receives and direct the summaries to Mr. Shisler or the non-management board members, as appropriate.

Messrs. Brocksmith, Eckel, McWhorter, Miller, Patterson and Shisler are the members of our governance committee, and Mr. Shisler serves as chairman. Our governance committee met six times during 2007.

Governance Guidelines

Our board of directors has adopted governance guidelines. The governance guidelines address the responsibilities, operations and compensation of board members. They also provide for an annual self-evaluation of the effectiveness of our board of directors and its committees.

The governance guidelines address the qualifications for membership on our board of directors, outlining the process for identifying and selecting candidates for election or reelection to our board of directors. The goal, as identified in the governance guidelines, is to create a board of directors that has, as a whole, the skills and background necessary to help us deal with the challenges we face. The governance guidelines provide that directors are not eligible for reelection after attaining age seventy. Candidates are selected so that our board will have a majority of directors who meet the criteria for independence set forth in the New York Stock Exchange listing standards.

Our board of directors nominates only those whom it believes, after appropriate inquiry, will serve our best long-term interests. In deciding whether to renominate a director, our board of directors considers the recommendations of our governance committee, as well as the director’s contribution to us and to our board of directors.

We engaged a search firm to find candidates for election to the board as Mr. McWhorter is no longer eligible for reelection. The search firm provided a list of potential candidates for review and consideration to the sub-committee of our governance committee convened for that purpose. Thomas F. Zenty III was nominated based on a recommendation by one of our current directors.

The governance guidelines prohibit directors from serving on the boards of directors of more than three other public companies, or on the audit committee of more than two other public companies, unless our board of directors determines that such simultaneous service would not impair the ability of the director to serve effectively on our board of directors or audit committee, as applicable. Any determination by our board of directors approving of service on more than two other public company audit committees will be disclosed in our proxy statement.

Additional Governance Policies

Our board of directors has adopted several policies reflecting our governance committee’s ongoing review of our governance structures and policies. Among the policies adopted by our board of directors are processes for:

¿	determining which member or members of our audit committee qualifies as an audit committee financial expert;

¿	conducting the annual evaluation of the effectiveness of our board of directors and its committees; and

¿	conducting the annual evaluation of the independence of each director and committee member pursuant to our policy on director independence.

Code of Conduct and Business Practices

Our board of directors has also adopted the Nationwide Code of Conduct and Business Practices, which is posted on our website, http://www.nationwide.com, under the “NFS Corporate Governance” subsection of the “Investor Relations” area. The code of conduct is available in print, free of charge, to shareholders upon request. You may request a copy by contacting Mark Barnett, Vice President—Investor Relations, by mail at One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331. All directors, executive officers and employees of the Nationwide enterprise are required to adhere to the code of conduct. Per the Securities and Exchange Commission regulations and the New York Stock Exchange listing standards, the code of conduct contains written standards designed to:

¿	deter wrongdoing and to promote honest, ethical conduct including ethical handling of conflicts;

¿	ensure full, fair, accurate, timely and understandable disclosure in regulatory reports and public communications;

¿	ensure compliance with laws, rules and regulations;

¿	ensure prompt internal reporting of violations of the code of conduct; and

¿	ensure accountability for adherence to the code of conduct.

It also contains compliance standards and procedures that facilitate the effective operation of the code of conduct. Our board of directors, or a designated board committee, must approve any waivers from, or amendments to, the code of conduct for directors and executive officers. Any such amendment to or waivers from the code of conduct will be promptly disclosed to the shareholders by posting the waiver or amendment on our website in the location described above.

Independence Standards for Directors

Our board of directors has adopted independence standards for directors, which are attached to this proxy statement as Appendix A and posted on our website, http://www.nationwide.com, under the “NFS Corporate Governance” subsection of the “Investor Relations” area. These standards contain objective standards that our board of directors has determined are appropriate. We qualify as a “controlled company” under the New York Stock Exchange listing standards. A “controlled company” is a company in which an individual, a group or another company holds more than 50% of the voting power. Nationwide Corporation holds 95.2% of our combined voting power. Because we are a “controlled company,” we are not required to meet the New York Stock Exchange listing standards that require a majority of our full board of directors and 100% of our compensation and governance committees be composed of independent directors. However, our board of directors believes that it is good corporate governance to comply with these requirements.

Our board of directors, upon recommendation of our governance committee, determined the independence of each board member at its meeting on February 20, 2008 in accordance with our independence standards for directors. Our board of directors determined that each of our twelve directors are independent. Our board also determined that Thomas F. Zenty III, a Class II director nominee, is independent and has no material relationship with us.

Director Attendance

During 2007, each director attended at least 85% of the aggregate number of meetings of our board of directors and our board committees on which he or she served during the period of his or her service as a director or a member of a committee.

It is the policy of our board that each director attends the annual meeting, unless absence is unavoidable as a result of a conflict or factor beyond the director’s control. All of our current directors attended our last annual meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our shareholders expect our management team to oversee operations so that their investment in us grows in value over time. We motivate our executives to achieve this goal, in part, by delivering direct rewards, including base salary, short-term and long-term incentives and other benefits and perquisites, using compensation programs based substantially on our sustained financial performance. Payments from the awards will increase or decrease according to the extent we meet our performance expectations. The discussion we offer below is intended to show:

¿	how our financial planning process leads to financial objectives;

¿	how we translate financial and individual objectives into incentives;

¿	how we consider individual performance and use other discretionary factors to create flexibility in our compensation programs; and

¿	why we think both the level and form of these rewards help us attract and retain the executive talent we believe is necessary to grow shareholder value.

Compensation Objectives and Philosophy

Our compensation committee believes the compensation program for executive officers should support our business strategies and operate within a competitive framework. In addition, our compensation committee determines compensation based on our overall financial results, as well as individual and group contributions that help build value for shareholders. Our compensation program is designed to drive desired behaviors in our executive officers using a mix of compensation elements to satisfy the personal and financial needs of our current and future workforce given existing business conditions and cost constraints. The objectives of our compensation program are to:

¿	develop a link between pay and performance;

¿	ensure that a substantial percentage of executive compensation is contingent upon both our performance and each executive officer’s individual performance;

¿	attract, retain and motivate top-caliber executive officers;

¿	offer compensation that is competitive in level and form;

¿	build executive share ownership; and

¿	motivate executive officers to focus on building shareholder value.

The following table illustrates our primary compensation components and the intended links to our objectives:

Compensation Element	Description	Links to objectives
Base Salary	Cash compensation that is a fixed component of total compensation

¿       attract and retain top-caliber executive talent

¿       recognize and reward executive officers’ skills, competencies, experience, job responsibilities and individual performance against pre-established objectives

¿       provide a competitive level of compensation for the day-to-day performance of ordinary job duties

Annual Incentive	Cash payments awarded after the completion of a one-year performance cycle	¿ reward executives for achieving financial performance goals ¿ recognize performance on individual objectives relative to the performance of other executive officers

Long-Term Incentive	Cash or equity awards based on performance over multiple years and subject to forfeiture

¿       reward executives for sustained long-term performance

¿       retain and motivate executives to ensure business stability and success

¿       provide compensation that is competitive with that of our peer companies

¿       recognize the performance goals that drive long-term success and create value in the enterprise

¿ Nationwide Value Added Awards	Cash awards based on current as well as year-over-year performance

¿       reward executives for financial results that increase shareholder value

¿       create a link between Nationwide Financial and the entire Nationwide enterprise to better facilitate our shared business model

¿ Stock Options	Equity awards which increase in value over time as our stock price appreciates	¿ align the interests of executive officers and shareholders ¿ encourage stock ownership

Perquisites and Benefits	Includes pension plans, deferred compensation plans and personal perquisites	¿ attract and retain top-caliber executive talent ¿ provide income after retirement and facilitate saving of income for retirement

Benchmarking and Compensation Target-Setting Process

Competitive market data is an important tool used to make decisions on compensation. We compare our compensation practices to companies that compete with us for customers, capital and executive officers and are similar to us in size, scope and/or business focus. Our market data represents more companies than those in the peer group in our performance graph, which is included in our annual report on Form 10-K, in order to provide broad data to management and our compensation committee for comparison purposes. These market data sources include:

¿	life and multi-line insurers and banks;

¿	a subset of Fortune 500 companies comprised of general industry companies ranked from 55 to 175; and

¿	companies that participate in commercially available financial services industry and general industry surveys.

The life and multi-line insurers we used are:

¿       American International Group, Inc.

¿        The Hartford Financial Services Group, Inc.

¿       Lincoln Financial Group

¿       AFLAC, Inc.

¿       CIGNA Corporation

¿       Protective Life Corporation

¿       The Progressive Corporation

¿       Torchmark Corporation

¿ Met Life, Inc. ¿ Allstate Corporation ¿ The Travelers Companies, Inc. ¿ Unum Group ¿ Aetna, Inc. ¿ Phoenix Companies, Inc. ¿ Cincinnati Financial Corporation ¿ The Hanover Insurance Group, Inc.	¿ Prudential Financial, Inc. ¿ Principal Financial ¿ CNA Financial Corporation ¿ The Chubb Corporation ¿ UnitedHealth Group, Inc. ¿ Assurant, Inc. ¿ SAFECO Corporation

The banks we used are:

¿ Wachovia Corporation ¿ American Express Company ¿ PNC Financial Services Group, Inc. ¿ The Bank of New York Mellon Corporation	¿ SunTrust Banks, Inc. ¿ State Street Corporation ¿ Northern Trust Corporation	¿ National City Corporation ¿ KeyCorp ¿ Comerica, Inc.

The surveys we used with respect to the financial services industry are:

¿	U.S. Mercer Property and Casualty Insurance Compensation Survey (Corporate Executive and Management), which we refer to as the “Mercer Property and Casualty Survey”

¿	Towers Perrin Diversified Insurance Study of Executive Compensation, which we refer to as the “Towers Perrin Diversified Insurance Study”

¿	Towers Perrin U.S. Financial Services Industry Executive Compensation Database, which we refer to as the “Towers Perrin Financial Services Database”

The surveys we used with respect to the general industry are:

¿	Hewitt TCM Executive Survey

¿	Towers Perrin U.S. CDB General Industry Executive Database, which we refer to as the “Towers Perrin General Industry Database”

¿	U.S. Mercer Benchmark Database

¿	Hay Executive Compensation Report

We use general industry data for positions that require broad skills that are not unique to our industry, such as our Chief Executive Officer and our Executive Vice President—Finance, Investments and Strategy. We also use market data specific to our industry, if available, for those positions as well as for operational positions that require skills, knowledge and experience specific to the financial services industry including our President and Chief Operating Officer, our Chief Financial Officer, our Senior Vice President—Retail Distribution and In-Retirement Business and our Senior Vice President—Non-Affiliated Sales. Of the sources available to us, including proxy statements of other companies and commercially available surveys, we use the sources we believe have the best matches for our executive officers positions. The following table lists the survey sources used for the executive officers named in our Summary Compensation Table, whom we refer to as our “named executive officers,” and the rationale for using the designated survey sources:

Name	Market Data Sources	Rationale
W. G. Jurgensen	¿ Proxy statements of companies numbered 55 to 175 in the Fortune 500 ¿ The insurance companies and banks listed above	The use of market data representing companies broader in business focus but similar in size, in addition to companies similar to us in size and business focus, is needed to establish a compensation program that reflects competitive practices for a wider range of companies against which we compete for executives with similar duties or skills.

Timothy G. Frommeyer	¿ Towers Perrin Diversified Insurance Study	This industry-specific survey represents companies most like us in size and business focus, and serves as a point of reference.

Mark R. Thresher	¿ Towers Perrin Diversified Insurance Study ¿ Towers Perrin Financial Services Database	These are industry-specific surveys representing companies most like us in size and business focus and have what we believe are acceptable market matches.

Keith I. Millner	¿ Not applicable	No market data is available as his role is not represented in the available survey data.

Robert A. Rosholt	¿ Mercer Property and Casualty Survey ¿ Towers Perrin Diversified Insurance Study	Use of market data representing companies broader in business focus but similar in size, in addition to companies similar to us in size and business focus, is needed to establish a compensation program that reflects competitive

Name	Market Data Sources	Rationale
	¿ Towers Perrin Financial Services Database ¿ Towers Perrin General Industry Database ¿ Mercer Benchmark Database ¿ Hay Executive Compensation Report ¿ Hewitt TCM Executive Survey	practices for a wider range of companies against which we compete for executive officers with similar duties or skills. Several market matches were used as points of reference in order to capture the unique mix of responsibilities reflected in Mr. Rosholt’s position. Data for this variety of roles, either singularly or in combination, is not reliably represented in the positions of named executive officers in other companies’ proxy statements, so we used commercially available surveys in order to capture market data for the full scope of Mr. Rosholt’s responsibilities that positions at select peer companies may not share.

John L. Carter	¿ Towers Perrin Diversified Insurance Study	This industry-specific survey represents companies most like us in size and business focus, and has what we believe is an appropriate market match.

We generally target pay at the market median because we believe this is necessary to compete for talent; however, when necessary to attract or retain exceptional talent, we may target total compensation or an individual element of compensation above the median. Actual pay will vary based on actual results compared to goals. Executive officers can earn top-quartile pay for results that significantly exceed the business plan and/or expectations with respect to individual objectives, and they can earn bottom-quartile pay for results that fail to meet acceptable performance standards.

The following table identifies the target compensation levels and, for our named executive officers for whom we used market data to set compensation levels, target total compensation with respect to those levels. We also provide the rationale for providing total compensation at those levels.

Name	Market Target Total Compensation Level	Named Executive Officer Target Total Compensation as a Percentage of Market Median	Rationale
W. G. Jurgensen	Market data median	103% of median	This is a competitive level of compensation relative to the market data.

Timothy G. Frommeyer	Not applicable	Not applicable	A benchmark match in the industry survey we use for this position does not exist as Mr. Frommeyer’s duties and responsibilities exceed the scope of the position represented in the market data. While we reviewed the market data in the survey noted above, we do not believe the relationship between Mr. Frommeyer’s targets and the current market data median is an accurate reflection of the value of his role. Therefore, subjectivity, which

Name	Market Target Total Compensation Level	Named Executive Officer Target Total Compensation as a Percentage of Market Median	Rationale
included use of market data as a general reference point, comparing Mr. Frommeyer’s targets to the targets of his peers as well as identifying him as a highly valued member of the management team, was applied during 2007 to arrive at total compensation targets we believe are appropriate for the scope of this role.

Mark R. Thresher	Market data median	103% of median	This is a competitive level of compensation relative to the market data.

Robert A. Rosholt	Market data between the median and 75th percentile	117% of median	This is a competitive level of compensation relative to the market data.

John L. Carter	Market data median	96% of median	This is a competitive level of compensation relative to the market data.

Certain executive officers, including Messrs. Jurgensen and Rosholt, provide services to other Nationwide companies in addition to us. The recommendation of the Nationwide Mutual human resources committee for the total compensation paid to Mr. Jurgensen for such services is reviewed and approved by our compensation committee. The portion of total compensation for Mr. Jurgensen and other “shared executive officers” that is allocated to us is determined by our compensation committee and paid by us pursuant to a cost sharing agreement among several of the Nationwide companies. The remainder is allocated to and paid by other Nationwide companies according to the terms of the cost sharing agreement. Amounts we report in this proxy statement reflect only compensation allocated to and paid by us and our subsidiaries. The methodology we use for the allocation of compensation paid to the shared executive officers varies by the executive officer and the type of compensation and is discussed in more detail in “2007 Compensation Programs Design and Implementation.”

Our compensation committee determines the target for total compensation for non-shared executive officers and the allocated target for shared executive officers. The total compensation targets are benchmarked to the competitive external market as well as the individual elements that are distributed among base salary, annual incentive and long-term incentive. We adjust targets for company and individual performance in order to recognize competitive market compensation and performance in determining the final compensation we deliver to executive officers. The committee has different review procedures depending on the level and role of the executive officer. For our top-tier executive officers, including Messrs. Jurgensen, Thresher and Rosholt, Towers Perrin prepares a summary of competitive market data that our compensation committee uses in making compensation decisions. This provides a more impartial frame of reference for these executive officers. For all other named executive officers, our internal compensation department summarizes the competitive market data and provides the information to senior management, our compensation committee and Towers Perrin, as needed, for review and use in decision making. The following is an overview of these review procedures:

W. G. Jurgensen

For W. G. Jurgensen, our Chief Executive Officer, and a shared executive officer, Towers Perrin’s market data summary, which was prepared for the Nationwide Mutual human resources committee, included a summary of the 25th through the 75th percentile market data and covered the following compensation elements: base salary, annual bonus and total annual cash, long term incentives and total direct compensation. Towers Perrin summarized the median market data for the position and explained any adjustments that may be necessary to maintain median or competitive compensation for all of these elements. To adjust for differences in revenue and assets, Towers Perrin used a regression analysis to arrive at market competitive values. Our compensation committee’s final decision on pay is subject to our board’s assessment of Mr. Jurgensen’s performance. Towers Perrin also provided the summary of market data to our compensation committee, and the Nationwide Mutual human resources committee chairman and our compensation committee chairman met to arrive at a consensus as to the elements of Mr. Jurgensen’s pay for 2007. Our compensation committee reviewed the proposed annual allocation percentages on all of Mr. Jurgensen’s elements and approved the allocated targets.

Timothy G. Frommeyer

For Timothy G. Frommeyer, our Chief Financial Officer, and an executive officer who is solely dedicated to us, our compensation committee annually reviews and approves an executive compensation structure that is developed and proposed by our internal compensation department and reviewed by Towers Perrin. This structure is based on aggregate market data for all executive positions in the Nationwide enterprise that have salary survey matches represented in the array of surveys we use for compensation management. The executive compensation structure consists of salary bands with corresponding base salary ranges, annual incentive percentage ranges and long term incentive ranges for jobs at similar levels. For 2007 base salary and incentive targets, our compensation committee reviewed Mr. Frommeyer’s placement within these ranges, the relationship between his current compensation levels and the market data we considered as a point of reference and a summary of his accomplishments in 2006. Our compensation committee also considered recommendations from the President and Chief Operating Officer in considering his 2007 base salary adjustment and incentive target levels.

Mark R. Thresher

For Mark R. Thresher, our President and Chief Operating Officer and an executive officer who is primarily dedicated to us, but who, as a direct report of our Chief Executive Officer, also influences the Nationwide enterprise, Towers Perrin prepared a market analysis of Mr. Thresher’s compensation similar to the analysis they prepared for our Chief Executive Officer. Our compensation committee reviewed this analysis, along with our Chief Executive Officer’s recommendation, in arriving at a decision on Mr. Thresher’s base salary and incentive target levels for the year.

Keith I. Millner

For Keith I. Millner, our Senior Vice President—Retail Distribution and In-Retirement Business and an executive officer who is solely dedicated to us, an appropriate market match was not available. Our President and Chief Operating Officer recommended that Mr. Millner’s target compensation levels should be similar to the heads of our other business segments due to his similar role and responsibilities with respect to his business segment. In arriving at a recommendation for 2007 compensation, our President and Chief Operating Officer also prepared Mr. Millner’s 2006 performance appraisal. Our President and Chief Operating Officer’s recommendation was based on the executive compensation structure described above in the discussion regarding Mr. Frommeyer, and was presented to our compensation committee. Our compensation committee approved base salary and incentive target levels for 2007 based on our President and Chief Operating Officer’s appraisal and recommendation.

Robert A. Rosholt

For Robert A. Rosholt, our Executive Vice President—Finance, Investments and Strategy and a shared executive officer, Towers Perrin summarized the 25th through 75th percentile market data for all pay elements, including the position of Mr. Rosholt’s targets with respect to the market data. The Nationwide Mutual human resources committee reviewed the market data as well as the recommendation of our Chief Executive Officer and Mr. Rosholt’s 2006 performance evaluation in arriving at 2007 target levels. Our compensation committee also reviewed the data and the recommendations of the Nationwide Mutual human resources committee for any base salary and incentive adjustments before approving the allocations of these elements to us.

John L. Carter

For John L. Carter, our Senior Vice President—Non-Affiliated Sales and an executive officer who is solely dedicated to us, our compensation committee reviewed market data for Mr. Carter’s position, his 2006 annual performance evaluation, a summary of his accomplishments for 2006 and the recommendation of our President and Chief Operating Officer. Based on this information, our compensation committee approved his base salary adjustment and his sales incentive plan and incentive target levels for 2007.

Distribution of Pay Elements among Base Salary, Annual Incentives and Long-Term Incentives

We deliver compensation to our executive officers through a mix of base salary, annual incentive, long term incentive, benefit plans, perquisites and deferred compensation plans. The plans and the target incentive opportunities for base salary, annual incentive and long-term incentive are reviewed annually by our compensation committee to evaluate whether the goals provide a competitive company performance plan, a competitive pay mix between base salary, annual incentives and long-term incentives and competitive total compensation, which is the total of base salary, annual incentive and the estimated value of long term incentives, to executive officers. This review and evaluation helps ensure we will continue to retain talent in key areas and provide a framework for recruiting new talent. Management submits proposed total direct compensation based on its review of market competitive trends, individual performance and internal comparisons for our compensation committee’s review and approval. We determine an appropriate mix of pay elements by using the market data trends as a guide; however, in practice, we may adjust individual components above or below the mix represented in the market data while maintaining the recommended target total compensation range. Some of the reasons we may deviate from the mix of elements represented in market data include:

¿	recruiting needs based on compensation received in previous positions;

¿	variation in the market data that indicates that the market data may be volatile;

¿	differences between our position and the positions represented in the market data; and

¿	a desire to change the alignment of our incentives between short-term and long-term goals.

For 2007, the above analysis resulted in the following target compensation levels for the named executive officers:

Name	Base Salary (Percentage of Target Total Compensation)	Target Annual Incentive Percentage (Percentage of Target Total Compensation)	Target Long Term Incentive (Percentage of Target Total Compensation)	Total Compensation Target	Percentage of Total Target Attributed to Target Incentives
W. G. Jurgensen[1]	$189,945 (12.3%)	150% (18.5%)	$1,475,000 (69.2%)	$2,212,730	87.7%
Timothy G. Frommeyer	$305,000 (34.4%)	65% (22.4%)	$382,950 (43.2%)	$886,200	65.6%
Mark R. Thresher	$640,000 (24.9%)	105% (26.2%)	$1,253,300 (48.9%)	$2,565,300	75.1%
Keith I. Millner	$315,000 (41.9%)	55% (23.1%)	$263,200 (35.0%)	$751,450	58.1%
Robert A. Rosholt[1]	$144,720 (21.2%)	125% (26.5%)	$492,000 (52.2%)	$921,420	78.8%
John L. Carter	$315,000 (33.9%)	100% (33.9%)	$300,000 (32.3%)	$930,000	66.1%

[1]

Figures shown for Messrs. Jurgensen and Rosholt represent the amounts allocated to us under the cost sharing agreement. Percentages are calculated based on the total compensation elements, including unallocated amounts which are not shown in the table.

The elements summarized in the table above illustrate the following points relative to our philosophy that there should be a link between pay and performance, and that a substantial percentage of executive compensation should be conditional or contingent upon both our performance and each executive officer’s individual performance:

¿

Consistent with market practices, a relatively small percentage of the total should be distributed as base salary, because compensation should primarily be delivered consistent with performance for our most senior executive officers.

¿	A substantial percentage of the total should be distributed as incentives through a mixture of annual and long-term incentive programs.

¿

Consistent with market trends, our most senior executive officers should have a significant portion of total compensation weighted toward long-term incentives, and executive officers lower in the organization should have a lesser portion of total compensation weighted towards long-term incentives.

¿

For all of our named executive officers, with the exception of Mr. Carter, the largest percentage of the total should be attributed to long-term incentives. Long-term incentives are focused on achievements over multiple years and most closely align with building sustained value for shareholders.

¿

Mr. Carter’s annual and long-term incentives should be relatively equally distributed, as his role is more heavily focused on current year achievements, goals and objectives than other members of our President and Chief Operating Officer’s management team, whose incentives are more focused on our broader financial measures.

2007 Compensation Programs Design and Implementation

In this section we discuss:

¿	what we intend to accomplish with our compensation programs;

¿	why we provide each element of compensation;

¿	how we determine the amount for each element of compensation; and

¿	the impact of performance on compensation.

The principal components of 2007 compensation for the named executive officers are salary, annual incentive and long-term incentive. Each component of compensation serves a different purpose, as discussed in “Compensation Objectives and Philosophy.”

Base Salary

In determining adjustments to named executive officers’ salaries for 2007, our compensation committee evaluated the following:

¿	salaries for comparable positions in the marketplace, taking scope of responsibility into account;

¿	our recent financial performance, both overall and based on key financial indicators;

¿	the annual performance evaluation of each executive officer compared to previously established objectives; and

¿	recommendations from management.

We allocate base salary for Messrs. Jurgensen and Rosholt using a capital-based driver that reflects a combination of relative size, risk, profitability and amount of time spent on us proportionate to other companies within the Nationwide enterprise. To approve adjustments in shared executive officers’ base salary allocation, our compensation committee reviewed the recommendation from management to apply the formula for the capital-based driver and concluded that the resulting salary allocation reflected a reasonable amount based on the services the shared executive officers provided to us.

Aggregate base salary rates for the named executive officers dedicated solely or primarily to us, and allocated base salary rates for Messrs. Jurgensen and Rosholt, our shared named executive officers, increased by a weighted average of less than 1% in 2007. Our compensation committee established these base salary rates for the non-shared named executive officers at levels consistent with the philosophy, objectives and factors we describe above. The overall salary increase percentage reflects the impact of competitive market data and individual and company performance, and enables us to maintain competitive salaries.

The table below identifies the percentage increase or decrease in base salary or allocated base salary, as applicable, for the named executive officers in 2007 as compared to 2006. The table also sets forth the reasons for the change.

Name	% Change	Rationale
W.G. Jurgensen	-23.2%	There was no change in Mr. Jurgensen’s base salary rate as his salary was at a competitive level compared to the median market data; however, there was a decrease in the percentage of his base salary allocated to us.

Timothy G. Frommeyer	5.2%	Mr. Frommeyer exceeded his performance expectations compared to pre-established objectives with respect to risk management, capital management and the strategic planning process.

Mark R. Thresher	10.3%	Mr. Thresher’s 2006 base salary was below the median of the market data based on Towers Perrin’s analysis. He exceeded his 2006 performance expectations compared to pre-established objectives with respect to achievement of the operating plan, identification of an overall strategic plan, improvements in the sales organization and sales processes, improvement in employee engagement and the integration of the Nationwide Bank into our overall business.

Keith I. Millner	7.5%	Mr. Millner exceeded his 2006 performance expectations compared to pre-established objectives with respect to establishment of a retail distribution strategy, launch of our Consumer Solutions Center, integration and segmentation of Nationwide Insurance agents with our business, including assumption of the sales support and supervisory functions, and the successful launch of the Boston College Retirement Risk Index and consumer tool.

Robert A. Rosholt	-20.7%	Mr. Rosholt received an increase from his 2006 base salary rate based on exceeding his 2006 performance expectations compared to objectives with respect to the Nationwide enterprise initiatives he oversees. This base salary increase was offset by a decrease in the percentage of his salary allocated to us.

John L. Carter	5.0%	Mr. Carter exceeded his 2006 performance expectations compared to pre-established objectives with respect to implementation of a consistent sales process across our business segments, establishment of a relationship manager function, and achievement of a 36% increase in variable annuity sales.

The table below identifies, for the named executive officers dedicated solely or primarily to us, a comparison of base salary as a percentage of comparable market data reviewed for similar positions. We are unable to compare allocated salaries for shared executive officers to benchmark data as competitive market data does not recognize an allocation structure.

Name		Base Salary Compared to Median Market Data
W.G. Jurgensen		Not applicable

Timothy G. Frommeyer		We did not use market data to establish Mr. Frommeyer’s base salary for the reasons we discuss in “Benchmarking and Compensation Target-Setting Process.”

Mark R. Thresher		97.7% of the median market data

Keith I. Millner		No market data is available. We established Mr. Millner’s salary target using salaries of our other business segment heads as a guide.

Robert A. Rosholt		Not applicable

John L. Carter		101.0% of the median market data

Our overall pay philosophy is to establish base salaries that are generally at the median of the companies represented in our market data. A departure from the median is typically based on factors such as incumbent experience and industry or functional expertise, scope of job responsibilities as compared to similar positions in the market, special retention needs and executive performance. Towers Perrin considers pay within plus or minus 10% of the median to be competitive, because as market data varies from year to year, market adjustments are not considered to be appropriate for data changes within this range.

Annual Incentive: Senior Executive Incentive Plan, Performance Incentive Plan and Sales Incentive Plan

In 2007, we used annual incentive plans to provide a substantial portion of our executive officers’ total compensation in the form of at-risk pay, which promoted our pay-for-performance philosophy for the named executive officers. These plans provide participants direct financial rewards in the form of annual incentives participants earn subject to the achievement of key financial and strategic objectives. Plan metrics vary based on each executive officer’s role and will be discussed in more detail below.

Each year, our compensation committee sets specific company performance measures, goals for threshold, plan and outstanding results, and weightings for each measurement area under each broad-based corporate plan. Our compensation committee approves a target incentive award opportunity as a percentage of base salary for each participant and approves all payments made under these plans and any other plans used to compensate the named executive officers. We base award opportunities on the executive officers’ responsibilities, value to us, and the target incentive opportunities for executive officers in similar positions at companies reported in the competitive market data. Our use of this market data is discussed for each named executive officer in “Compensation Objectives and Philosophy.”

Annual incentives for shared executive officers, including Messrs. Jurgensen and Rosholt, are allocated to us using a contribution methodology that reflects our relative contribution to the overall score resulting from the weighted performance metrics. The allocation methodology is as follows:

¿	no portion of incentives resulting from metrics based on business unit performance other than our business units is allocated to us;

¿	100% of the incentives resulting from metrics that are specific to us is allocated to us;

¿	incentives resulting from Nationwide enterprise metrics, of which our performance is a component, are allocated to us at the rate we contributed to the overall performance of those metrics; and

¿	incentives resulting from non-financial or strategic objectives for our Chief Executive Officer are allocated to us using the capital-based driver we describe in “Base Salary.”

Senior Executive Incentive Plan

We use the Senior Executive Incentive Plan, which we refer to as the “SEIP,” to establish a maximum award level that would qualify for performance-based compensation deductibility under Section 162(m) of the Internal Revenue Code. Our compensation committee approves participants annually for the SEIP based on recommendations from management as to those executive officers who are likely to be subject to Section 162(m) of the Internal Revenue Code. For 2007, all of the named executive officers participated in the SEIP except for Mr. Millner, as management did not anticipate that his compensation would be subject to limitations under Section 162(m) of the Internal Revenue Code.

Pursuant to the SEIP, we may fund annual incentive compensation awards for certain senior executive officers, including the named executive officers. We base SEIP funding on the executive officer’s level of achievement of performance goals our compensation committee establishes before the end of the first quarter of each calendar year. We may base funding on criteria including, but not limited to, return on equity, operating earnings per share, share price performance, revenue and/or sales and expense levels. Our compensation committee establishes minimum, plan and maximum levels of performance goals. No funding will occur with respect to performance goals if the executive officer does not achieve the minimum level of performance. Maximum performance could result in payment of 250% of the target level established for the award to meet the requirement that a maximum award level be established under Section 162(m) of the Internal Revenue Code. This maximum is consistent with our practices in our other broad-based incentive plans. The maximum possible payment to any participant in the SEIP is $5,000,000.

Based on actual results compared to established goals, we establish an incentive pool. Our compensation committee then assesses each executive officer’s overall performance, company financial performance and other measures, including individually established goals, which we describe below, and distributes payments under the Performance Incentive Plan, which we refer to as the “PIP,” or the Sales Incentive Plan, which we refer to as the “SIP,” out of the incentive pool based on this assessment.

For 2007, the objective performance criteria under the SEIP that we used to measure performance for all of the named executive officers participating in the SEIP were:

Performance Criteria	Weight
Net Operating Earnings per Common Diluted Share	40%
Operating Revenue Growth	40%
Net Operating Return on GAAP[1] Equity	20%

1 Generally accepted accounting principles

Performance Incentive Plan

Under the PIP, we make annual payments to certain executive officers after our compensation committee determines the incentive pool funded through the SEIP. In 2007, all of our named executive officers participated in the PIP with the exception of Mr. Carter, who participated in the SIP for reasons we discuss below. Our performance measures under the PIP are based on a broad series of key financial, business and strategic results, as well as individual performance measures. The specific measures vary by executive officer depending on individual positions and roles. Our compensation committee reviews the recommendations of management to adjust the results used for incentive purposes to exclude the impact of one-time or unusual financial items that have impacted actual performance but that management believes should not result in a penalty or credit for incentive purposes. Such adjustments are subject to the approval of our compensation committee. Examples of these adjustments include:

¿	gains and losses from the acquisition or divestitures of businesses and/or operations and related deferred costs;

¿	non-recurring, unanticipated tax adjustments; and

¿	errors and/or omissions during target calculations.

Our compensation committee has authorized the use of discretion by our Chief Executive Officer to adjust incentive payments after the above adjustments are applied by up to plus or minus 25%. Proposed adjustments greater than plus or minus 25% require our compensation committee’s approval, as does a final score greater than 250% of the target amount. For certain senior executive officers and Section 16 officers, including our named executive officers, our Chief Executive Officer’s use of this discretion is subject to approval of the final payment by our compensation committee. Our Chief Executive Officer may use discretion to determine if the accomplishments are not adequately reflected in the calculated performance score, and may include, but are not limited to:

¿	changes in industry and competitive conditions that occur after target setting;

¿	execution and achievement of key performance indicators that have a longer-term financial impact;

¿	performance of key performance indicators such as customer experience, associate engagement and agency ratings, that may not be reflected in the financial results; and

¿	achievement of financial results consistent with company values.

Under the PIP, the participant is assigned a target incentive amount representing a percentage of the participant’s year-end base salary, which is up to 150% depending on the individual’s position, as we discuss in “Benchmarking and Compensation Target-Setting Process.”

The actual amount Messrs. Jurgensen, Thresher and Rosholt receive under the PIP will be a percentage of the target incentive depending solely on the achievement of the business and individual performance measures. For other participants, including Messrs. Frommeyer and Millner, incentive payments are made from a pool calculated by adding the total of all participants’ incentive target amounts within an organizational unit, then multiplying this amount by the overall performance score for the year and further adjusted, if applicable, by the exercise of discretion by our Chief Executive Officer. This establishes the maximum amount we will pay to the participants in the same pool, whether shared among participants or paid to a single individual. Messrs. Frommeyer’s and Millner’s organizational unit, for the purpose of establishing an incentive pool, consisted of themselves and our President and Chief Operating Officer’s other direct reports who participate in the PIP. Our President and Chief Operating Officer then reviews each of the participants within this pool to evaluate personal performance and individual contributions relative to the other participants in the pool. To the extent our President and Chief Operating Officer uses discretion to reduce or eliminate the award of a participant in the pool, including Messrs. Frommeyer and Millner, the amount of incentive not awarded to that participant is included in the total amount available in the pool and will be distributed proportionally to the other participants.

Any amount we pay under the PIP that exceeds the maximum award our compensation committee determines under the SEIP will not be considered to be performance-based compensation under Section 162(m) of the Internal Revenue Code. Therefore, this amount would not be a deductible compensation expense, unless the total of all non-performance-based compensation for a particular executive officer was less than $1,000,000.

We determine the annual incentive performance metrics and weights after an analysis of our financial and strategic goals and those of the Nationwide enterprise, such as revenue growth, profitability and capital efficiency and strategic objectives. With the exception of the strategic objectives, these are standard financial metrics we use to measure our performance. External analysts also use them to measure our performance against that of our peers. When determining performance levels for the PIP payout scale, our compensation committee considered the current year to new plan year net income sustainable earnings growth, probability of attaining goals and confidence level, industry and competitor outlook, historical run rate input, trend results and risk assessment. The 2007 relationship between business plan performance and incentive payments under the PIP for metrics that are specific to us was as follows:

¿	attainment of 85% of the business plan would have generated an incentive payment of 50% of the target amount;

¿	attainment of 100% of the business plan would have generated an incentive payment of 100% of the target amount; and

¿	attainment of 115% of the business plan would have generated an incentive payment of 200% of the target amount.

The financial goals used in the tables below are defined as follows:

¿	We calculate “NFS net operating earnings” by adjusting net income to exclude the following, all net of taxes:

•	non-operating net realized investment gains and losses;

•	discontinued operations; and

•	the cumulative effect of the adoption of accounting principles.

¿	We calculate “NFS net operating earnings per common diluted share” by dividing net operating earnings by the number of weighted average common diluted shares outstanding.

¿

We calculate “NFS operating revenues” by adjusting total revenues to include only net realized investment gains and losses that are related to operating items, such as periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to securitizations.

¿	We calculate “NFS net operating return on GAAP equity” by dividing net operating earnings by average shareholders’ equity excluding accumulated other comprehensive income.

¿

“Sales” is a production volume metric used in the insurance industry as a measure of the volume of new and renewal business generated in a period. Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Additionally, our definition of sales may differ from that used by other companies. As used in the insurance industry, sales, or similarly titled measures, generate customer funds managed and administered, which ultimately drive revenues. As calculated and analyzed by management, statutory premiums and deposits on individual and group annuities and life insurance products calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and deposits on administration-only group retirement plans and our advisory services program are adjusted as described below to arrive at sales. Life insurance premiums determined on a GAAP basis are significantly different than statutory premiums and deposits. Life insurance premiums determined on a GAAP basis are recognized as revenue when due, as calculated on an accrual basis in proportion to the service provided and performance rendered under the contract. In addition, many life insurance and annuity products involve an initial deposit or a series of deposits from customers. These deposits are accounted for as such on a GAAP basis and, therefore, are not reflected in the GAAP income statement. On a statutory basis, life insurance premiums collected on a cash basis, and deposits received on a cash basis, are aggregated and reported as statutory premiums and annuity consideration revenues. Sales, as reported by us, are stated net of internal replacements, which we believe provides a more meaningful disclosure of production in a given period. In addition, our definition of sales excludes certain other items that potentially can mask trends in the underlying business and thus do not provide meaningful comparisons and analyses. We believe that the presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer-term trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition.

¿	We calculate our “investment performance” as predefined external benchmarks for one-, three- and five-year weighted net value added and incremental returns.

Our compensation committee approved the following objectives under the PIP for 2007, which include a method to measure our financial performance relative to the peer companies included in our performance graph. The target amounts for the PIP vary by executive officer based on the analysis discussed in “Benchmarking and Compensation Target-Setting Process.” Following are the annual incentive performance metrics and weights for Messrs. Jurgensen, Frommeyer, Thresher, Millner and Rosholt:

2007 PIP Metrics and Performance for W. G. Jurgensen, Timothy G. Frommeyer,

Keith I. Millner, Mark R. Thresher and Robert A. Rosholt

	Weights (%)
Metric	W.G. Jurgensen	Timothy G Frommeyer and Keith I. Millner	Mark R. Thresher	Robert A. Rosholt	2007 Established Business Goals	2007 Incentive Performance Results	Allocation Methodology
Enterprise Consolidated Net Operating Income[1]	30	10	30	75	$620,900,000[3]	$640,000,000[3]	NFS contribution to consolidated net operating income for Messrs. Jurgensen and Rosholt, otherwise allocated 100% to NFS

NFS Net Operating Earnings per Common Diluted Share	20	36	28		$4.25	$4.46	Allocated 100% to NFS

NFS Operating Revenue Growth		36	28		6.09%	6.69%	Allocated 100% to NFS

NFS Net Operating Return on GAAP Equity		18	14		11.10%	11.54%	Allocated 100% to NFS

Strategic Nonfinancial Objectives	30				Discussed below	117% of plan	Capital-based driver

Other Business Unit Metrics[2]	20				Not applicable	Not applicable	No allocation to NFS

Office of Investments scorecard				25	NFS and Nationwide Mutual Investment performance relative to standard investments benchmarks	133% of plan	NFS assets under management and NFS incremental return performance relative to pre-established goals

[1]	Consists of net operating income for the Nationwide enterprise, including the portion attributed to us that is listed in the table.
[2]	These objectives do not relate to us and we do not pay for incentives based upon them.
[3]	Represents NFS net operating income only. This amount is unaudited.

Sales Incentive Plan

John L. Carter participated in the SIP in 2007. The primary focus of this plan was on non-affiliated sales channel results and our overall business segment sales results. These metrics represent 85% of his total target incentive. As Mr. Carter is the leader of the sales organization, the SIP was designed with a primary emphasis on results that his management directly influences. These metrics are consistent with prevalent practices for similar roles in the industry. In addition, 15% of his 2007 scorecard had the same metrics under which we measure other members of our President and Chief Operating Officer’s management team, thus maintaining alignment with our overall financial goals. For 2007, the maximum award opportunity for the plan was 150% of his base salary. Our Chief Executive Officer has the discretion to adjust this award to up to 250% of base salary subject to approval by our compensation committee of the final payment under the SIP. Our Chief Executive Officer did not exercise this discretion in 2007.

When determining the performance levels for the payout under the SIP, our compensation committee considered the current plan year to new plan year rates of sales growth. We used a different incentive scale for each of our various business segments and distribution channels to reflect key differences among the business segments and distribution channels, such as:

¿	The competitive environment in which each business segment and distribution channel operates;

¿	The outlook for sales growth of the industry and competitors;

¿	The level of maturity of each business segment and distribution channel, and historical rates of sales growth we have achieved; and

¿	Our expectation as to the difficulty of achieving the planned rates of sales growth in each business segment and distribution channel.

Attaining 100% of the planned sales level for 2007 would have generated an incentive payment ranging from as low as 100% of the target level in some business segments and distribution channels to as high as 150% of the target level in others.

Following are the annual incentive performance metrics and weights for the SIP:

2007 SIP Metrics and Performance for John L. Carter

Performance Criteria	Weight	2007 Established Goals	2007 Incentive Performance Results[1]
Non-Affiliated Channel Sales Goals (weighted 57%):
Independent Broker Dealers	22.78%	$6,005,500,000	$6,086,700,000
Wirehouse & Regional Firms	17.09%	$2,728,700,000	$2,879,000,000
Financial Institutions	17.09%	$2,585,100,000	$2,489,600,000
Business Segment Goals (weighted 28%):
Individual Investments	11.22%	$5,853,000,000	$5,979,000,000
Retirement Plans Group (Private Sector)	5.61%	$6,591,000,000	$6,423,100,000
Retirement Plans Group (Public Sector)	2.81%	$4,202,000,000	$4,268,100,000
Individual Protection (Unaffiliated 1st year)	3.16%	$226,200,000	$232,200,000
Individual Protection (Nationwide Financial Network 1st year)	1.05%	$33,400,000	$37,100,000
Individual Protection (Total Renewal)	3.16%	$901,700,000	$924,400,000
Individual Protection (Corporate)	1.05%	$488,600,000	$552,700,000
NFS Metrics (weighted 15%):
Enterprise Consolidated Net Operating Income[2]	1.50%	$620,900,000 [3]	$640,000,000 [3]
NFS Net Operating Earnings per Common Diluted Share	5.40%	$4.25	$4.46
NFS Operating Revenue Growth	5.40%	6.09%	6.69%
NFS Net Operating Return on GAAP Equity	2.70%	11.10%	11.54%

[1]	These amounts are unaudited.
[2]	Consists of net operating income for the Nationwide enterprise, including the portion attributed to us that is listed in the table.
[3]	Represents our net operating income only.

Determination of the Final Payments

To determine the 2007 annual incentive compensation payments for the named executive officers, our compensation committee first considered the financial-based objectives under the SEIP as identified above. The results of these financial objectives resulted in a performance-based funding level of 234% of the target amount for the performance-based incentive pool.

Our compensation committee then assessed each executive officer’s performance under the PIP or SIP, as applicable, considering the measures in the tables above as well as the executive officer’s overall performance, our overall financial performance and individual objectives. In assessing final performance for the PIP, our compensation committee reviewed actual performance relative to established goals and considered the following items: earnings quality, industry results, achievement of strategic performance metrics and capital stewardship. This review resulted in the following adjustments to our financial results for incentive payment purposes under the PIP:

¿	Our compensation committee adjusted consolidated net operating income to:

•	exclude income resulting from unlocking deferred policy acquisition cost assumptions;

•	include the operating results of TBG Insurance Services Corporation, which we reported in discontinued operations for GAAP purposes;

•

exclude the operating results prior to the acquisition date of Nationwide Funds Group, which we acquired during the year and whose results we included retroactively for GAAP purposes, and to exclude certain non-recurring costs related to the acquisition;

•	exclude a large tax benefit realized on prior year corporate-owned life insurance business; and

•	exclude expenses associated with restructuring a portion of another Nationwide enterprise operating entity.

¿	Our compensation committee adjusted NFS net operating income, operating earnings per common diluted share, and net operating return on GAAP equity to:

•	exclude income resulting from unlocking deferred policy acquisition cost assumptions;

•	include the operating results of TBG Insurance Services Corporation, which we reported in discontinued operations for GAAP purposes; and

•

exclude the operating results prior to the acquisition date of Nationwide Funds Group, which we acquired during the year and whose results we included retroactively for GAAP purposes, and to exclude certain non-recurring costs related to the acquisition.

¿	Our compensation committee adjusted operating revenue growth to:

•	include revenues of TBG Insurance Services Corporation, which we reported in discontinued operations for GAAP purposes;

•

exclude revenues prior to the acquisition date of Nationwide Funds Group, which we acquired during the year and whose results we included retroactively for GAAP purposes, and to exclude certain unanticipated revenues associated with the group; and

•	assure the proper treatment of certain intercompany transactions.

¿	Our compensation committee did not adjust the business results under the SIP.

These adjustments, which are reflected in the “2007 Incentive Performance Results” column in the “2007 PIP Metrics and Performance for W.G. Jurgensen, Timothy G. Frommeyer, Keith I. Millner, Mark R. Thresher and Robert A. Rosholt” table above, produced, in total, a lower incentive than we would have determined without such adjustments.

For Mr. Jurgensen, our compensation committee also considered non-financial objectives that were proposed by management, including Mr. Jurgensen, reviewed and discussed by our compensation committee and the Nationwide Mutual human resources committee, and approved by our full board. These non-financial objectives focused on the following five categories:

¿	The Nationwide enterprise’s associates

•	creating an engaging work experience for associates;

•	continuing a cultural transformation based on the Nationwide enterprise’s core and performance values and its beliefs about diversity and inclusion;

•	ensuring a diverse talent pipeline for senior leadership positions;

•	creating and emphasizing a culture of innovation; and

•	implementing a learning and development strategy across the Nationwide enterprise.

¿	The Nationwide enterprise’s customers

•	creating a customer experience that differentiates the Nationwide enterprise from its competitors; and

•	growing the Nationwide enterprise’s base of customers.

¿	The Nationwide enterprise’s relative performance

•	identifying relevant strategic and peer group performance measures; and

•	improving the performance of the Nationwide enterprise relative to the industry.

¿	The Nationwide enterprise’s strategic planning and execution

•	strengthening the annual strategy process;

•	improving the clarity of presentations to the board and obtaining input from the board as part of the continuous planning process;

•	focusing our planning on market opportunities and growth strategies;

•	identifying key risks; and

•	anticipating the impact of the proposed strategies on the projected results of the companies.

¿	Mr. Jurgensen’s effectiveness in building relationships with key stakeholders

Each director on both the Nationwide Mutual board of directors and our board of directors gave Mr. Jurgensen a rating on a three-point scale for each objective and an overall rating on the same scale. Our compensation committee and the human resources committee of Nationwide Mutual each met separately to reach consensus on his non-financial objectives. The Nationwide Mutual human resources committee chairman and our compensation committee chairman then met to discuss these ratings and arrive at a common overall score that was approved by both the Nationwide Mutual board of directors and our board of directors.

In determining Messrs. Jurgensen’s and Rosholt’s payments for 2007, our compensation committee also considered the provisions of the cost sharing agreement and the allocation methodology previously established for annual incentives.

Our compensation committee also approved an upward adjustment to the final payment our President and Chief Operating Officer recommended for Mr. Frommeyer based on incentive dollars available in his pool that were not awarded to other participants. Mr. Millner’s incentive was reduced to an amount established in his employment release agreement. There were no adjustments to incentives based on individual performance.

Our compensation committee then exercised its discretion, as permitted under the SEIP, to reduce the payment allocated to and paid for by us for all of the named executive officers who participated in the SEIP.

The resulting cash payouts, which are shown in columns (d) and (g) of the “Summary Compensation Table for 2007,” are as follows:

Name	Comparison of Annual Incentive Payment to Target	Summary of Rationale
W. G. Jurgensen	121% of target	Performance compared to the PIP objectives, reduced by adjustments to actual financial results

Timothy G. Frommeyer	146% of target	Performance compared to the PIP objectives, reduced by adjustments to actual financial results, and increased by dollars that were not awarded to other participants in his pool

Mark R. Thresher	137% of target	Performance compared to the PIP objectives, reduced by adjustments to actual financial results

Keith I. Millner	100% of target	Terms of employment release agreement to award target amount

Robert A. Rosholt	141% of target	Performance compared to the PIP objectives, reduced by adjustments to actual financial results

John L. Carter	115% of target	Performance compared to the SIP objectives, reduced by adjustments to actual financial results of the NFS metrics

Long-Term Incentive

In 2007, our compensation committee administered the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan, which we refer to as the “LTEP,” to award long-term incentives to our named executive officers. Long-term incentive compensation constitutes a significant portion of an executive officer’s total compensation package, consistent with our philosophy of emphasizing pay that is conditional or contingent on our performance. We accomplish our objectives by using a mix of nonqualified stock options and Nationwide Value Added awards, which we refer to as “NVA awards.” Stock options create a direct alignment of the interests of our executive officers and shareholders and encourage stock ownership, while NVA awards create a link between executive officers and the entire Nationwide enterprise. The distribution of executive officers’ long-term incentive between stock options and NVA awards varies by executive officer and depends on the role each executive officer plays within Nationwide Financial, as discussed below.

NVA

The NVA metric rewards long-term performance based on the creation of economic value. Two metrics comprise the NVA performance score: (i) net income after capital charge, which we refer to as “NIACC,” and (ii) the year-over-year change in NIACC.

We create economic value and award target incentive amounts when NIACC equals the cost of capital. The incentive award will be lesser or greater to the extent actual performance is above or below the cost of capital.

The NIACC metric represents 50% of the NVA performance score. We calculate the metric by dividing net income, adjusted from actual results for certain accounting and one-time financial transactions, by the average capital of the enterprise. We compare the result of this calculation to our cost of capital, which was 9% for 2007.

The change in NIACC represents the other 50% of the NVA performance score. We calculate this metric by:

¿	multiplying ((2007 NIAAC—2006 NIACC)—(0.5% of the ending capital from the prior year)) by three;

¿	dividing the results of the above calculation by the average adjusted capital multiplied by the cost of capital; and

¿	adding one.

The change in NIACC metric measures the year-over-year growth in net income after capital charge, with a requirement that the capital must grow at least 0.5% over the previous year’s ending capital to achieve target.

If the final performance score for the year is equal to one, we will award the target incentive amount. If the performance score is less than one, the incentive award will be less than target and if the performance score is greater than one, the incentive award will be greater than target.

Each executive officer’s long-term incentive target is multiplied by the final performance score to determine the current year award. The award is added to or subtracted from the opening balance of a bookkeeping account for the executive officer, which we refer to as a “bank.” The executive officer receives one-third of the positive bank balance, if any, as the long-term incentive payment. The remaining two-thirds of the bank are carried over to the following year.

NVA awards for non-shared executive officers are allocated 100% to us. No portion of the NVA awards for Messrs. Jurgensen and Rosholt are allocated to us, as we discuss below.

At their February 2008 meeting, our compensation committee approved the following changes to the NVA metric for the 2008 performance year:

¿

The NVA award will be calculated with 100% of the score attributed to the NIACC metric. When the NVA metric was introduced in 2004, our NVA performance was below the cost of capital. Our performance now exceeds the cost of capital. When we achieve net income in excess of the cost of capital, the capital base continues to grow and this continuous growth metric becomes unsustainable. Therefore, we eliminated the year-over-year change in NIACC metric.

¿

Because of the long-term nature of the payment method we use, in which we pay one-third of the bank balance each year, a factor for the time value of money will be added, which we will determine using market data. By adding a factor for the time value of money, participants will have the opportunity to receive target incentive for year-over-year target performance.

Stock Options

Generally, our compensation committee grants options at their first meeting of the year. This annual award occurs after our annual earnings are released. For all grants, we set the grant date and option exercise price, which is the market closing price, pursuant to the terms of the LTEP and as of the date our compensation committee approves the grant. Our compensation committee may also approve grants at other times of the year, generally for newly hired or promoted executive officers. Typically, our compensation committee approves these grants at the nearest scheduled committee meeting after the date of hire. However, in the case of new hires, our compensation committee may approve the grant in advance of the executive officer’s hire date if the timing of the nearest committee meeting permits. In such a case, the grant date and exercise price are established on the approval date as the date of hire. We schedule the regular committee meetings more than a year in advance, and we do not time the meetings to coincide with the release of material, non-public information.

Our compensation committee has delegated to the officer election committee the authority to approve option grants of less than 10,000 shares to executive officers with the exception of certain senior executive officers and

Section 16 officers. The officer election committee follows the same general procedures for grant approval that our compensation committee does. Neither our compensation committee nor the officer election committee plans to time, nor have they timed, the release of material non-public information for the purpose of affecting the value of executive officer compensation, and they do not intend to time, nor have they timed, grants of options to take advantage of the release of such information.

After arriving at a target dollar value for option awards, we use a valuation methodology to calculate the number of shares we will award. Annually, Towers Perrin recommends an estimated Black-Scholes value, which is expressed as a fraction of the share price, and was 0.30 for 2007, to use in a conversion formula for the entire year. Our compensation committee uses this estimated Black-Scholes value rather than a precise Black-Scholes value so that a consistent methodology is used for all awards in the year, rather than basing grant values on a factor that fluctuates during the year. We apply this estimated Black-Scholes value to the average closing price for our Class A common stock for the previous thirty calendar days. We use this average to prevent any advantages or disadvantages that may occur if a single day’s price were used when determining the number of shares to grant. The value we expense for all stock option awards is allocated 100% to us.

At the nearest practical date prior to finalizing award recommendations for the relevant compensation committee or officer election committee meeting, we apply the following formula to the target dollar value:

target value	=	number of option shares
(average closing price for our stock for the previous 30 calendar days × 0.30)

The total long-term opportunity we grant to the named executive officers consists of a mix of elements intended to align the long-term opportunity with our performance, the performance of other business units the executive officers support as well as the performance of the Nationwide enterprise as a whole. Because shared executive officers, including Messrs. Jurgensen and Rosholt, provide services to other Nationwide companies as well as to us, our compensation committee determined that a large proportion of their long-term incentive should be granted in the form of an NVA award that reflects the performance of the Nationwide enterprise as well as our performance, and better reflects the allocation of their time to shared functions, as well as to various other Nationwide enterprise companies. Accordingly, 75% of their total long term opportunity was in the form of an NVA award. Greater weight is placed on NVA awards for shared executive officers than for non-shared executive officers to reflect results they have the most ability to influence. This creates a greater link between shared executive officers and the entire Nationwide enterprise compared to executive officers who primarily or solely support us.

Prior to 2007, a portion of the cash payments made from the bank each year to shared executive officers, including Messrs. Jurgensen and Rosholt, was allocated to us pursuant to the cost sharing agreement. For 2007, our compensation committee determined that the allocation of NVA payments for Mr. Jurgensen and his direct reports who are shared executive officers, when taken in tandem with the allocation of their stock options, resulted in a disproportionate percentage of total long-term incentive allocated to us relative to their overall role with respect to us and our subsidiaries. Therefore, our compensation committee eliminated the allocation of NVA payments to us for Mr. Jurgensen and his direct reports with the exception of Mr. Thresher, who primarily supports Nationwide Financial. This reduced the overall percentage of long-term incentive allocated to us and better-aligns with the services they provide to us. Moreover, since our performance is still a component of their NVA awards, alignment of all long-term incentives with our interests and the interests of our shareholders is maintained.

Messrs. Jurgensen and Rosholt received the remaining 25% of their long term incentive opportunity in the form of options to purchase shares of our Class A common stock, with the options vesting ratably over three years. This maintains alignment of the interests of these executive officers with those of our shareholders and encourages stock ownership. These option awards are reported in the “Grants of Plan-Based Awards in 2007” table.

For executive officers who provide all of their services to Nationwide Financial and its subsidiaries, including Messrs. Frommeyer, Millner and Carter, and for Mr. Thresher who primarily supports us, but who, as a direct report of our Chief Executive Officer, also influences the Nationwide enterprise, we focus the long-term opportunity more heavily on our shareholder value than we do for shared executive officers. This weighting recognizes the greater influence of these executive officers over results that serve as the basis for our share price valuation. Therefore, of the total long term opportunity for 2007, our committee awarded Messrs. Thresher, Frommeyer, Millner and Carter 50% in the form of an NVA award and 50% in the form of options to purchase shares of our Class A common stock, with the options vesting ratably over three years. These awards are reported in the “Grants of Plan-Based Awards in 2007” table.

As we discussed in “Benchmarking and Compensation Target-Setting Process,” we established long-term incentive targets based on a review of relevant market data and/or comparisons to other business segment heads. The NVA award is based on NVA performance, and all participants are subject to the same calculation. For 2007, the NVA awards were 54% of the target amount, which we credited to the bank. We paid one-third of the total positive bank balance in cash, which included the positive bank balance carried forward from the previous years’ awards, if applicable, and two-thirds of the balance remains in the bank. For non-shared named executive officers, the award amount resulting from the 2007 performance period is reported in column (g) of the “Summary Compensation Table for 2007.”

Personal Benefits and Perquisites

We provide certain perquisites and other personal benefits, including pension plans, deferred compensation plans and personal perquisites, to executive officers we believe are consistent with market competitive practices. Incremental costs, as applicable, are included in columns (h) and (i) of the “Summary Compensation Table for 2007.”

Termination Benefits and Payments

It is Nationwide’s practice to provide employment agreements to the Chief Executive Officer and a limited number of senior executive officers, including most of the Chief Executive Officer’s direct reports. Of the named executive officers, we have entered into an employment agreement with Mr. Thresher and Nationwide Mutual has entered into employment agreements with Messrs. Jurgensen and Rosholt. We believe these agreements are a standard industry practice for these positions and are necessary to attract and retain executive officers at this level. The agreements protect the executive officer with regard to compensation and benefits, and in exchange for those benefits, the executive officer agrees to keep company information confidential, agrees not to solicit our employees or customers and agrees not to compete with Nationwide. We provide additional information with respect to post-termination benefits provided under these employment agreements in “Potential Payments Upon Termination or Change of Control.”

Certain termination-of-employment events trigger post-termination payments and benefits. Those events include retirement, change of control, severance, termination for cause, death, disability and voluntary termination. We describe the details of the benefits and payments made upon termination in “Potential Payments Upon Termination or Change of Control.”

During 2007, our compensation committee reviewed a summary of a competitive analysis of the prevalent components of executive employment agreements that was previously presented to the Nationwide Mutual human resources committee. Based on this analysis, which included Towers Perrin’s assessment that the provisions of our employment agreements are generally competitive, our compensation committee agreed with the recommendations of the Nationwide Mutual human resources committee to replace Mr. Thresher’s employment agreement with an executive severance agreement effective January 1, 2008. The terms of the severance agreement are substantially similar to the previous employment agreement, with the exception of the following:

¿	elimination of the change-of-control benefits based on market competitive trends;

¿	modifications to bring the agreement into compliance with Section 409A of the Internal Revenue Code;

¿	updates to the provisions related to severance plans to define the treatment of certain long-term awards that have been either eliminated or introduced since the original agreements were executed; and

¿	elimination of the references to certain perquisites we had previously discontinued for executives.

Stock Ownership Guidelines

Our compensation committee and board of directors adopted stock ownership guidelines in 2002, which were subsequently revised in 2006, to further encourage executive officers to build and maintain ownership of our Class A common stock. The guidelines suggest that our executive officers build and maintain holdings of our Class A common stock within five years as follows:

Executive Officer Level	Five-Year Target
Chief Executive Officer	5 × allocated base salary

President and Chief Operating Officer	4 × base salary

Other direct reports to our Chief Executive Officer	2 × allocated base salary

Direct reports to our President and Chief Operating Officer	2 × base salary

The following types of equity holdings are applicable to compliance with the ownership guidelines:

¿	direct ownership of our Class A common stock;

¿	the value of vested restricted stock deferred into the NFS Common Stock Fund of the Nationwide Officer Deferred Compensation Plan;

¿	the positive difference between the current fair market value and the option exercise price of any outstanding, vested stock option awards;

¿	the value of unvested restricted stock grants;

¿

the value of indirect holdings that are owned by (i) a family trust where the executive officer, his or her spouse or minor child is the named trustee, or (ii) an immediate family member living in the same household; and

¿	the value of balances allocated to the NFS Common Stock Fund of the Nationwide Officer Deferred Compensation plan.

Planned sales by executive officers subject to the ownership guidelines are reviewed by our Chief Executive Officer and a stock sale review committee, which consists of our Chief Executive Officer and three other senior Nationwide executive officers. Each July or August, our compensation committee reviews ownership level achievement for all executive officers subject to the ownership guidelines. As of the last review, all of the named executive officers had either achieved their ownership requirement or were within the five-year period specified to achieve the requirement. Executive officers who have not yet achieved their recommended ownership levels may have limitations placed on future stock sales, but otherwise we do not have a stock retention policy for executive officers. Neither do we have a policy regarding the hedging of the economic risk of ownership requirements.

Policy on Disgorgement of Compensation

If we restate a financial statement due to our material noncompliance with any financial reporting requirement under the securities laws, and such noncompliance is a result of misconduct, our Chief Executive Officer and our Chief Financial Officer are required to reimburse us for any bonuses and other incentive-based or equity-based compensation they received, and any profits they may have realized from the sale of our securities, within the twelve-month period beginning on the date on which we first publicly issued the financial statements that were later restated or filed them with the Securities and Exchange Commission, whichever occurs first.

Impact of Regulatory Requirements on Compensation: Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that executive compensation in excess of $1,000,000 paid to certain executive officers in any calendar year is not deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Internal Revenue Code. Our compensation committee will continue to rely on performance-based compensation programs that are intended to meet these requirements. Programs have been, and will continue to be, designed to meet, in the best possible manner, corporate business objectives. Awards under both the SEIP and LTEP are intended to qualify as “performance-based compensation” for the purposes of Section 162(m) of the Internal Revenue Code. However, our compensation committee may also award compensation that is not fully deductible if our compensation committee determines that such an award is consistent with our philosophy and is in our best interests and those of our shareholders. We intended that all compensation we paid to our named executive officers in 2007 be deductible compensation under Section 162(m) of the Internal Revenue Code.

Conclusion

As we discuss in “Compensation Objectives and Philosophy,” we design our compensation programs to be competitive, to attract and retain top talent and to drive our performance, with the ultimate goal of increasing shareholder value. To attain these objectives, we compare ourselves to other companies that are similar to us in setting pay levels, financial objectives and individual objectives. In 2007, the financial objectives for incentive purposes were established to reward value-creating performance. Achieving target pay under the 2007 annual incentive plans required us to meet our annual financial goals, and, in fact, they were exceeded. We also awarded a meaningful percentage of our long-term compensation in stock options in order to tie our compensation plans directly to increasing shareholder value. We and our compensation committee believe that our executive compensation programs appropriately reward performance and result in reasonable actual pay relative to our performance in 2007. The targets are competitive with the external market and provide us with a method to reward our executive officers at a level that is commensurate with our performance and the accomplishment of strategic initiatives.

Compensation Committee Report

The compensation committee of the board of directors of Nationwide Financial has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

Nationwide Financial Services, Inc. Compensation Committee

David O. Miller, Chairman

James G. Brocksmith, Jr.

Donald L. McWhorter

Gerald D. Prothro

Certain of our executive officers, including Messrs. Jurgensen and Rosholt, provide services to other Nationwide companies in addition to Nationwide Financial. The human resources committee of Nationwide Mutual, our ultimate parent company, determines the compensation paid to these executive officers for service to other Nationwide companies. Our compensation committee determines the portion of total compensation for these executive officers that is allocated to us. We then pay that allocated portion in accordance with the terms of the cost sharing agreement among Nationwide Mutual and certain of its subsidiaries, including Nationwide Financial. Other Nationwide entities pay the remaining portion of the compensation for Messrs. Jurgensen and Rosholt according to this cost sharing agreement. Amounts we report in this proxy statement reflect only the portion of compensation that we and our subsidiaries pay and that has been approved by our compensation committee, unless otherwise noted. See “Certain Relationships and Related Transactions” for a description of the cost sharing agreement.

Summary Compensation Table for 2007

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards[5] ($) (e)	Option Awards[6] ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[10] (h)	All Other Compensation ($) (i)		Total ($) (j)
W. G. Jurgensen, Chief Executive Officer	2007	189,945	—		—	1,093,768	662,820	[7]	316,397	50,625	[11]	2,313,555
	2006	244,105	—		—	913,664	2,397,018	[8]	193,753	64,290		3,812,830

Timothy G. Frommeyer, Senior Vice President—Chief Financial Officer	2007	300,962	20,904	[3]	—	132,392	371,035	[7]	168,345	33,088	[12]	1,026,726
	2006	290,000	31,475		—	88,823	590,181	[8]	105,972	17,677		1,124,128

Mark R. Thresher, President and Chief Operating Officer	2007	623,846	—		—	473,940	1,259,031	[7]	364,527	70,560	[13]	2,791,904
	2006	567,885	30		—	414,207	2,038,208	[8]	210,570	48,488		3,279,388

Keith I. Millner, Senior Vice President—Retail Distribution and In-Retirement Business[1]	2007	236,385	173,250	[4]	49,323	93,759	71,064	[9]	33,505	364,008	[14]	1,021,294
	2006	—	—		—	—	—		—	—		—

Robert A. Rosholt, Executive Vice President—Finance, Investments & Strategy[2]	2007	143,502	—		—	377,988	401,427	[7]	115,386	15,225	[15]	1,053,528
	2006	181,244	14,558		—	346,345	937,579	[8]	9,103	17,804		1,506,633

John L. Carter, Senior Vice President— Non-Affiliated Sales	2007	310,961	—		84,903	108,444	444,668	[7]	15,480	59,094	[16]	1,023,550
	2006	300,000	125,000		143,788	71,914	732,000	[8]	15,088	122,200		1,509,990

[1]

Mr. Millner resigned from his position as Senior Vice President—Retail Distribution and In-Retirement Business effective September 4, 2007. Mr. Millner continued as an employee of the company on leave of absence until March 1, 2008, at which time his employment terminated.

[2]	Mr. Rosholt retired from his position as Executive Vice President—Finance, Investment & Strategy effective March 7, 2008.
[3]

Represents the amount determined under the PIP and paid under the SEIP in 2008 for the 2007 performance year that was not attributable to the financial objectives under the PIP as we describe in “Compensation Discussion and Analysis.” This amount, when included with the SEIP amount described in footnote 6 below for Mr. Frommeyer, resulted in a total SEIP payment of $288,542.

[4]	Represents the target amount determined under the PIP that we paid in 2008 for the 2007 performance year pursuant to the terms of Mr. Millner’s employment release agreement.
[5]

Represents the value we expensed in 2007 and 2006 for restricted stock awards granted to Mr. Carter in 2005 and to Mr. Millner in 2006. We determined the values based on our market closing price as of the date of the grants.

[6]

Represents the value we expensed in 2007 and 2006 for stock option awards, disregarding any forfeitures. We describe the assumptions used in the valuation in Notes 2(r), 2(o) and 2(o) to our annual reports on Form 10-K for the years ended December 31, 2007, 2006 and 2005, respectively.

[7]

Represents the amount determined under the PIP for Messrs. Jurgensen, Frommeyer, Thresher and Rosholt, or the SIP for Mr. Carter, and paid under the SEIP in 2008 for the 2007 performance year that was attributable to financial or pre-established strategic objectives, and the amount earned in 2007 under the LTEP for the NVA award attributable to the 2007 performance year and allocated to us pursuant to the cost sharing agreement, as follows: Mr. Jurgensen—$662,820 (SEIP) and $0 (NVA); Mr. Frommeyer—$267,638 (SEIP) and $103,397 (NVA); Mr. Thresher—$920,640 (SEIP) and $338,391 (NVA); Mr. Rosholt—$401,427 (SEIP) and $0 (NVA); and Mr. Carter—$363,668 (SEIP) and $81,000 (NVA). For a complete description of the NVA award, see “Compensation Discussion and Analysis.” We paid one-third of the NVA award in cash and placed two-thirds in a bank, which we will carry forward to subsequent years and is subject to forfeiture.

[8]

Represents the amount determined under the PIP for Messrs. Jurgensen, Frommeyer, Thresher and Rosholt, and under the SIP for Mr. Carter, and paid under the SEIP in 2007 for the 2006 performance year that was attributable to financial or pre-established strategic objectives, and the amount earned in 2006 under the LTEP for the NVA award attributable to the 2006 performance year and allocated to us pursuant to the cost sharing agreement, as follows: Mr. Jurgensen—$354,526 (SEIP) and $2,042,492 (NVA); Mr. Frommeyer—$214,890 (SEIP) and $375,291 (NVA); Mr. Thresher—$809,970 (SEIP) and $1,228,238 (NVA); Mr. Carter—$438,000 (SEIP) and $294,000 (NVA); and Mr. Rosholt—$256,148 (SEIP) and $681,431 (NVA). We paid one-third of the NVA award in cash and placed two-thirds in a bank, which we will carry forward to subsequent years and is subject to forfeiture.

[9]

Represents the amount Mr. Millner earned in 2007 under the LTEP for the NVA award attributable to the 2007 performance year. We paid one-third of the NVA award in cash and Mr. Millner forfeited the remaining two-thirds, as well as the remaining portion of his previous bank balance, upon his termination.

[10]	Represents the change in pension value. There were no above market earnings on deferred compensation.
[11]

Represents the amounts allocated to us under the cost-sharing agreement for tax gross-ups totaling $513 for Mr. Jurgensen’s spouse’s personal use of the company plane; a tax gross-up of $550 for, and reimbursement of personal expenses related to, Mr. Jurgensen’s and his spouse’s attendance at the 2007 NFS Distributors’ Awards Conference; actual cost to us of a security system for Mr. Jurgensen’s home; actual cost to us of the personal use of tickets to a sporting event at the Nationwide Arena; reimbursement for an executive physical examination; the company-paid portion for Mr. Jurgensen’s parking expenses in the executive parking garage; the contributions we made on behalf of Mr. Jurgensen under the Nationwide Savings Plan; the contributions we made on behalf of Mr. Jurgensen under the Nationwide Supplemental Defined Contribution Plan in the amount of $18,667; the incremental cost of Mr. Jurgensen’s personal use of the company plane in the amount of $27,949; and reimbursement for spousal travel expenses. Incremental value of the personal use of the company plane was calculated using the “Aircraft Cost Evaluator” from Conklin & deDecker as the direct operating costs, including fuel, maintenance, landing and parking fees, crew expenses and catering. There were no “deadhead flights” related to personal travel in 2007.

[12]

Represents a tax gross-up of $4,577 for, and reimbursement of personal expenses related to, Mr. Frommeyer’s and his spouse’s attendance at the 2007 NFS Distributors’ Awards Conference; the actual cost of Mr. Fommeyer’s personal expenses associated with his attendance at two sporting events; reimbursement for the cost of an executive physical examination; the company-paid portion for Mr. Frommeyer’s parking expenses in the executive parking garage; and the contributions we made on behalf of Mr. Frommeyer under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan.

[13]

Represents a tax gross up of $3,883 for, and reimbursement of personal expenses related to, Mr. Thresher’s and his spouse’s attendance at the 2007 NFS Distributors’ Awards Conference; a tax gross-up of $5,877 for, and reimbursement of personal expenses related to, Mr. Thresher’s and his spouse’s attendance at The President’s Club awards event; a tax gross-up of $183 for, and reimbursement of personal expenses related to, Mr. Thresher’s spouse’s attendance at The Leader’s Hosts sales conference; reimbursement for Mr. Thresher’s personal use of our executive suites for various sporting events; the contributions we made on behalf of Mr. Thresher under the Nationwide Savings Plan; the contributions we made on behalf of Mr. Thresher under the Nationwide Supplemental Defined Contribution Plan in the amount of $36,308; the company-paid portion for Mr. Thresher’s parking expenses in the executive parking garage; and reimbursement for spousal travel expenses.

[14]

Represents a payment of $330,220 pursuant to the terms of Mr. Millner’s employment release agreement, including one year’s worth of base salary and other transition-related expenses; a tax gross up of $4,786 for, and reimbursement in the amount of $10,195 for personal expenses related to, Mr. Millner’s attendance atThe President’s Club awards event; a tax gross up of $378 for, and reimbursement of personal expenses related to, his spouse’s attendance at The Leader’s Hosts sales conference; the contributions made by us on behalf of Mr. Millner under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan; the company-paid portion for Mr. Millner’s parking expenses in the executive parking garage; and dividends we paid on unvested restricted stock in 2007. Our contributions to the Nationwide Savings Plan on behalf of Mr. Millner are 60% vested and Mr. Millner forfeited the remaining 40% upon his termination. Our contributions to the Nationwide Supplemental Defined Contribution Plan on behalf of Mr. Millner are unvested and Mr. Millner forfeited these contributions upon his termination.

[1][5]

Represents the amounts allocated to us under the cost sharing agreement for the contribution we made on behalf of Mr. Rosholt under the Nationwide Savings Plan; the contributions we made on behalf of Mr. Rosholt under the Nationwide Supplemental Defined Contribution Plan in the amount of $13,585; and the company-paid portion for Mr. Rosholt’s parking expenses in the executive parking garage.

[1][6]

Represents a tax gross up of $2,316 for, and reimbursement of personal expenses related to, Mr. Carter’s and his spouse’s attendance at the 2007 NFS Distributors’ Awards Conference; the contributions we made on behalf of Mr. Carter under the Nationwide Savings Plan; the contributions we made on behalf of Mr. Carter under the Nationwide Supplemental Defined Contribution Plan in the amount of $15,719; the company-paid portion for Mr. Carter’s parking expenses in the executive parking garage; reimbursement of $22,780 for relocation expenses; a tax gross up of $367 for relocation expenses; and dividends we paid on unvested restricted stock in 2007. Our contributions on behalf of Mr. Carter under the Nationwide Savings Plan are 40% vested and the remaining 60% is subject to forfeiture until October 1, 2010. Our contributions on behalf of Mr. Carter under the Nationwide Supplemental Defined Contribution Plan are unvested and are subject to forfeiture until December 31, 2011.

Grants of Plan-Based Awards in 2007

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/share) (k)	Grant Date Fair Value of Stock and Option Awards ($)[1] (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
W. G. Jurgensen	2/20/07	[2]	—	—	—	—	—	—	—	90,881	54.95	1,421,443
	2/20/07	[3]	5,478	547,785	—	—	—	—	—	—	—	—
Timothy G. Frommeyer	2/20/07	[2]	—	—	—	—	—	—	—	11,798	54.95	184,529
	2/20/07	[3]	1,982	198,250	—	—	—	—	—	—	—	—
	2/20/07	[4]	—	191,475	—	—	—	—	—	—	—	—
Mark R. Thresher	2/20/07	[2]	—	—	—	—	—	—	—	38,611	54.95	603,903
	2/20/07	[3]	6,720	672,000	—	—	—	—	—	—	—	—
	2/20/07	[4]	—	626,650	—	—	—	—	—	—	—	—
Keith I. Millner	2/20/07	[2]	—	—	—	—	—	—	—	8,108	54.95	126,815
	2/20/07	[3]	1,732	173,250	—	—	—	—	—	—	—	—
	2/20/07	[4]	—	131,600	—	—	—	—	—	—	—	—
Robert A. Rosholt	2/20/07	[2]	—	—	—	—	—	—	—	30,320	54.95	474,226
	2/20/07	[3]	2,847	284,700	—	—	—	—	—	—	—	—
John L. Carter	2/20/07	[2]	—	—	—	—	—	—	—	9,242	54.95	144,551
	2/20/07	[3]	3,150	315,000	787,500	—	—	—	—	—	—	—
	2/20/07	[4]	—	150,000	—	—	—	—	—	—	—	—

[1]

Represents the value we expensed in 2007 for stock option awards, adjusted for forfeitures. We describe the assumptions used in the valuation in Note 2(r) to our annual report on Form 10-K for the year ended December 31, 2007.

[2]

We made all option awards pursuant to the LTEP. One-third of the options reflected in the above table becomes exercisable on each of the first three anniversary dates of the grant date. Options may accelerate upon a change of control or certain other events of termination of employment in accordance with the terms of individual employment agreements or grant agreements.

[3]

This amount represents an SEIP award for all of our named executive officers, with the exception of Mr. Millner, whose amount represents a PIP award. For purposes of determining performance-based compensation under Section 162(m) of the Internal Revenue Code, the maximum payment to any single participant under the SEIP is the lesser of 250% of the target amount or $5,000,000. There is no maximum payment under the terms of the PIP, which, as discussed in more detail in “Compensation Discussion and Analysis,” is also used to determine a payment amount for the named executive officers, except for Mr. Carter, whose award is determined under the SIP.

[4]	This amount represents an NVA award made under the LTEP. Messrs Jurgensen & Rosholt received NVA awards; however, no portion of those awards was allocated to us.

Annual Incentive

On February 20, 2007, we granted annual incentive award opportunities to our named executive officers. These award opportunities are reflected in the “Grants of Plan-Based Awards in 2007” table in columns (c) and (d) and in the “Summary Compensation Table for 2007” as earned with respect to 2007 in column (g) for Messrs. Jurgensen, Thresher, Rosholt and Carter, columns (d) and (g) for Mr. Frommeyer and column (d) for Mr. Millner.

Our compensation committee uses the SEIP to establish a maximum award level that would qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. Based on actual results compared to the established goals, we establish an incentive pool. Our compensation committee then assesses individual overall performance, company financial performance and other goals and distributes awards from the incentive pool pursuant to the PIP, or in the case of Mr. Carter, the SIP. Our Chief Executive Officer may adjust payments under the PIP by plus or minus 25% or under the SIP by up to 250% of the target amount, subject to approval of the final payment by our compensation committee.

For 2007, the objective performance criteria we used to measure performance under the SEIP were:

Performance Criteria	Weight
Net Operating Earnings per Common Diluted Share	40%
Operating Revenue Growth	40%
Net Operating Return on GAAP Equity	20%

In 2007, goals under the SEIP were met at 234% of the target amount for all of our named executive officers, with the exception of Mr. Millner, who did not participate in the SEIP. Our compensation committee then assessed performance for each named executive officer under the PIP, or the SIP for Mr. Carter. Our President and Chief Operating Officer then adjusted the payments for Messrs. Frommeyer and Millner, which our compensation committee approved. The resulting cash payouts allocated to us were as follows: 121% of target for Mr. Jurgensen; 146% of target for Mr. Frommeyer; 137% of target for Mr. Thresher; 100% of target for Mr. Millner; 141% of target for Mr. Rosholt; and 115% of target for Mr. Carter. We discuss this in more detail in “Compensation Discussion and Analysis.”

Long-term Incentive Compensation

Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

Our compensation committee administers the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan, which we refer to as the “LTEP.” The LTEP provides for the grant of any or all of the following types of awards:

¿	stock options, including incentive stock options and nonqualified stock options, for shares of our Class A common stock;

¿	stock appreciation rights, either in tandem with stock options or freestanding;

¿	restricted stock;

¿	performance shares and performance units; and

¿	NVA awards, which may be paid in cash or in shares of our Class A common stock, or a combination of cash and shares.

Our compensation committee may make awards to the same person on more than one occasion and may grant awards singly, in combination or in tandem as our compensation committee determines.

The LTEP provides our compensation committee with flexibility in creating the terms and restrictions appropriate for particular awards. We intend the LTEP to constitute a nonqualified, unfunded and unsecured plan for incentive compensation. We also intend certain awards under the LTEP to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

On February 20, 2007, we granted long-term incentive awards in the form of stock options and NVA awards for each of our named executive officers.

Messrs. Jurgensen’s and Rosholt’s total long-term incentive opportunity consists of 75% NVA awards and 25% stock options. For Messrs. Frommeyer, Thresher, Millner and Carter, long-term incentive opportunity consists of 50% NVA awards and 50% stock options. Please see “Compensation Discussion and Analysis” for a discussion of the NVA awards and the stock options.

Salary and Bonus in Proportion to Total Compensation

Name	Salary ($)	Bonus ($)	Salary and Bonus as % of Total Compensation
W. G. Jurgensen[1]	189,945	—	8.2
Timothy G. Frommeyer	300,962	20,904	31.3
Mark R. Thresher	623,846	—	22.3
Keith I. Millner	236,385	173,250	42.1
Robert A. Rosholt[1]	143,502	—	13.6
John L. Carter	310,961	—	33.1

[1]	Represents amounts allocated to us pursuant to the cost sharing agreement.

Employment Agreements

It is Nationwide’s practice to provide employment agreements to the Chief Executive Officer and a limited number of senior executive officers, including most of the Chief Executive Officer’s direct reports. Of the named executive officers, we have entered into an employment agreement with Mr. Thresher and Nationwide Mutual has entered into employment agreements with Messrs. Jurgensen and Rosholt. The agreement between Nationwide Mutual and Mr. Rosholt was not renewed for 2008 due to his retirement effective March 7, 2008. We provide additional information with respect to post-termination benefits provided under these employment agreements in “Potential Payments Upon Termination or Change of Control.”

W. G. Jurgensen

Nationwide Mutual entered into an employment agreement dated May 26, 2000 with Mr. Jurgensen, who became the Chief Executive Officer of Nationwide Mutual, and certain other Nationwide companies, including Nationwide Financial, in 2000. The agreement had an initial three-year term, with automatic one-year renewals commencing on July 1, 2003, unless either Nationwide Mutual or Mr. Jurgensen gives notice of nonrenewal.

Under the agreement, Mr. Jurgensen’s total annual base salary is to be no less than $1,000,000, and his annual target performance bonus is to be at least 150% of base salary with the maximum bonus set at 300% of base salary. Upon joining Nationwide, Mr. Jurgensen received:

¿	options to purchase 60,000 shares of our Class A common stock, which vested ratably over five years;

¿	25,000 shares of restricted stock, which vested 12,500 shares on the third anniversary and 6,250 shares on each of the fourth and fifth anniversaries of the grant date;

¿	a target long-term incentive award of $1,500,000 under the Nationwide Mutual Long-Term Performance Plan, with any payment pro rated by a two-thirds participation rate;

¿	an additional option to purchase 150,000 shares of our Class A common stock under the LTEP, which vested ratably over three years; and

¿	a target long-term incentive award of $1,950,000 under the Long-Term Performance Plan of Nationwide Mutual for the 2000 to 2002 performance cycle.

Mr. Jurgensen is eligible to receive future grants under stock incentive programs and cash long-term incentive programs consistent with other senior executive officers at Nationwide and competitive pay practices generally. Mr. Jurgensen and his eligible dependents, where applicable, are entitled to participate in all employee retirement and welfare benefit plans on terms no less favorable than the terms available to other senior-level executive officers. Mr. Jurgensen received grossed-up relocation expenses, including temporary living expenses and resale of his home at its appraised value. He is also entitled to receive executive fringe benefits available to all senior executive officers.

Nationwide Mutual entered into an amendment of the employment agreement with Mr. Jurgensen on March 1, 2005. The amendment allows for earlier commencement of supplemental pension benefits after termination of employment. Nationwide will pay the supplemental pension benefits in the same forms and at the same times as the other benefits described in the employment agreement, generally within thirty days of termination of employment. The amendment changed the timing, but not the amount, of benefits Nationwide would pay under the agreement.

Mr. Jurgensen’s employment agreement also contains provisions related to certain payments and benefits that Nationwide Mutual would pay upon specified termination events. The details of those provisions are set forth below in “Potential Payments Upon Termination or Change of Control.”

Mark R. Thresher

We entered into an employment agreement dated January 1, 2004 with Mr. Thresher, who became our President and Chief Operating Officer as of May 5, 2004. The agreement had a two-year initial term, with automatic one-year renewals unless we or Mr. Thresher give notice of nonrenewal.

The agreement provides that we will pay Mr. Thresher an annual base salary of $509,346, subject to annual review and adjustment by our board of directors or a committee thereof. The agreement also provides that Mr. Thresher is entitled to:

¿	participate in all short-term and long-term incentive programs for senior executive officers at appropriate levels;

¿	receive employee retirement and welfare benefits as available to senior executive officers; and

¿	receive fringe benefits, reimbursement of reasonable expenses related to his employment and other perquisites as available to senior executive officers.

Mr. Thresher’s employment agreement also contains provisions related to certain payments and benefits we would pay to him upon specified termination events. The details of those provisions are set forth below in “Potential Payments Upon Termination or Change of Control.”

Robert A. Rosholt

In January 2003, Nationwide Mutual entered into an employment agreement with Mr. Rosholt. Mr. Rosholt served as Executive Vice President—Chief Financial Officer of Nationwide Mutual and several other companies within Nationwide until December 31, 2007, and served as our Executive Vice President—Finance, Investments and Strategy and the Executive Vice President—Investments and Strategy for Nationwide Mutual and other Nationwide companies until March 7, 2008. Mr. Rosholt’s employment agreement had a one-year initial term, with automatic one-year renewals. The agreement was not renewed for 2008 due to Mr. Rosholt’s retirement.

The agreement provided that Mr. Rosholt’s salary would be $700,000, periodically reviewed for appropriate increases. Mr. Rosholt was also entitled to:

¿	participate in all short-term and long-term incentive programs for senior executive officers at appropriate levels;

¿	receive employee retirement and welfare benefits as available to senior executive officers; and

¿	receive fringe benefits, reimbursement of reasonable expenses related to his employment and other perquisites as available to senior executive officers.

Mr. Rosholt’s employment agreement also contained provisions related to certain payments and benefits that Nationwide Mutual would pay upon specified termination events. The details of those provisions are set forth below in “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year-End 2007

Name /Grant Date (a)	Options Awards[1]						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)[1] (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
W. G. Jurgensen
2/20/07	—		90,881	—	54.95	2/20/17	—	—	—	—
3/28/06	6,456		12,911	—	42.73	3/28/16	—	—	—	—
2/21/06	31,776		63,551	—	42.65	2/21/16	—	—	—	—
2/23/05	66,073		33,036	—	37.04	2/23/15	—	—	—	—
3/2/04	78,653		—	—	38.03	3/2/14	—	—	—	—
3/4/03	234,058		—	—	23.28	3/4/13	—	—	—	—
4/9/02	92,663		—	—	45.21	4/9/12	—	—	—	—
3/8/02	48,719	[2]	—	—	43.55	3/8/12	—	—	—	—
2/6/01	88,400		—	—	42.63	2/6/11	—	—	—	—
5/26/00	60,000	[3]	—	—	28.00	5/26/10	—	—	—	—
5/26/00	150,000		—	—	28.00	5/26/10	—	—	—	—
Timothy G. Frommeyer
2/20/07	—		11,798	—	54.95	2/20/17	—	—	—	—
2/21/06	4,971		9,941	—	42.65	2/21/16	—	—	—	—
2/23/05	4,322		2,160	—	37.04	2/23/15	—	—	—	—
3/2/04	5,597		—	—	38.03	3/2/14	—	—	—	—
3/4/03	5,000		—	—	23.28	3/4/13	—	—	—	—
Mark R. Thresher
2/20/07	—		38,611	—	54.95	2/20/17	—	—	—	—
2/21/06	16,269		32,536	—	42.65	2/21/16	—	—	—	—
2/23/05	30,106		15,052	—	37.04	2/23/15	—	—	—	—
3/2/04	43,210		—	—	38.03	3/2/14	—	—	—	—
4/9/02	18,676		—	—	45.21	4/9/12	—	—	—	—
2/26/02	5,785	[2]	—	—	40.84	2/26/12	—	—	—	—
2/6/01	6,250		—	—	42.63	2/6/11	—	—	—	—
2/9/99	11,250		—	—	48.125	2/9/09	—	—	—	—
Keith I. Millner
2/20/07	—		8,108	—	54.95	2/20/17	—	—	—	—
2/21/06	2,721		5,441	—	42.65	2/21/16	—	—	—	—
2/23/2005	5,485		2,742	—	37.04	2/23/15	—	—	—	—
1/03/05	3,953		1,976	—	37.81	1/03/15	—	—	—	—
1/03/05	—		—	—	—	—	—	—	2,608	117,386
Robert A. Rosholt
2/20/07	—		30,320	—	54.95	2/20/17	—	—	—	—
2/21/06	—		25,550	—	42.65	2/21/16	—	—	—	—
2/23/05	—		12,904	—	37.04	2/23/15	—	—	—	—
John L. Carter
2/20/07	—		9,242	—	54.95	2/20/17	—	—	—	—
2/21/06	3,894		7,788	—	42.65	2/21/16	—	—	—	—
11/28/05	2,588		1,294	—	42.48	11/28/2015	—	—	—	—
11/28/05	—		—	—	—	—	—	—	1,998	89,930

[1]

All options, with the exception of certain grants noted in these footnotes, vest one-third per year on each of the first three anniversaries of the grant date and expire ten years after the grant date.

[2]	Vested in full on the grant date.
[3]	Vested one-fifth per year on each of the first five anniversaries of the grant date.

Option Exercises and Stock Vested During 2007

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
W. G. Jurgensen	—	—	—		—
Timothy G. Frommeyer	30,301	790,694	—		—
Mark R. Thresher	50,874	1,540,376	—		—
Keith I. Millner	—	—	1,305	[1]	71,109
Robert A. Rosholt	180,189	445,342	—		—
John L. Carter	—	—	1,999	[2]	92,174

[1]

One-fourth of the original restricted stock award of 5,218 shares vested on January 3, 2007, the second anniversary of the grant date. The fair market value on January 3, 2007 was $54.49 per share. Mr. Millner deferred fifty percent of the value of these vested shares pursuant to the Nationwide Officer Deferred Compensation Plan. For more information on the plan, please see “Compensation Discussion and Analysis.”

[2]

One-third of the original restricted stock award of 5,996 shares vested on November 28, 2007, the second anniversary of the grant date. The fair market value on November 28, 2007 was $46.11 per share. Mr. Carter deferred the value of these vested shares pursuant to the Nationwide Officer Deferred Compensation Plan. For more information on the plan, please see “Nonqualified Compensation Plans.”

Pension Benefits for 2007

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
W. G. Jurgensen	Nationwide Retirement Plan	6	29,627	—
	Nationwide Supplemental Retirement Plan	6	607,639	—
	Other Nonqualified Pension Arrangement	7	839,687	—

Timothy G. Frommeyer	Nationwide Retirement Plan	20	255,169	—
	Nationwide Supplemental Retirement Plan	20	432,605	—

Mark R. Thresher	Nationwide Retirement Plan	10	195,009	—
	Nationwide Supplemental Retirement Plan	10	1,083,042	—

Keith I. Millner	Nationwide Retirement Plan	3	29,750	—
	Nationwide Supplemental Retirement Plan	2	40,285	—

Robert A. Rosholt	Nationwide Retirement Plan	5	11,887	—
	Nationwide Supplemental Retirement Plan	4	254,769	—

John L. Carter	Nationwide Retirement Plan	2	24,859	—
	Nationwide Supplemental Retirement Plan	1	5,709	—

The “Pension Benefits for 2007” table reports the December 31, 2007 value of accrued benefits under the Nationwide Retirement Plan, the Nationwide Supplemental Retirement Plan and nonqualified defined benefit pension benefits provided under employment agreements, where applicable. We discuss these plans in more detail below. The reported values are the present value of accrued benefits with benefit commencement deferred to normal retirement age, which is age sixty-five, payable as a life annuity. Optional payment forms are available with reduced payments. A full single lump sum payment option is not available.

We base the present value determinations on the measurement date, discount rate and postretirement mortality used for Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions, or “SFAS 87,” and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, or “SFAS 158.” There is no mortality discount prior to age sixty-five in the values we report above. For the December 31, 2007 and December 31, 2006 valuations, the SFAS 158 discount rate was 5.25%, and we used the RP-2000 Mortality Table projected to 2010 for postretirement mortality.

Our pension plans permit commencement of reduced payments prior to normal retirement age. Effective January 1, 2008, a participant becomes vested under the qualified pension plans after three years of service. Prior to January 1, 2008, a participant became vested after five years of service. Benefits for vested participants who were hired before January 1, 2002, and who terminated employment after age fifty-five and before age sixty-five, are eligible for a subsidized early retirement benefit. The accrued benefit is reduced 1% per year from age sixty-five to age sixty-two and 5% per year from age sixty-two to age fifty-five. This subsidized early retirement benefit does not include any benefit accrued after 2006. Benefits for vested participants who were hired on or after January 1, 2002, and who terminate employment after age fifty-five, are actuarially reduced to reflect early distribution. Mr. Jurgensen is eligible for the subsidized early retirement benefits, as is Mr. Rosholt. Mr. Frommeyer and Mr. Thresher are eligible for actuarially reduced benefits upon termination. As of December 31, 2007, Mr. Millner and Mr. Carter were not eligible for benefits as they had not completed five years of service. As of January 1, 2008, Mr. Millner is vested in his qualified pension plan benefit under the new three-year vesting provisions. Mr. Carter is still not eligible for benefits as he has not completed three years of service. We provide no additional credited service under the Nationwide Retirement Plan and the Nationwide Supplemental Retirement Plan to the named executive officers.

The credited service we report in the “Pension Benefits for 2007” table above represents complete years of credited service. For benefit determination purposes, the Nationwide Supplemental Retirement Plan provides one month of credited service from the date of plan participation, which is the first of the month of the one-year service anniversary. The Nationwide Retirement Plan provides one month of credited service from the hire date for plan participants who were last hired on or after January 1, 2002. The other nonqualified pension arrangement provides Mr. Jurgensen with credited service from his date of hire pursuant to his employment agreement.

Pension plan compensation includes base salary and certain management incentives. Benefit values are allocated based on the compensation reported in the “Summary Compensation Table for 2007,” and reflects the arrangement under the cost sharing agreement. For Messrs. Thresher, Frommeyer, Carter and Millner, the pension benefit values reflect 100% of the present value of accrued benefits as we pay 100% of their compensation. For Messrs. Jurgensen and Rosholt, the pension benefit values reflect the cost allocated to us.

Qualified Pension Plans

Nationwide Retirement Plan

Nationwide maintains a qualified defined benefit plan called the Nationwide Retirement Plan, which we refer to as the “NRP,” which was restated effective September 1, 2006. In general, the named executive officers and other participants in the NRP will receive an annual retirement benefit equal to the greater of the benefit calculated under the final average pay formula, if applicable, or the account balance formula. These formulas are described below. However, any participant, including a named executive officer, who was hired on or after January 1, 2002, will receive an annual retirement benefit under the NRP based solely on the account balance formula.

Prior to January 1, 2008, a participant became fully vested in the NRP after the completion of five years of service. Effective January 1, 2008, participants are fully vested in the NRP after three years of service. The NRP allows a participant the option of receiving his or her benefit at any age, provided that he or she is vested when he or she leaves Nationwide. If a participant terminates their employment with Nationwide before age sixty-five, and decides to receive benefits before age sixty-five, the monthly benefit amount earned will be reduced due to the longer payout period.

A pre-retirement death benefit is payable under the NRP to a participant’s spouse or, under certain circumstances, the named beneficiary of an active participant. The NRP also provides for the funding of retiree medical benefits under Section 401(h) of the Internal Revenue Code.

The Final Average Pay, or “FAP,” Formula

The FAP formula benefit is computed as follows:

¿	1.25% of the participant’s final average compensation, as defined below, multiplied by the number of years of service, up to a maximum of thirty-five years; plus

¿

0.50% of the participant’s final average compensation in excess of Social Security covered compensation, as defined below, multiplied by the number of years of service, up to a maximum of thirty-five years and subject to the limitations set forth in the Internal Revenue Code.

For services rendered prior to January 1, 1996, final average compensation is equal to the average of the highest three consecutive covered compensation amounts of the participant in the participant’s last ten years of service. For services rendered on January 1, 1996 or later, final average compensation is equal to the average of the highest five consecutive covered compensation amounts of the participant in the participant’s last ten years of service. The NRP defines covered compensation to mean all wages reported on a Form W-2 Wage and Tax Statement from any Nationwide company, plus compensation deferred under Sections 125, 132(f)(4) and 401(k) of the Internal Revenue Code and excluding:

¿

severance pay and other amounts following the later of (i) the pay period that includes the participant’s date of termination, or (ii) the pay period in which the participant’s date of termination is posted to the Nationwide’s payroll system;

¿	a lump-sum payment for vacation days made upon termination of employment or pursuant to an election by the participant;

¿	imputed income, executive officer perquisites and benefits paid under any long-term performance or equity plan;

¿	income imputed to any participant as a result of the provisions of health or other benefits to members of the participant’s household;

¿	any payment made to a participant to offset the tax cost of other amounts Nationwide paid that are included in the participant’s income for federal tax purposes;

¿	any payment of deferred compensation made prior to the participant’s severance date;

¿	expense reimbursement or expense allowances including reimbursement for relocation expenses;

¿	retention payments made on or after January 1, 2002;

¿	all gross-up payments, including the related compensation payment, made on or after January 1, 2002; and

¿	compensation earned following the date on which a participant’s employment status changes from eligible to ineligible and during the period he or she is ineligible.

Covered compensation is subject to Internal Revenue Code limits and, for purposes of determining final average compensation, is calculated on a calendar-year basis.

Social Security covered compensation means the average of the Social Security wage bases in effect during the thirty-five-year period ending with the last day of the year in which the participant attains Social Security retirement age. The portion of a participant’s benefit attributable to years of service with certain Nationwide companies credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant’s attainment of age sixty-five, whichever is later.

New hires and rehires on or after January 1, 2002 are not eligible for the FAP formula, and we will determine the retirement benefit for such individuals solely under the account balance formula described below.

Account Balance Formula

We use the account balance formula to determine the retirement benefit under the NRP for all employees hired or rehired on or after January 1, 2002. The notional account under the account balance formula is comprised of the following components:

¿

Opening Balance Amount: We determined the accrued benefit under the FAP formula as of December 31, 2001 and converted this accrued benefit into a lump sum that reflected the current value of that benefit; plus

¿

Pay Credits: We add amounts to the account every pay period based on the participant’s years of service and compensation. The pay credits range from 3% of pay if the participant has up to 35 months of service, plus 3% of pay over the Social Security wage base for the year in question, to 7% of pay for those with over twenty-two years of service, plus 4% of pay over the Social Security wage base for the year in question; plus

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Interest Credits: We add interest amounts to the account on a biweekly basis based on the applicable interest rate established by law. Historically, we have used as the interest rate the thirty-year United States Treasury bill rate in effect from the second month preceding the current quarter.

Nationwide Savings Plan

The Nationwide Savings Plan, which we refer to as the “NSP,” is a qualified profit-sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating Nationwide companies. Under the NSP, our named executive officers and other eligible participants may elect to contribute between 1% and 80% of their compensation to accounts we establish on their behalf. Participant contributions are in the form of voluntary, pre-tax salary deductions or after-tax “Roth 401(k)” salary deductions. Participants who reach the age of fifty during the plan year may also make “catch up” contributions for that year of up to $5,000 for 2007. Participating Nationwide companies, including Nationwide Financial, are obligated to make matching employer contributions for the benefit of their participating employees, at the rate of 50% of the first 6% of compensation deferred or contributed to the NSP by each employee. We hold all amounts the participants contribute in a separate account for each participant and we invest the amounts in the available investment options chosen by the participant. Nationwide Financial stock is not available as an investment option.

For purposes of the NSP, covered compensation includes all wages reported on a Form W-2 Wage and Tax Statement from any Nationwide company, plus compensation deferred under Sections 125, 132(f)(4) and 401(k) of the Internal Revenue Code and excluding:

¿

severance pay and other amounts following the later of (i) the pay period that includes the participant’s date of termination, and (ii) the pay period in which the participant’s date of termination is posted to the Nationwide’s payroll system;

¿	company car value or subsidy or reimbursement for loss of company car;

¿	a lump-sum payment for vacation days made upon termination of employment or pursuant to an election by the participant;

¿	imputed income, perquisites and benefits paid under any long-term performance or equity plan;

¿	income imputed to any participant as a result of the provision of health or other benefits to members of the participant’s household;

¿	any payment made to a participant to offset the tax cost of other amounts Nationwide paid that are included in the participant’s income for federal tax purposes;

¿	any payment of deferred compensation made prior to the participant’s severance date or on account of a participant’s severance date; and,

¿	expense reimbursement or expense allowances including reimbursement for relocation expenses.

Covered compensation is subject to Internal Revenue Code limits and is calculated on a calendar-year basis.

A participant is eligible to receive the value of his or her vested account balance upon termination of his or her employment. However, he or she may withdraw all or a part of the amounts credited to his or her account prior to termination, such as upon attainment of age fifty-nine and one-half years old. A participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals or after-tax contributions and earnings or losses on those deferrals or contributions, as applicable. Vesting in employer matching contributions and earnings or losses on those contributions occurs on a pro rata basis over a period of five years.

Effective January 1, 2007, the NSP implemented an automatic enrollment and automatic increase feature for participants contributing less than 6% of their compensation.

Nonqualified Deferred Compensation for 2007

Name (a)	Executive Contributions in Last Fiscal Year ($)[1] (b)	Registrant Contributions in Last Fiscal Year ($)[2] (c)	Aggregate Earnings in Last Fiscal Year ($)[3] (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($)[4] (f)
W. G. Jurgensen	879,415	16,972	603,736	—	4,890,421
Timothy G. Frommeyer	45,144	8,879	3,155	—	79,018
Mark R. Thresher	112,192	30,833	-95,510	—	1,782,334
Keith I. Millner	35,555	7,976	1,444	—	185,636
Robert A. Rosholt	—	12,510	3,222	—	52,609
John L. Carter	92,174	—	-18,493	—	182,027

[1]

Amount represents voluntary deferrals to the Nationwide Officer Deferred Compensation Plan. For Mr. Jurgensen, the amount includes deferred annual incentive amounts paid under the SEIP and NVA awards earned in prior years, which were reported in proxy statements filed for those years, as well as salary earned in 2007, which is shown in column (c) of the “Summary Compensation Table for 2007.” For Mr. Thresher, the amount includes deferred annual incentive amounts earned in 2006 and paid under the SEIP, which were reported in the 2006 proxy statement, as well as salary earned in 2007, which is shown in column (c) of the “Summary Compensation Table for 2007.” For Mr. Carter, the amount includes the value of vested restricted stock shown in column (e) of the “Option Exercises and Stock Vested During 2007” table. Mr. Carter previously elected to defer the value of the restricted stock on the vesting date.

[2]	Company contributions to the Nationwide Supplemental Defined Contribution Plan.
[3]

Investment gain from applicable nonqualified deferred compensation plans attributable to all prior year deferrals in the plans. Investment gains or losses are attributable to the investment selections the executive officer makes. Executive officers may choose from approximately eighty investment options for the Nationwide Officer Deferred Compensation Plan and from sixteen investment options for the Nationwide Economic Value Incentive Plan. The Nationwide Economic Value Incentive Plan is a terminated plan that provided for involuntarily deferred compensation we may still pay to an executive officer based on his or her distribution election. The executive officer may change his or her investment options once every seven days.

[4]	Represents balances in the following plans: the Nationwide Officer Deferred Compensation Plan, the Nationwide Supplemental Defined Contribution Plan and the Nationwide Economic Value Incentive Plan.

Nonqualified Compensation Plans

Executive deferred compensation benefits are a key component of our total rewards philosophy. We provide competitive levels of deferred compensation benefits to attract and provide for long-term retention of key talent and to reward for long-term service. These benefits allow our executive officers to prepare for retirement and make up for regulatory limits on qualified plans.

Nationwide Officer Deferred Compensation Plan

Under the Nationwide Officer Deferred Compensation Plan, which we refer to as the “ODC Plan,” eligible executive officers of participating Nationwide companies, including Nationwide Financial, may elect to defer payment of compensation otherwise payable to them. Eligible executive officers may enter into deferral agreements through which they may annually elect to defer up to 80% of their salary and annual incentive compensation earned during the following year or performance cycle. Eligible executive officers may elect to defer up to 100% of the value of their restricted stock if their deferral election is recorded within thirty days of the grant of restricted stock. Elections are effective prospectively. Amounts an executive officer defers under the ODC Plan are generally payable in cash in annual installments beginning in January of the calendar year immediately following the calendar year in which the executive officer terminates his or her employment, or after the expiration of the deferral period the executive officer elects, from one to ten years from the year in which the deferral of compensation applies, or upon the death of the participant. We credit individual accounts under the ODC Plan with deferral amounts and earnings or losses based on the net investment return on the participant’s choice of investment measures offered under the ODC Plan. No guaranteed or above-market earnings are available under this plan. The plan restricts participants’ changes in investment options to once every seven days. Each participant is always fully vested in his or her accrued amount.

Effective January 1, 2005, we amended the ODC Plan to comply with the legal requirements covering deferred compensation plans under Section 409A of the Internal Revenue Code and corresponding United States Treasury regulations. The amendments included the addition of a six-month waiting period for distributions to key employees. The ODC Plan retained a provision that permits a participant or beneficiary to take an unscheduled withdrawal from his or her account; however, any such elective withdrawal applies only to amounts earned and vested, including attributable earnings, on or before December 31, 2004, and any such withdrawal is subject to a 10% early withdrawal penalty.

Effective January 1, 2006, we further amended the ODC Plan to make a deferral election related to certain long-term incentives a one-time, irrevocable deferral in order to comply with the requirements under Section 409A of the Internal Revenue Code for nonqualified deferred compensation plans.

Excess and Supplemental Defined Benefit Plans

Nationwide maintains the Nationwide Excess Benefit Plan, an unfunded, nonqualified excess defined benefit plan, and the Nationwide Supplemental Retirement Plan, an unfunded, nonqualified supplemental defined benefit plan. Participants in the NRP who are executive officers of certain companies in the Nationwide enterprise, including Nationwide Financial, and whose benefits are limited under the NRP by reason of restrictions imposed by Section 415 of the Internal Revenue Code on the maximum benefit that we may pay under the NRP, will receive, under the Nationwide Excess Benefit Plan, that portion of the benefit he or she would have been entitled to receive under the NRP in the absence of such restrictions. The NRP benefits available to the named executive officers are not currently subject to these restrictions, and the Nationwide Excess Benefit Plan currently has no participants who are active employees of Nationwide.

Executive officers who earn in excess of the limit on compensation set forth in Section 401(a)(17) of the Internal Revenue Code annually, who have at least five years of credited service and whose benefits under the

NRP are limited by reason of certain other limitations under the Internal Revenue Code, may receive the following benefits under the Nationwide Supplemental Retirement Plan:

¿	1.25% of the participant’s final average compensation, as defined in the “Qualified Pension Plans” section above, multiplied by the number of years of service, up to a maximum of forty years; plus

¿

0.75% of the participant’s final average compensation in excess of Social Security covered compensation, as defined in “Qualified Pension Plans” above, multiplied by the number of years of service, up to a maximum of forty years; less

¿	benefits the executive accrued under the NRP and the Nationwide Excess Benefit Plan.

Final average pay compensation for purposes of the Nationwide Supplemental Retirement Plan is equal to the average of the highest five consecutive covered compensation amounts of the participant in the participant’s last ten years of service. For services rendered prior to January 1, 1996, final average compensation is equal to the average of the highest three consecutive covered compensation amounts of the plan participant in the participant’s last ten years of service. For purposes of the Nationwide Supplemental Retirement Plan, the definition of “covered compensation” is the same as described above in “Final Average Pay, or ‘FAP,’ Formula,” without the Internal Revenue Code limits and including, at the time of deferral, any compensation that would be deferred pursuant to an individual compensation agreement with any Nationwide company. For individuals participating in the Nationwide Supplemental Retirement Plan or the Nationwide Excess Benefit Plan on January 1, 1999, benefits vest at the same time as benefits vest under the NRP. Prior to January 1, 2007, benefits for all other participants in the Nationwide Supplemental Retirement Plan vested over a period of five years of participation in that plan. Effective January 1, 2007, all new participants will vest over a period of four years of participation. Benefits for all other participants in the Nationwide Excess Benefit Plan vest at the same time the participants’ benefits vest in the NRP.

The Nationwide Supplemental Retirement Plan was amended to comply with the legal requirements imposed for deferred compensation plans under Section 409A of the Internal Revenue Code and corresponding United States Treasury regulations. Most of the amendments became effective January 1, 2005 and include, but are not limited to, the addition of a six-month waiting period for distributions to key employees if such amounts are attributable to amounts accrued after December 31, 2004.

Nationwide Supplemental Defined Contribution Plan

The Nationwide Supplemental Defined Contribution Plan is an unfunded, nonqualified defined contribution supplemental benefit plan. The plan provides benefits equal to employer matching contributions that would have been made for the participants under the NSP, but for the Internal Revenue Code’s limitation on compensation that can be considered for deferrals to the NSP. For purposes of the Nationwide Supplemental Defined Contribution Plan, “covered compensation” refers to covered compensation as defined in “Nationwide Savings Plan” above, without the Internal Revenue Code limits and including, at the time of deferral, any compensation that would be deferred pursuant to an individual compensation agreement with any Nationwide company. Only executives of certain companies in the Nationwide enterprise, including our executives, earning in excess of the limit set forth in the Internal Revenue Code annually are eligible to participate in the Nationwide Supplemental Defined Contribution Plan. Effective January 1, 2005, all participants in the plan as of December 31, 2004 became 100% vested in their benefit accounts. For all other participants, the benefits under the plan vest after five years of participation. We credit individual accounts under the Nationwide Supplemental Defined Contribution Plan with deferral amounts and earnings or losses based on the net investment return on the participant’s choice of investment measures offered under the plan. No guaranteed or above market earnings are available under this plan.

We amended the Nationwide Supplemental Defined Contribution Plan to comply with the legal requirements imposed for deferred compensation plans under Section 409A of the Internal Revenue Code and corresponding United States Treasury regulations. Most of the amendments became effective January 1, 2005 and include, but are not limited to, the addition of a six-month waiting period for distributions to key employees if attributable to amounts accrued after December 31, 2004.

Potential Payments Upon Termination or Change of Control

We have entered into agreements with, and maintain plans that require us to provide compensation to, our named executive officers upon a termination of employment or a change of control. The following narrative describes the payments and benefits our named executive officers could receive under these agreements and plans. The tables that follow reflect our estimate of the payments and benefits, to the extent allocable to us under the cost sharing agreement, that we would provide to each of the named executive officers under various termination scenarios and upon a change of control. The amounts shown in the tables assume that terminations of employment and, as applicable, the change of control, occurred on December 31, 2007. Payments and benefits that are generally available to all salaried employees and that do not discriminate in favor of the executive officers, such as group life insurance benefits and disability benefits, are not disclosed. The amounts shown are estimates and actual payments and benefits could be more or less than the amounts shown.

Payments Made Upon Standard Termination

General Termination Payments

Regardless of the manner in which an executive officer’s employment terminates, he or she is entitled to receive the following amounts, which are earned during employment:

¿

amounts that we or the executive officer contributed, plus related earnings under the Nationwide Savings Plan, the Nationwide Officer Deferred Compensation Plan and the Nationwide Supplemental Defined Contribution Plan;

¿	amounts accrued and vested through the Nationwide Retirement Plan, the Nationwide Excess Benefit Plan and the Nationwide Supplemental Retirement Plan; and

¿	Unused paid time off, up to limits specified within our paid time off plan.

Annual Incentive Awards

The effect of a termination of employment on certain executive officers’ annual incentives is controlled by the terms of either the SEIP, the PIP or the SIP, as applicable. Under these plans, unless otherwise provided by our compensation committee in connection with specified terminations of employment, we only make a payment or an annual incentive if, and to the extent, the executive officer has attained the performance goals with respect to the related performance period, and if we employ the executive officer through the end of the performance period. However, in the event an executive officer’s employment terminates during the performance period due to death or disability, the executive officer or the executive officer’s estate will receive a portion or all of the incentive as our compensation committee determines. In the event an executive officer’s employment terminates during the performance period due to retirement or involuntary termination of the executive officer’s employment for our convenience, the executive officer will remain eligible to receive a portion of the incentive based on the amount of time the executive officer was employed during the performance period and the executive officer’s attainment of the performance goals for the performance period.

Long-Term Incentive Awards

The effect of a termination of employment on our named executive officers’ long-term incentives, such as the cash-based NVA awards and stock options granted under the LTEP, is controlled by the terms of the LTEP, the terms of the applicable award agreements and, with respect to Messrs. Jurgensen, Thresher and Rosholt, the terms of their employment agreements.

Under the LTEP, our compensation committee may prorate cash incentives, such as the NVA awards that would otherwise be forfeited upon termination of employment, as long as the executive officer is not terminated for cause. Effective January 1, 2008, if a participant terminates employment but does not meet the definition of retirement described below, we will pay a portion of the NVA award bank subject to certain age and service requirements.

The LTEP also provides that our compensation committee may vest additional portions of outstanding stock options upon termination of the executive officer’s employment and provide additional time to exercise the vested stock options following the termination of employment, depending on the reason for termination. If employment terminates during the option term for our convenience, the vested portion of the stock option will remain exercisable until the earlier of three months after the date of termination of employment, or such longer period as may be determined in the sole discretion of our compensation committee, or the expiration of the option term. If employment terminates for any other reason, and not due to the executive officer’s death, disability or retirement, the vested portion of the stock option will terminate as of the earlier of three months after the date of termination of employment or the expiration of the option term.

For a description of the retirement, death and disability provisions in the LTEP, see “Payments Made Upon Retirement” and “Payments Made Upon Death or Disability.”

Severance Payments and Benefits

We have adopted the Nationwide Severance Pay Plan that provides for certain payments if an employee, including an executive officer, involuntarily leaves the company due to job elimination. The longer an executive officer works for us, the more the executive officer may be eligible to receive as severance pay benefits when the executive officer’s employment ends. In order to receive payment under the Nationwide Severance Pay Plan, if eligible, the executive officer must sign a severance and release agreement. We generally calculate severance pay as one week for each year of service, not to exceed 25 years of service, with a minimum of two weeks. Years of service used to calculate the severance payment includes all types of service with us, including service with affiliates and subsidiaries, calculated through the last date of employment.

Messrs. Frommeyer and Carter participate in, and, until his resignation, Mr. Millner participated in, the Nationwide Severance Pay Plan, which is generally available to all of our salaried employees.

Our compensation committee has approved severance agreement guidelines applicable to our executive officers. The guidelines provide for severance benefits that may be available to executive officers in addition to the Nationwide Severance Pay Plan. The guidelines allow management to offer the following when negotiating severance agreements with executive officers:

¿	A lump-sum cash payment equal to six to twelve months, depending on the circumstances of departure, of the annual base salary in effect on the date of termination;

¿	Paid leave of absence of twenty-one days for executive officers over the age of forty;

¿	Unpaid leave of absence for executive officers who will be eligible for vesting or retirement benefits shortly after termination;

¿	Short-term incentive payments earned under the PIP, prorated to the date of termination;

¿	Up to one year of executive placement services, or a lump-sum payment of $6,800 in lieu of such services;

¿	Payout of the current year earned but unused paid vacation time; and

¿	Transfer of ownership of certain computer equipment, less any Nationwide-licensed software or operating system, to the executive officer.

Messrs. Jurgensen and Thresher have employment agreements that provide severance payments and benefits. Mr. Rosholt had an employment agreement that provided severance payments and benefits through December 31, 2007. Effective January 1, 2008, the employment agreements were amended to remove change of control provisions in order to comply with new tax laws under Section 409A of the Internal Revenue Code and to make other changes. Due to Mr. Rosholt’s retirement effective March 7, 2008, his agreement terminated as of January 1, 2008. The following description of the named executive officers’ agreements and the amounts presented in the tables that follow are based on the terms of the agreements as they existed on December 31,

2007, and assume a termination of employment and change of control occurred on December 31, 2007. The discussion below does not take into account the January 1, 2008 amendments.

Under Mr. Jurgensen’s agreement, upon a termination without cause, and under Messrs. Thresher’s and Rosholt’s agreements, upon a termination without cause or a termination for good reason after a substantial reorganization of Nationwide Financial or Nationwide Mutual, respectively, the following payments and benefits would be provided:

¿

a lump-sum cash payment equal to three times the annual base salary in effect immediately before the termination date for Mr. Jurgensen and two times the annual base salary in effect immediately before the termination for Messrs. Thresher and Rosholt;

¿

short-term incentive compensation earned pursuant to the SEIP and/or the PIP during the fiscal year in which the executive officer’s termination date occurs payable based on actual performance over the full year, but in all events not less than the executive officer’s target annual bonus in effect for the year;

¿

a lump-sum cash payment equal to the cost to the executive officer of continuing the medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act, or “COBRA,” or under the retiree medical provisions of our medical plan, if applicable, for the executive officer, his spouse and dependents, for a specified period of time;

¿

supplemental benefits equal to the benefits the executive officer would have been entitled to receive on the termination date under certain retirement and deferred compensation plans, had the executive officer been fully vested in those plans on the termination date, less any benefits the executive officer actually receives under those plans;

¿

in the event that the executive officer’s termination date occurs within three years of the date on which the executive officer would have been first eligible to retire under the Nationwide Retirement Plan, a supplemental benefit equal to the benefits the executive officer would have received under the Nationwide Retirement Plan, the Nationwide Supplemental Retirement Plan and the Nationwide Excess Benefit Plan, had the executive officer earned service and age credit for the period ending on the earlier of three years after the executive officer’s termination date or the earliest date the executive officer would have been eligible to retire under the Nationwide Retirement Plan and had the executive officer been fully vested under those plans, less any benefits the executive officer actually receives under those plans;

¿

a lump-sum cash payment equal to the matching contributions that we would have made for the executive officer under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan during the severance period defined in the agreement, which is three years for Mr. Jurgensen and two years for Messrs. Thresher and Rosholt, as if the executive officer’s contributions had continued in the same amount and at the same rate in effect immediately prior to the executive officer’s termination date;

¿

service and age credits for the purpose of eligibility under our retiree medical plan and certain service credits for the purpose of qualifying for cost sharing calculated as if the executive officer had continued employment through the employment agreement’s specified severance period;

¿	reimbursement for the cost of reasonable outplacement assistance services during the employment agreement’s specified severance period, not to exceed $11,000;

¿	the right to retain certain computer and office equipment and furniture used at the executive officer’s home;

¿

payment of or reimbursement to the executive officer for financial counseling services from our contracted financial counseling vendor in an amount equal to the value of the financial counseling services that we provided annually to the executive officer immediately before the executive officer’s termination date;

¿	vesting of outstanding options and restricted stock to the extent they would have vested on the next vesting date;

¿	amounts earned, accrued or owed but not paid and benefits owed under employee benefit plans and programs; and

¿	a gross-up payment to the extent any payment would constitute an excess parachute payment under the Internal Revenue Code.

Mr. Jurgensen’s employment agreement also provides for a special retirement benefit that, when added to benefits payable under all defined benefit retirement plans of Nationwide Mutual and its affiliates and any of Mr. Jurgensen’s former employers, will produce a single life annuity pension payable at age sixty-five in an annual amount equal to the number of years of service, up to sixteen and one quarter, multiplied by 4% of his final average pay, up to an annual maximum of 65% of final average pay. For this purpose, final average pay is based on Mr. Jurgensen’s highest five-year average compensation and cannot be less than $2,125,000. Under an amendment executed in 2005, the special pension benefits will be paid in the same forms and at the same times as the other benefits described in the agreements, generally within thirty days of termination of employment or six months after termination of employment if required by Section 409A of the Internal Revenue Code. Mr. Jurgensen’s special early retirement benefit is reflected in the “Pension Benefits for 2007” table.

The provisions in the employment agreements that were effective upon a change of control, which were removed from the agreements effective January 1, 2008, are described below in “Payments Made Upon a Change of Control or Termination Upon or Following a Change of Control.”

Payments Made Upon Retirement

If an executive officer retires:

¿

the executive officer will vest in all outstanding options and the options will remain exercisable until the earlier of five years after the date of retirement or the expiration of the option term; and

¿

if retirement occurs during an NVA award performance period, the terms of the award provide that a pro rata award for that performance period will be credited, or debited, to his NVA award bank, and the executive officer will receive three equal annual distributions from his NVA award bank. Each distribution will be equal to one-third of any positive balance in his NVA award bank after the prorated amount is credited or debited, as the case may be.

For purposes of the option awards and NVA awards, which are all paid under the LTEP, retirement is defined as the termination of employment on or after the date on which the executive officer has:

¿	attained age sixty-five;

¿	attained age fifty-five and completed one hundred-eighty months of vesting service under the Nationwide Retirement Plan; or

¿	attained age sixty-two and completed sixty months of vesting service under the Nationwide Retirement Plan.

Payments Made Upon Death or Disability

If an executive officer dies or becomes disabled, in addition to any applicable benefits listed in “Payments Made Upon Standard Termination,” the executive officer will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. In addition, the executive officer will receive his or her short-term incentive compensation earned during the fiscal year in which the termination occurs. The short-term compensation payment is prorated to reflect services performed through the date of employment termination and is based on the greater of the target annual bonus in effect for the year or the short-term incentive compensation payment that would be earned based on actual performance for the year.

Under the LTEP, if an executive officer’s employment terminates due to death or disability:

¿

the executive officer will vest in all outstanding options and the options will remain exercisable until the earlier of the one year anniversary of the date of retirement or the expiration of the option term; and

¿

if the death or disability occurs during an NVA award performance period, a pro rata award for that performance period will be credited or debited to his NVA award bank, and the executive officer will receive three equal annual distributions from his NVA award bank. Each distribution will be equal to one-third of any positive balance in his NVA award bank after the prorated amount is credited or debited, as the case may be.

Payments Made Upon a Change of Control or Termination Upon or Following a Change of Control

If a change of control occurred under the LTEP, executive officers’ stock options would automatically vest and remain exercisable throughout their entire term unless otherwise prohibited by law. In the case of a change of control, we would consider all target opportunities possible under the LTEP to have been met for the performance period encompassing the change of control and all restrictions imposed upon restricted stock would lapse. With respect to the LTEP, we deem a change of control to have occurred:

¿	at any time when Nationwide Mutual ceases to be the beneficial owner, directly or indirectly, of Nationwide Financial securities representing 50.1% or more of our combined voting power; or

¿	at any time our shareholders approved a plan of complete liquidation or the sale or disposition of all or substantially all of our assets.

In addition, prior to January 1, 2008, the employment agreements for Messrs. Jurgensen, Thresher and Rosholt provided that upon a termination without cause or by the executive officer for good reason upon or following a change of control, they would have received the following benefits:

¿	a lump-sum severance payment equal to the target annual bonus for the year in which termination occurs and three times the sum of each of their base salaries;

¿

continuation of eligibility for the executive officer, and where applicable, his spouse and dependents for the medical, dental and life insurance coverage in effect immediately before the termination as if the executive officer had continued employment and we would have paid the cost of such coverage or, at our election, paid the executive officer cash in lieu of such coverage in an amount equal to the executive officer’s after-tax cost of continuing such coverage;

¿	all stock options and restricted stock become fully vested and exercisable;

¿

a lump-sum cash payment equal to the matching contributions we would have made for each of them under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan during the severance period;

¿

a supplemental benefit equal to the benefits the executive officer would have been entitled to receive on the termination date under certain retirement and deferred compensation plans had the executive officer been fully vested in those plans on the termination date, less any benefits the executive officer actually receives under those plans;

¿

a supplemental benefit equal to the benefits the executive officer would have received under the Nationwide Retirement Plan, the Nationwide Supplemental Retirement Plan and the Nationwide Excess Benefit Plan, had the executive officer earned service and age credit for the period ending on the earlier of three years after the executive officer’s termination date or the earliest date the executive officer would have been eligible to retire under the Nationwide Retirement Plan and had the executive officer been fully vested under those plans, less any benefits the executive officer actually receives under those plans;

¿	certain additional service and age credits for the purpose of eligibility under our retiree medical plan and certain service credits for the purpose of qualifying for cost sharing, where applicable;

¿	amounts earned, accrued or owed but not paid and benefits owed under employee benefit plans and programs; and

¿	a tax gross-up payment to the extent any payment would constitute an excess parachute payment under the Internal Revenue Code.

Prior to January 1, 2008, Mr. Jurgensen’s employment agreement also provided for the above benefits if he terminated his employment, with or without good reason, within the one-month period following the first anniversary of the effective date of a change of control.

The employment agreements for Messrs. Jurgensen and Rosholt defined a change of control as:

¿	the sale or disposition of all or substantially all of the assets of Nationwide Mutual;

¿	the liquidation or dissolution of Nationwide Mutual;

¿	a change in the members constituting the Nationwide Mutual board of directors by 50% or more within two years as a result of a corporate transaction;

¿	entering into an agreement giving power to direct the management of Nationwide Mutual to a person other than the policyholders;

¿	entering into an agreement reinsuring all or substantially all the business of Nationwide Mutual, other than through an affiliate;

¿	the sale or disposition of a controlling interest in Nationwide Mutual, other than to a subsidiary; or

¿

the determination by the Nationwide Mutual board of directors that certain other specified events shall constitute a change of control, such as a demutualization, establishment of a mutual holding company structure or any other similar event that the Nationwide Mutual board of directors shall designate.

Prior to January 1, 2008, Mr. Thresher’s employment agreement provided that the following events would constitute a change of control, in addition to those listed above:

¿	a sale or other disposition of all or substantially all of our assets;

¿	our liquidation or dissolution;

¿

any person becoming a beneficial owner of our securities representing 50% or more of the voting power of our then outstanding securities, except as the result of a transaction in which we become a subsidiary of another corporation and our shareholders immediately prior to the transaction will beneficially own, immediately after the transaction, shares representing 50% or more of the voting power of the then outstanding securities of the parent corporation; or

¿

a merger or consolidation with another corporation where our shareholders immediately prior to the transaction will not beneficially own, immediately after the merger or consolidation, shares representing 50% or more of the voting power of the then outstanding securities of the surviving corporation.

Other than as noted with regard to Messrs. Jurgensen, Rosholt and Thresher, the employment agreements for each of these named executive officers are substantially similar. Each agreement contains material non-competition, non-solicitation and confidentiality provisions, which condition Nationwide’s promises to pay severance on the executive officer’s compliance with such provisions. The agreements also condition receipt of severance upon the execution of a binding release of Nationwide Mutual, Nationwide Financial and other related parties.

The following tables reflect our estimates of the payments and benefits the named executive officers would have received if a termination of employment or a change of control of Nationwide Financial or Nationwide Mutual had occurred on December 31, 2007. As noted previously, the following tables include amounts payable under the change of control provisions in the employment agreements, which we removed from the agreements effective January 1, 2008. The tables reflect only the portion of such payments or benefits that are provided or that are enhanced or accelerated because of a termination of employment or a change of control. For example, the tables do not include the value of stock options that were already vested as of December 31, 2007, the value of benefits accrued under qualified and nonqualified retirement plans as of December 31, 2007 or Mr. Jurgensen’s special retirement benefit. For a description of these benefits, see the “Outstanding Equity Awards at Fiscal Year-End 2007” table, the “Pensions Benefits for 2007” table and the “Nonqualified Deferred Compensation for 2007” table for the present value of these benefits.

W. G. Jurgensen

Benefits and Payments upon Termination	Voluntary Termination ($)	Without Cause Termination ($)		For Cause Termination ($)	Termination Upon or Following a Change of Control[1] ($)		Death or Disability ($)	Change of Control Without Termination ($)
Compensation:
Short-Term Incentive[2]	662,820	662,820		—	662,820		662,820	—
Long-term Incentives:
Non-Equity Incentives[3]	—	—		—	—		1,156,115	—
Stock Options[4]	—	353,003		—	442,714		442,714	442,714
Benefits and Perquisites:
Life Insurance Proceeds	—	—		—	—		542,700	—
Cash Severance	—	636,896	[5]	—	1,482,631	[6]	—	—
Financial Planning	—	3,338		—	3,338		—	—
Miscellaneous Perquisites[7]	—	1,990		—	1,990		—	—
Tax Gross-up	—	—		—	951,573		—	—
Total Compensation:	662,820	1,658,047		—	3,545,066		2,804,349	442,714

[1]

Represents amounts payable upon a termination without cause upon or following a change of control. This includes a termination by Mr. Jurgensen during the one-month period following the one-year anniversary of a change of control.

[2]	Represents the amount payable under the SEIP for the 2007 performance year.
[3]

Upon a termination of employment or a change in control on December 31, 2007, other than a termination for cause or a termination due to death, disability or retirement, our compensation committee could have provided Mr. Jurgensen with a prorated contribution to his NVA award bank for the year of termination and a distribution of one-third of his bank balance. No portion of Mr. Jurgensen’s NVA bank distribution for 2007 will be allocated to us. Consequently, we have not included any such potential distributions in the table. Assuming a termination due to death or disability, Mr. Jurgensen would have received a contribution for 2007 and his entire bank balance would have been distributed in three equal annual installments. The amount shown does not include the first such distribution, since no portion of that distribution would be allocated to us. The amount shown reflects our estimate of the portion of the remaining two distributions that would be allocated to us. Mr. Jurgensen’s termination of employment on December 31, 2007 would not have qualified as retirement for purposes of his NVA awards.

[4]

Represents the value of the stock options that would vest due to termination of employment or change of control. The value is based on the excess of the closing price of our stock on December 31, 2007 over the exercise price of the stock options.

[5]

Includes lump-sum cash amounts equal to three times base salary; three times 2007 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; and three times the COBRA rate in effect at the time of termination for Mr. Jurgensen and his family, if applicable.

[6]

Includes lump-sum cash amounts equal to the 2007 target incentive award; three times base salary; three times 2007 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; the supplemental retirement benefit payment provided under Mr. Jurgensen’s employment agreement; and the cost of continuation of medical, dental and vision coverage in effect at the time of termination for Mr. Jurgensen and his family, if applicable, for three years.

[7]	Represents the amount we would have contributed for outplacement services.

Mark R. Thresher

Benefits and Payments upon Termination	Voluntary Termination ($)	Without Cause or Good Reason Termination ($)		For Cause Termination ($)	Termination Upon or Following a Change of Control[1] ($)		Death or Disability ($)		Change of Control Without Termination ($)
Compensation:
Short-Term Incentive[2]	920,640	920,640		—	920,640		920,640		—
Long-term Incentives:
Non-Equity Incentives[3]	502,199	502,199		—	502,199		1,506,596	[4]	502,199
Stock Options[5]	—	158,357		—	196,749		196,749		196,749
Benefits and Perquisites:
Life Insurance Proceeds	—	—		—	—		3,000,000		—
Cash Severance	—	1,509,831	[6]	—	2,445,887	[7]	—		—
Financial Planning	—	12,300		—	18,450		—		—
Miscellaneous Perquisites[8]	—	11,000		—	11,000		—		—
Tax Gross-up	—	—		—	2,042,179		—		—
Total Compensation:	1,422,839	3,114,327		—	6,137,104		5,623,985		698,948

[1]	Represents amounts payable upon a termination without cause or for good reason upon or following a change of control.
[2]

Represents the amount payable under the SEIP for the 2007 performance year. Mr. Thresher’s termination of employment on December 31, 2007 would not have qualified as retirement for purposes of his NVA awards.

[3]	Represents the payment from Mr. Thresher’s NVA award bank, after contribution for 2007.
[4]	Represents Mr. Thresher’s entire NVA award bank after contribution of the 2007 target award. The bank would be distributed in three equal annual installments.
[5]

Represents the value of the stock options that would vest due to termination of employment or change of control. The value is based on the excess of the closing price of our stock on December 31, 2007 over the exercise price of the stock options.

[6]

Includes lump-sum cash amounts equal to two times base salary; two times 2007 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; the supplemental retirement benefit payment provided under Mr. Thresher’s employment agreement; and two times the COBRA rate in effect at the time of termination for Mr. Thresher and his family, if applicable.

[7]

Includes lump-sum cash amounts equal to the 2007 target incentive award; three times base salary; three times 2007 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; the supplemental retirement benefit payment provided under Mr. Thresher’s employment agreement; and the cost of continuation of medical, dental and vision coverage in effect at the time of termination for Mr. Thresher and his family, if applicable, for three years.

[8]	Represents the amount we would have contributed for outplacement services.

Robert A. Rosholt

Benefits and Payments upon Termination	Voluntary Termination ($)	Without Cause or Good Reason Termination ($)		For Cause Termination ($)	Termination Upon or Following a Change of Control[1] ($)		Death or Disability ($)	Change of Control Without Termination ($)
Compensation:
Short-Term Incentive[2]	401,427	401,427		—	401,427		401,427	—
Long-term Incentives:
Non-Equity Incentives[3]	—	—		—	—		402,587	—
Stock Options[4]	—	132,994		—	163,143		163,143	163,143
Benefits and Perquisites:
Life Insurance Proceeds	—	—		—	—		542,700	—
Cash Severance	—	321,891	[5]	—	971,164	[6]	—	—
Financial Planning	—	2,225		—	3,338		—	—
Miscellaneous Perquisites[7]	—	1,990		—	1,990		—	—
Tax Gross-up	—	—		—	—		—	—
Total Compensation:	401,427	860,527		—	1,541,062		1,509,857	163,143

[1]

Represents amounts payable upon a termination without cause or for good reason upon or following a change of control. This includes a termination by Mr. Rosholt, with or without good reason, during the one-month period following the one-year anniversary of a change of control.

[2]	Represents the amount payable under the SEIP for the 2007 performance year.
[3]

Upon a termination of employment or a change in control on December 31, 2007, other than a termination for cause or a termination due to death, disability or retirement, our compensation committee could have provided Mr. Rosholt with a pro-rated contribution to his NVA award bank for the year of termination and a distribution of one-third of his bank balance. No portion of Mr. Rosholt’s NVA bank distribution for 2007 will be allocated to us. Consequently, we have not included any such potential distributions in the table. Assuming a termination due to death or disability, Mr. Rosholt would have received a contribution for 2007 and his entire bank balance would have been distributed in three equal annual installments. The amount shown does not include the first such distribution, since no portion of that distribution would be allocated to us. The amount shown reflects our estimate of the portion of the remaining two distributions that would be allocated to us. Mr. Rosholt’s termination of employment on December 31, 2007 would not have qualified as retirement for purposes of his NVA awards.

[4]

Represents the value of the stock options that would vest due to termination of employment or change of control. The value is based on the excess of the closing price of our stock on December 31, 2007 over the exercise price of the stock options.

[5]

Includes lump-sum cash amounts equal to two times base salary; two times 2007 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; and two times the COBRA rate in effect at the time of termination for Mr. Rosholt and his family, if applicable.

[6]

Includes lump-sum cash amounts equal to the 2007 target incentive award; three times base salary; three times 2007 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; the supplemental retirement benefit payment provided under Mr. Rosholt’s employment agreement; and the cost of continuation of medical, dental and vision coverage in effect at the time of termination for Mr. Rosholt and his family, if applicable, for three years.

[7]	Represents the amount we would have contributed for outplacement services.

Timothy G. Frommeyer

Benefits and Payments upon Termination	Voluntary Termination ($)	Without Cause Termination ($)	For Cause Termination ($)	Termination Upon or Following a Change of Control ($)	Death or Disability ($)		Change of Control Without Termination ($)
Compensation:
Short-Term Incentive[1]	288,542	288,542	—	288,542	288,542		—
Long-term Incentives:
Non-Equity Incentives[2]	131,887	131,887	—	131,887	395,660	[3]	131,887
Stock Options[4]	—	—	—	40,676	40,676		40,676
Benefits and Perquisites:
Life Insurance Proceeds	—	—	—	—	1,289,953		—
Cash Severance[5]	—	311,800	—	311,800	—		—
Total Compensation:	420,429	732,229	—	772,905	2,014,831		172,563

[1]	Represents the amount payable under the SEIP for the 2007 performance year.
[2]

Represents the payment from Mr. Frommeyer’s NVA award bank, after contribution for the 2007 performance year. Mr. Frommeyer’s termination of employment on December 31, 2007 would not have qualified as retirement for purposes of his NVA awards.

[3]	Represents Mr. Frommeyer’s entire NVA award bank after contribution of the 2007 target award. The bank would be distributed in three equal annual installments.
[4]

Represents the value of the stock options that would vest due to termination of employment or change of control. The value is based on the excess of the closing price of our stock on December 31, 2007 over the exercise price of the stock options.

[5]

Includes an estimate of the amount we would pay under the severance program guidelines for executives described above. For purposes of this table, we assumed a payment based on 12 months of base salary and $6,800 for outplacement services.

Keith I. Millner

Benefits and Payments upon Termination	Voluntary Termination[1] ($)	Without Cause Termination ($)	For Cause Termination ($)	Termination Upon or Following a Change of Control ($)	Death or Disability ($)		Change of Control Without Termination ($)
Compensation:
Short-Term Incentive[2]	173,250	173,250	—	173,250	173,250		—
Long-term Incentives:
Non-Equity Incentives[3]	80,924	80,924	—	80,924	242,722	[4]	80,924
Stock Options[5]	—	—	—	48,922	48,922		48,922
Restricted Stock[5]	—	—		117,386	117,386		117,386
Benefits and Perquisites:
Life Insurance Proceeds	—	—	—	—	2,429,872		—
Cash Severance	315,000	315,000	—	315,000	—		—
Total Compensation:	569,174	569,174	—	735,482	3,012,152		247,232

[1]

Mr. Millner resigned as an executive officer effective September 28, 2007. The cash severance payments described above were paid pursuant to the severance guidelines for executive officers described above.

[2]	Represents the amount payable under the PIP for the 2007 performance year.
[3]

Represents the payment from Mr. Millner’s NVA award bank, after contribution for the 2007 performance year. Mr. Millner’s termination of employment on December 31, 2007 would not have qualified as retirement for purposes of his NVA awards.

[4]	Represents Mr. Millner’s entire NVA award bank after contribution of the 2007 target award. The bank would be distributed in three equal annual installments.
[5]

Represents the value of the stock options that would vest due to termination of employment or change of control. The value is based on the excess of the closing price of our stock on December 31, 2007 over the exercise price of the stock options.

John L. Carter

Benefits and Payments upon Termination	Voluntary Termination ($)	Without Cause Termination ($)		For Cause Termination ($)	Termination Upon or Following a Change of Control ($)		Death or Disability ($)		Change of Control Without Termination ($)
Compensation:
Short-Term Incentive[1]	363,668	363,668		—	363,668		363,668		—
Long-term Incentives:
Non-Equity Incentives[2]	92,333	92,333		—	92,333		277,000	[3]	92,333
Stock Options[4]	—	—		—	21,654		21,654		21,654
Restricted Stock	—	—		—	89,930		89,930		89,930
Benefits and Perquisites:
Life Insurance Proceeds	—	—		—	—		1,700,000		—
Cash Severance[5]	—	315,000	[8]	—	315,000	[8]	—		—
Total Compensation:	456,001	771,001		—	882,585		2,452,252		203,917

[1]	Represents the amount payable under the SEIP for the 2007 performance year.
[2]

Represents the payment from Mr. Carter’s NVA award bank, after contribution for the 2007 performance year. Mr. Carter’s termination of employment on December 31, 2007 would not have qualified as retirement for purposes of his NVA awards.

[3]	Represents Mr. Carter’s entire NVA award bank after contribution of the 2007 target award. The bank would be distributed in three equal annual installments.
[4]

Represents the value of the stock options that would vest due to termination of employment or change of control. The value is based on the excess of the closing price of our stock on December 31, 2007 over the exercise price of the stock options.

[5]

Includes an estimate of the amount we would pay under the severance program guidelines for executives described above. For purposes of this table, we assumed a payment based on 12 months of base salary and $6,800 for outplacement services.

Director Compensation for 2007

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($)[2] (c)	Option Awards ($)[3] (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($)[4] (g)	Total ($) (h)
Arden L. Shisler, Chairman	103,000		96,627	6,845	—	—	41	206,513
Joseph A. Alutto	105,000	[1]	76,627	6,845	—	—	—	188,472
James G. Brocksmith, Jr.	144,250	[1]	76,627	6,845	—	—	443	228,166
Keith W. Eckel	89,250		76,627	7,111	—	—	224	173,212
Lydia M. Marshall	89,250		76,627	6,845	—	—	26	172,748
Donald L. McWhorter	109,000		76,627	6,829	—	—	—	192,456
David O. Miller	97,000		76,627	6,845	—	—	91	180,563
Martha Miller de Lombera	73,000		76,627	6,845	—	—	52	156,524
James F. Patterson	89,000		76,627	6,845	—	—	45	172,517
Gerald D. Prothro	123,250	[1]	76,627	6,845	—	—	671	207,393
Alex Shumate	69,000		76,627	6,845	—	—	52	152,524

[1]

Includes special committee meeting fees totaling $12,000 for Dr. Alutto and Messrs. Brocksmith and Prothro. We paid the special committee members a $15,000 retainer for service on the special committee in 2007 and that amount is disclosed in the “Director Compensation for 2006” table in the proxy statement we filed on March 30, 2007. This also includes pricing committee meeting fees totaling $2,000 for Dr. Alutto and Mr. Brocksmith and sub-committee of the governance committee meetings fees totaling $4,000 for Messrs. Brocksmith, Patterson and Shisler.

[2]

Represents the amount we expensed in 2007 with respect to all outstanding deferred stock units. These units vested upon grant and are payable in the January following a director’s termination from our board. This amount includes $62,138 with respect to a grant of $90,000 in deferred stock units in 2007. For Mr. Shisler, the amount also includes a grant of $20,000 in shares of our Class A common stock for his service as Chairman of the Board.

[3]

Represents the value we expensed in 2007 for past stock option awards, disregarding any forfeitures. We did not grant stock option awards to non-employee directors in 2007. As of December 31, 2007, the following options were outstanding: Mr. Shisler—21,298; Dr. Alutto—16,479; Mr. Brocksmith—21,298; Mr. Eckel—8,870; Ms. Marshall—23,298; Mr. McWhorter—21,252; Mr. Miller—21,298; Ms. Miller de Lombera—8,856; Mr. Patterson—11,759; Mr. Prothro—15,259; and Mr. Shumate—16,479. We describe the assumptions used in the valuation in Note 2(o) to our annual reports on Form 10-K for the years ended December 31, 2005 and 2004.

[4]	Amounts represent tax gross-ups for spousal travel expenses. No director received perquisites in excess of $10,000 per director in 2007.

Director Compensation

We do not separately compensate members of our board of directors who are our employees or are employees of any of our affiliates for their service on our board of directors or any of its committees. During 2007, directors who were not our employees or employees of any of our affiliates received the compensation described below.

Retainer Fees and Meeting Fees

For 2007, we paid non-employee directors an annual cash retainer of $45,000, paid in monthly installments, for service on our board of directors and its committees. We also granted to each non-employee director deferred stock units under the Amended and Restated Nationwide Financial Services, Inc. Stock Retainer Plan for Non-Employee Directors having a value of $90,000 as of the grant date.

Our Chairman of the Board receives an additional annual retainer of $40,000 for his additional duties, paid in monthly installments. For 2007, this additional retainer consisted of one-half cash and one-half Class A common stock. Our audit committee chairman receives an additional annual cash retainer of $15,000, and the chairman of each other committee receives an additional cash retainer of $6,000. Our non-employee directors also receive a cash meeting fee of $2,250 for each audit committee meeting attended and a cash meeting fee of $2,000 for each board of directors or other committee meeting attended.

An additional cash retainer of $15,000 is payable to members of special committees, if and when our board of directors establishes such committees. Special committee members also receive $2,000 for each special committee meeting attended.

Directors may elect annually to defer any or all of their cash compensation for board service. Amounts directors defer earn a non-preferential return equivalent to the rate of return on selected investment choices that we offer under the Nationwide Board of Directors’ Deferred Compensation Plan.

Other Compensation

We may pay or reimburse travel expenses for the spouses or guests of directors. This may include travel on the company plane. We may also reimburse directors for certain physical examinations.

In 2007, no director received perquisites in excess of $10,000.

Changes to Director Compensation for 2008

Consistent with our compensation committee’s charter, Towers Perrin, our compensation committee’s compensation consultant, conducted a review of our pay program for directors. Similar to the approach used to review our Chief Executive Officer’s compensation, Towers Perrin used two groups of companies for their review: diversified financial services companies and Fortune 500 companies. These companies represent those with which we compete for non-employee directors. This review assessed all elements of our program, as well as the total compensation we provide to each director. More specifically, the review evaluated our retainers for board of directors and committee service, the fees we pay for attendance at board of directors and committee meetings, our mix of cash and equity compensation and the form of equity compensation awarded. As a result of this review, our compensation committee recommended, and our board of directors approved, an increase in the annual cash retainer from $45,000 to $55,000. This was the only element of our directors’ compensation Towers Perrin found to be below the median for the companies they examined. We intended this change to provide each director with total direct compensation that equaled the median of the companies included in the review. The change was effective as of January 1, 2008.

For 2008, our compensation committee recommended, and our board of directors approved, the Nationwide Financial Services, Inc. 2008 Deferred Compensation Plan for Non-Employee Directors. This plan provides for an annual payment of $90,000 directly into each director’s deferred compensation account. Each director may choose his or her investment selections from approximately eighty investment options. These options do not include our common stock. Directors may change their investment options once every seven days. This $90,000 deferred payment, with applicable earnings based on investment selections, will replace the $90,000 in deferred stock units granted to the non-employee directors for 2007. This $90,000 deferred payment, including any investment earnings, will remain deferred until the director ceases service as a board member, pursuant to the terms of the new plan.

For 2008, the additional $40,000 retainer payable to our Chairman of the Board will be entirely in cash, in lieu of one-half cash and one-half Class A common stock.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following tables set forth certain information regarding beneficial ownership as of March 10, 2008 of:

¿	each person known by us to be the beneficial owner of more than five percent of either class of our common stock;

¿	each director and nominee for director;

¿	each of our named executive officers; and

¿	all of our directors and executive officers.

Class A Common Stock

The following table sets forth the number of shares of our Class A common stock owned by each person or entity known by us to be the beneficial owner of more than five percent of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Renaissance Technologies LLC[1] 800 Third Avenue New York, New York 10022	3,714,100	7.86%

[1]	On a Schedule 13G, dated February 13, 2008, Renaissance Technologies LLC reported sole voting and dispositive power with respect to 3,714,100 shares.

The following table sets forth certain information regarding beneficial ownership of our Class A common stock by each director and nominee for director, each of our named executive officers and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]		Options Exercisable within 60 Days
Joseph A. Alutto	21,226	[3]	16,479
James G. Brocksmith, Jr.	29,021		21,298
John L. Carter	15,455		13,457
Keith W. Eckel	16,342		8,870
Timothy G. Frommeyer	38,696		30,954
W.G. Jurgensen	1,058,358		958,358
Lydia M. Marshall	32,775		23,298
Donald L. McWhorter	30,054		21,252
David O. Miller	30,762		21,298
Martha Miller de Lombera	12,277		10,205
Keith I. Millner	1,334		0
James F. Patterson	21,174	[3]	11,759
Gerald D. Prothro	25,245		15,259
Robert A. Rosholt	90,355		35,786
Arden L. Shisler	34,368		21,298
Alex Shumate	19,741		16,479
Mark R. Thresher	212,367	[3]	175,737
Thomas F. Zenty III	0		0
Directors and executive officers as a group (total of 344)	2,186,957		1,870,343

[1]

The shares of our Class A common stock beneficially owned by each person named above do not exceed one percent of the outstanding shares of Class A common stock as of March 10, 2008, except for Mr. Jurgensen, who beneficially owns 2.3%. The shares that the group of directors and executive officers as a whole beneficially owns represent 4.7% of the outstanding shares. Except as otherwise indicated in footnote 3 below, all of the persons listed in the table above have sole voting and investment power over the shares of Class A common stock they beneficially own.

[2]	Total represents options exercisable within sixty days of March 10, 2008.
[3]	Total represents shares jointly owned, and for which voting and investment power is shared, with a spouse for the following persons: Dr. Alutto—1,515 shares; and Mr. Patterson—8,046 shares.
[4]	Total represents our directors, director nominees and the executive officers listed in our annual report on Form 10-K for the year ended December 31, 2007.

Class B Common Stock

The following table sets forth the number of shares of our Class B common stock owned by each person or entity known by us to be the beneficial owner of more than 5% of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Nationwide Corporation One Nationwide Plaza Columbus, Ohio 43215-2220	91,778,717	100%

Our Class B common stock is convertible into Class A common stock at any time by the holder on the basis of one share of Class A common stock for each share of Class B common stock converted. Nationwide Corporation holds sole voting and investment power of all of the shares of our Class B common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires that executive officers, directors and holders of more than 10% of our common stock file reports of their trading in our equity securities with the Securities and Exchange Commission. Based solely on a review of Forms 3, 4 and 5, or written representations that no Form 5 was required or furnished to us during and with respect to 2007, we believe that all such reports were timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

Intercompany Agreement

We entered into an intercompany agreement with Nationwide Mutual and Nationwide Corporation, a wholly-owned subsidiary of Nationwide Mutual, certain provisions of which are summarized below. As used in this summary, “Nationwide Mutual” means Nationwide Mutual collectively with its subsidiaries and affiliates, other than Nationwide Financial and its subsidiaries.

Nationwide Mutual Consent to Certain Events	Under the Intercompany Agreement, as long as Nationwide Mutual controls at least 50% of the combined voting power of our outstanding voting stock, we must obtain the prior written consent of Nationwide Mutual for:

¿	any consolidation or merger of us or any of our subsidiaries with any person, other than with a wholly-owned subsidiary;

¿

any sale, lease, exchange or other disposition or acquisition of assets by us or any of our subsidiaries, other than transactions to which we and our subsidiaries are the only parties, or any series of related dispositions or acquisitions involving consideration in excess of $250 million;

¿	any change in our authorized capital stock or the creation of any class or series of capital stock;

¿	any issuance by us or our subsidiaries of any equity securities or rights, warrants or options to purchase equity securities, except:

•	shares of our Class A common stock pursuant to our or our subsidiaries’ employee and director stock option, profit-sharing and other benefit plans and any options exercisable for such stock,

•	shares of our Class A common stock issued upon the conversion of any Class B common stock,

•	the issuance of shares of capital stock of a wholly-owned subsidiary to us or another of our wholly-owned subsidiaries, and

•	the public offering of our Class A common stock in March 1997;

¿	our dissolution, liquidation or winding up;

¿	amendments to certain provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws;

¿	the election, removal or filling of a vacancy in the offices of our Chairman of the Board, Chief Executive Officer or President and Chief Operating Officer;

¿

the declaration of dividends on any of our stock, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of our Class A common stock;

¿	capital expenditures or series of related capital expenditures by us or any of our subsidiaries in excess of $250 million during any period of twelve consecutive months;

¿	the creation, incurrence or guaranty by us or any of our subsidiaries of indebtedness for borrowed money in excess of $100 million, except certain fixed income offerings; and

¿

any change in the number of directors on our board of directors, the determination of members of our board of directors or any of our committees and the filling of newly created memberships and vacancies on our board of directors or any of our committees.

License to Use Nationwide Name and Service Marks	We and certain of our subsidiaries have a license to use the “Nationwide” trade name and certain other service marks solely for the purpose of identifying and advertising our long-term savings and retirement business and related activities.

Equity Purchase Rights	To the extent permitted by the New York Stock Exchange, and for so long as Nationwide Mutual controls at least 50% of the combined voting power of our outstanding voting stock, Nationwide Corporation may purchase its pro rata share, based on its then current percentage voting interest, of any voting equity securities issued by us. This right does not apply to any securities offered pursuant to employee stock option or other benefit plans, dividend reinvestment plans or other offerings other than for cash.

Registration Rights	Nationwide Corporation has certain demand and “piggyback” registration rights. It has the right to request up to two demand registrations in each calendar year, but not more than four in any five-year period. Nationwide Corporation will also have the right to include the shares of our common stock held by it in any registration of our common equity securities, initiated by us on our own behalf or on behalf of any other shareholders. These rights are subject to certain “blackout” provisions.

Nationwide Mutual Agents	Nationwide Mutual allows us to distribute our variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Mutual agents.

Proposal from Nationwide Mutual

On March 10, 2008, we announced that we received an offer from Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation to acquire by merger all of our outstanding publicly held shares of Class A common stock for $47.20 per share in cash. Our board of directors has appointed a special committee of the board, comprised entirely of independent, non-affiliated directors, to consider the proposal.

Acquisition of NWD Investment Management, Inc.

On February 2, 2007, we entered into a stock purchase agreement with Nationwide Corporation for the acquisition of the Philadelphia-based retail asset management operations of its subsidiary, NWD Investment Management, Inc., formerly Gartmore Global Investments, Inc. The transaction closed on April 30, 2007 with a final purchase price of $244.2 million. The acquired operations are now known as “Nationwide Funds Group.”

Group Annuity and Life Insurance Contracts

We issue group annuity and life insurance contracts and perform administrative services for various employee benefit plans sponsored by Nationwide Mutual or its affiliates. Total account values of these contracts were $3.06 billion and $5.64 billion as of December 31, 2007 and 2006, respectively. Total revenues from these contracts were $132.3 million, $139.3 million and $141.9 million for the years ended December 31, 2007, 2006 and 2005, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances was $110.1 million, $111.4 million and $108.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. The terms of these contracts are materially consistent with what we offer to unaffiliated parties who are similarly situated.

Federal Income Taxes

Through September 30, 2002, we filed a consolidated federal income tax return with Nationwide Mutual. Effective October 1, 2002, we began filing a consolidated federal tax return with our non-life insurance company subsidiaries. There were no payments to or from Nationwide Mutual for the year ended December 31, 2007, compared to $16.3 million from Nationwide Mutual and $45.0 million to Nationwide Mutual for the years ended December 31, 2006 and 2005, respectively. These payments related to tax years prior to deconsolidation.

Modified Coinsurance Agreements

Our subsidiary, Nationwide Life Insurance Company, has a reinsurance agreement with Nationwide Mutual whereby all of Nationwide Life’s accident and health business not ceded to unaffiliated reinsurers is ceded to Nationwide Mutual on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets and investment earnings are paid to the reinsurer. Under the terms of Nationwide Life’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. We believe that the terms of the modified coinsurance agreements are consistent in all material respects with what we could have obtained with unaffiliated parties. Revenues ceded to Nationwide Mutual for the years ended December 31, 2007, 2006 and 2005 were $317.6 million, $430.8 million and $429.5 million, respectively, while benefits, claims and expenses ceded were $348.1 million, $470.4 million and $398.8 million, respectively.

Amended and Restated Cost Sharing Agreement

We have entered into significant, recurring transactions and agreements with Nationwide Mutual, other affiliates and subsidiaries as a part of our ongoing operations. These include annuity and life insurance contracts, office space leases and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC, a subsidiary of Nationwide Mutual, provides computer, telephone, mail, employee benefits administration and other services to Nationwide Mutual and certain of its direct and indirect subsidiaries, including us, based on specified rates for units of service consumed. For the years ended December 31, 2007, 2006 and 2005, we made payments to Nationwide Mutual and Nationwide Services Company, LLC totaling $288.5 million, $264.5 million and $314.7 million, respectively.

Marketing Allowance Agreement

Under a marketing agreement with Nationwide Mutual, Nationwide Life makes payments to cover a portion of the agent marketing allowance that Nationwide Mutual pays to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $21.1 million, $28.3 million and $26.5 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Leases

We lease office space from Nationwide Mutual. For the years ended December 31, 2007, 2006 and 2005, we made lease payments to Nationwide Mutual of $24.4 million, $19.3 million and $18.7 million, respectively.

Repurchase Agreements

We also participate in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller repurchases the securities at the original sales price plus interest. As of December 31, 2007 and 2006, we had no outstanding borrowings from affiliated entities under such agreements. During 2007, 2006 and 2005, the most we had outstanding at any given time was $178.2 million, $191.5 million and $55.3 million, respectively, and the amounts we incurred for interest expense on intercompany repurchase agreements during these years were immaterial.

Cash Management Agreement

Nationwide Financial and various affiliates entered into agreements with Nationwide Cash Management Company, an affiliate, under which Nationwide Cash Management Company acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with Nationwide Cash Management Company for our benefit were $473.0 million and $869.6 million as of December 31, 2007 and 2006, respectively, and are included in short-term investments on our consolidated balance sheets.

Online Brokerage Software Application

Nationwide Financial and an affiliate are currently developing a browser-based policy administration and online brokerage software application for defined benefit plans. In connection with the development of this application, we made net payments, which were expensed, to that affiliate related to development totaling $13.0 million, $9.5 million and $4.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Policies and Procedures for Review and Approval of Related Person Transactions

We have a written conflict of interests policy that is administered by the Office of Ethics and Business Practices. All executive officers and directors are subject to the policy, which is designed to cover related persons transactions with executive officers, directors and their immediate family members. It does not identify related person transactions with security holders that own 5% or more of our voting securities or our nominees for directors. The policy prohibits:

¿	using any Nationwide affiliation for private or personal advantage;

¿	any interest or association that interferes with independent exercise of judgment in the best interest of Nationwide; and

¿	outside business activities that might interfere with loyalty to any Nationwide company.

We require our executive officers and directors to annually complete a conflict of interests certificate. This certificate requires our executive officers and directors to represent that they have read our conflict of interests policy and disclose any conflicts of interests. It also requires the completion of an outside business activities questionnaire. Each reported possible conflict of interest is reviewed by the Office of Ethics and Business Practices and addressed by appropriate action. The Office of Ethics and Business Practices submits an annual summary report covering each reported conflict of interest an executive officer or director reports and the disposition of each matter to our audit committee of our board of directors.

Our governance committee identifies and reviews related person transactions before selecting nominees for director by asking each potential candidate to identify any existing relationships with us.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with our audit committee charter, our audit committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008. KPMG LLP has served in this capacity since before our initial public offering in 1997. Although shareholders’ ratification of this appointment is not required, our board of directors requests ratification. Representatives of KPMG LLP are expected to be present at the annual meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from the shareholders.

Our board of directors unanimously recommends that shareholders vote

“FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Principal Accounting Fees and Services

The following table presents fees for services KPMG LLP rendered to us and our subsidiaries for the years ended December 31, 2007 and 2006.

Principal Accounting Fees and Services Table

	2007	2006
Audit Fees	$7,390,160	$6,051,200
Audit Related Fees[1]	1,521,500	1,731,500
Tax Fees[2]	140,000	30,000
All Other Fees	—	—

Total Fees	$9,051,660	$7,812,700

[1]

Audit-related fees were principally for reports on internal controls per Statement on Auditing Standards No. 70, Service Organizations; financial statement audits of employee benefit plans; consultations with management regarding the accounting treatment of transactions or potential impact of rulings prescribed by the Securities and Exchange Commission, the Financial Accounting Standards Board or other accounting standard-setting bodies; and other audit-related agreed-upon procedures reports.

[2]

Tax fees were for tax consultation regarding federal tax issues resulting from Internal Revenue Service examinations, assistance with Internal Revenue Service or other taxing authority audits, and activities such as tax planning and preparing tax returns to be filed with various taxing authorities.

Our audit committee has adopted the following pre-approval policies and procedures for services provided by our independent registered public accounting firm.

Types of Services and Audit Committee Pre-approval

There are four categories of services our independent registered public accounting firm may provide to us and our subsidiaries:

Audit Services	Audit services include activities that directly relate to the issuance of our independent registered public accounting firm’s report on the various legal entities that are audited within us and our subsidiaries. Each year, our independent registered public accounting firm submits to our audit committee a list of audit reports that will result from the annual audit. An audit fee is estimated and presented to our audit committee that specifically relates to these deliverables. Our audit committee pre-approves both the services and related fees. Our audit committee may provide such pre-approval at its meeting. Between meetings, as necessary, the chairman of our audit committee, to whom our audit committee delegated pre-approval authority, may provide the pre-approval. The chairman will update our full audit committee at the next audit committee meeting for any interim approvals that he or she granted. All requests or applications for services our independent registered public accounting firm provides that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the office of our Executive Vice President. The office of our Executive Vice President will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to our audit committee for pre-approval. Our independent registered public accounting firm may not perform any audit services for us or our subsidiaries without the pre-approval of our audit committee.

Audit Related Services	Audit related services include those activities that our independent registered public accounting firm performs that are indirectly related to our financial statement audits but are not required to enable our independent registered public accounting firm to form its opinion on those financial statements. Each year, our independent registered public accounting firm submits to our audit committee a list of audit related reports, for example, Statement on Auditing Standards No. 70, Service Organizations, reports, that management has requested. Our independent registered public accounting firm estimates a fee related to these deliverables and presents the estimated fee to our audit committee. Our audit committee pre-approves both the services and related fees. Our audit committee may provide such specific pre-approval at its meeting. Between meetings, as necessary, the chairman of our audit committee, to whom our audit committee delegated pre-approval authority, may provide the pre-approval. The chairman will update our full audit committee at its next meeting of any interim approvals that he or she granted. All requests or applications for services that our independent registered public accounting firm provides that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the office of our Executive Vice President. The office of our Executive Vice President will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to our audit committee for pre-approval. Our independent registered public accounting firm may not perform any audit related services for us or any of our subsidiaries without the pre-approval of our audit committee.

Tax Services	Each year, our independent registered public accounting firm submits to our audit committee a list of tax services, for example, Internal Revenue Service examination assistance, that management has requested, if any. A fee related to these deliverables is estimated and presented to our audit committee. Our audit committee pre-approves both the services and related fees. Our audit committee may provide such specific pre-approval at its meeting. Between meetings, as necessary, the chairman of our audit committee, to whom our audit committee delegated pre-approval authority, may provide the pre-approval. The chairman will update our full audit committee at its next meeting of any interim approvals he or she granted. All requests or applications for services that our independent registered public accounting firm provides that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the office of our Executive Vice President. The office of our Executive Vice President will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to our audit committee for pre-approval. Our independent registered public accounting firm may not perform any tax work for us or any of our subsidiaries without the pre-approval of our audit committee.

Non-Audit Services	Each year, our independent registered public accounting firm will submit to our audit committee a list of non-audit services and reports, for example, an internal control letter not required by a regulatory body, that management has requested, if any. Our independent registered public accounting firm must estimate the fee related to these deliverables and present the estimate to our audit committee. Our audit committee pre-approves both the services and related fees. Our audit committee may provide such specific pre-approval at its meeting or, between meetings, as necessary, the chairman of our audit committee, to whom our audit committee delegated pre-approval authority, may provide such pre-approval. The chairman will update our full audit committee at its next meeting of any interim approvals that he or she granted. All requests or applications for services that our independent registered public accounting firm provides that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the office of our Executive Vice President. The office of our Executive Vice President will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to our audit committee for pre-approval. Our independent registered public accounting firm may not perform any non-audit services for us or any of our subsidiaries without the pre-approval of our audit committee.

The following is a list of services our independent registered public accounting firm may not provide to us:

¿	bookkeeping or other services related to our accounting records or financial statements or that of our subsidiaries;

¿	financial information systems design and implementation;

¿	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

¿	actuarial services;

¿	internal audit outsourcing services;

¿	management functions or human resources;

¿	broker or dealer, investment advisor or investment banking services;

¿	legal services and expert services unrelated to the audit; and

¿	any other service that the Public Company Accounting Oversight Board determines, by regulation, is not permissible.

The services that our independent registered public accounting firm provides as a sub-contractor to any of our vendors, for example, to any of our attorneys or consultants, or to a vendor of any of our subsidiaries, are subject to this policy and pre-approval process.

Monitoring and Reporting

Our audit committee periodically monitors the services rendered by and actual fees paid to our independent registered public accounting firm to ensure that such services are within the parameters it pre-approved. Our Executive Vice President tracks all fees paid to our independent registered public accounting firm for all services.

PROPOSALS BY SHAREHOLDERS FOR THE 2009 ANNUAL MEETING

Our Amended and Restated Bylaws provide that in order to submit any business, or nominate any person for election, to our board of directors, a shareholder must give written notice to our Secretary, such notice containing the information specified in our bylaws, not less than sixty days and not more than ninety days prior to the first anniversary date of our proxy statement in connection with the last annual meeting. You may obtain a copy of our bylaws by submitting a request addressed to Lynn Early, Governance Director, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 249-7643 with any questions.

Rule 14a-4 under the Securities Exchange Act of 1934 allows us to use discretionary voting authority to vote on matters coming before an annual meeting if we do not have notice of the matter at least forty-five days before the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting or the date specified by an advance notice provision in our bylaws. Our bylaws contain an advance notice provision as described above. For our annual meeting scheduled for May 6, 2009, shareholders must submit such written notice to our Secretary not earlier than December 29, 2008 and not later than January 28, 2009.

These requirements are separate and apart from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934. For purposes of our 2009 annual meeting, any shareholder who wishes to submit a proposal for inclusion in our proxy statement must submit such proposal to our Secretary on or before November 28, 2008.

OTHER MATTERS

Our board of directors knows of no further business other than that described in this proxy statement that will be presented for consideration at our annual meeting. If, however, other business properly comes before our annual meeting, the persons named as proxies on http://bnymellon.modular.net/bnymellon/nfs or on your proxy card will vote the shares represented by such proxy in accordance with their best judgment.

A copy of our annual report on Form 10-K for the year ended December 31, 2007, including consolidated financial statements, footnotes and financial statement schedules, but excluding exhibits, will be made available without charge to our shareholders. You should address requests to Mark Barnett, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331 with any questions.

We file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and other reports electronically with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission website, http://www.sec.gov. We also make these reports available on our website, http://www.nationwide.com, under the “SEC Filings” subsection of the “Investor Relations” area.

Appendix A

INDEPENDENCE STANDARDS FOR DIRECTORS

In order for a director to be “independent” for purposes of service on the Nationwide Financial Services, Inc. (“NFS”) Board of Directors, the Board must determine that he or she has no material relationship with NFS (either directly or as a partner, shareholder or officer of an organization that has a relationship with NFS). The Board has established these categorical standards to assist the Board in making determinations of director independence. For purposes of applying these standards, the Board will look back at relationships within the three years preceding the date of the Board determination.1

The Board has established the following categorical standards based on the Corporate Governance Rules of the New York Stock Exchange:

1.	A director will not be independent if, within the preceding three (3) years, he or she was an employee of NFS, other than as an interim executive officer.[2]

2.	A director will not be independent if he or she has received more than $100,000 during any twelve-month period within the preceding three years in direct compensation from NFS, other than compensation for service as an interim executive officer, director and committee fees, and pension or other forms of deferred compensation for prior service, provided that such pension or deferred compensation is not contingent in any way upon continued service.

3.	A director will not be independent if he or she is a current partner or employee of a firm that is the internal or external auditor of NFS or was within the last three (3) years, but is no longer, a partner or employee of such firm and personally worked on the audit of NFS within that time.

4.	A director will not be independent if, within the preceding three (3) years, he or she was employed as an executive officer of another company on whose compensation committee any of the present executive officers of NFS served at the same time.

5.

A director will not be independent if he or she is currently an employee of a company that, within any of the preceding three (3) fiscal years, has made payments to, or received payments from, NFS for property or services in an amount that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues in that fiscal year.[3]

6.	A director will not be independent if an immediate family member of the director, within the preceding three (3) years, has been an executive officer of NFS.

7.	A director will not be independent if an immediate family member of the director has received more than $100,000 during any twelve-month period within the preceding three calendar years in direct compensation from NFS, other than compensation received for service as an employee other than an executive officer, director and committee fees, and pension or other forms of deferred compensation for prior service, provided that such pension and deferred compensation is not contingent in any way upon continued service.

8.	A director will not be independent if his or her immediate family member is (1) a current partner in a firm which is the internal or external auditor of NFS, (2) a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (3) was within the last three (3) years, but is no longer, a partner or employee of such firm and personally worked on the audit of NFS within that time.

[1]	The three (3) year “look-backs” provided for herein will be applied beginning November 4, 2004. Until then, a transitional one (1) year look-back will be applied.
[2]	The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.
[3]	Contributions to tax exempt organizations shall not be considered payments for this purpose.

A-1

9.	A director will not be independent if an immediate family member of the director, within the preceding three (3) years, has been employed as an executive officer of another company on whose compensation committee any of the present executive officers of NFS served at the same time.

10.

A director will not be independent if an immediate family member of the director is currently an executive officer of a company that, in any of the preceding three (3) fiscal years, has made payments to, or received payments from, NFS for property or services in an amount that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues in that fiscal year.[3]

In addition, the Board has established the following supplemental categorical standards:

11.	A director will not be independent if he or she (or his or her spouse) has received more than $100,000 during any twelve-month period within the preceding three calendar years in “indirect” compensation attributable to payments received from NFS for services provided by his or her employer or any advisory firm in which the director is a partner or has a greater than 10% equity or voting interest (whether or not the director personally provided the service).

12.	A director will not be independent if he or she, or a member of his or her immediate family, is an executive officer, director or trustee of a foundation, educational institution, charity or other tax exempt organization that receives, or has received, from NFS or any other Nationwide entity (including Nationwide Foundation), within any of the preceding three (3) years, discretionary contributions, grants or endowments in any single fiscal year exceeding the greater of $1 million or 2% of consolidated gross revenues received by the tax exempt organization in that fiscal year. In addition, contributions made by NFS to any tax exempt organization in which a director serves as an executive officer shall be disclosed in the annual proxy statement if, within the preceding three (3) years, contributions in any single fiscal year from NFS to the organization exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

13.	A director will not be independent if he or she, or a member of his or her immediate family is an executive officer, partner or greater than 10% owner of a company that is indebted to NFS, or to which NFS is indebted, and the total amount of indebtedness of either company to the other exceeds 1% of the total consolidated assets of the other company.

14.	A director of NFS who is also a director of an affiliate of NFS will be considered independent if he or she meets the standards set forth above for both NFS and the affiliate.

For purposes of these categorical standards, references to “NFS” mean NFS, its subsidiaries and its parents, Nationwide Mutual Insurance Company and Nationwide Corporation.

For the purposes of these categorical standards, “immediate family” or “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. In applying the three-year (and transitional one-year) “look-back” provisions of these categorical standards, individuals who are no longer immediate family members as a result of legal separation or divorce , or those who have died or become incapacitated shall not be considered.

For relationships not covered by these guidelines, the members of the Board of Directors who meet the independence guidelines set forth above shall determine whether the relationship is material or not. NFS shall explain in the next annual proxy statement the basis for the determination that any such relationship is immaterial.

Approved on December 5, 2007

A-2

NFAR-PS-2007

	Please	☐
A vote FOR proposals 1, 2 and 2 is recommended by the Board of Directors.	Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

	FOR	WITHHELD FOR ALL		FOR	AGAINST	ABSTAIN

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

1. Election of Class II Directors. Nominees:	☐	☐	2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐
01 Joseph A. Alutto
02 Arden L. Shisler
03 Alex Shumate
04 Thomas F. Zenty III
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated March 27, 2008.
To withhold authority to vote for any nominee strike a line through the nominee’s name.							This proxy should be dated and signed by the shareholder exactly as his or her name appears herein and returned promptly in the enclosed envelope Persons signing in a fiduciary capacity should so indicate.

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 6, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/nfs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLink SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

If you vote your proxy by Internet or by telephone, you are acknowledging receipt of the notice of annual meeting of shareholders, the proxy statement and the Company’s annual report for 2007. You do NOT need to mail back your proxy card.

If you wish to attend the annual meeting of shareholders, you will need to present your proxy card or other proof of stock ownership, such as a statement from your broker and valid photo identification in order to gain admittance.

You can view the annual report and proxy statement on the Internet at

http://bnymellon.mobular.net/bnymellon/nfs

P R O X Y

NATIONWIDE FINANCIAL SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2008

The undersigned hereby constitutes and appoints James G. Brocksmith, Jr., Martha Miller de Lombera and Gerald D. Prothro, each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Nationwide Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the annual meeting of shareholders of the Company, to be held at One Nationwide Plaza, Columbus, Ohio, on May 7, 2008, at 1:30 P.M., Eastern Time, and at any adjournments thereof, as follows:

(Continued, and to be marked, dated and signed on the reverse side)

SEE REVERSE SIDE
Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

ANNUAL MEETING OF SHAREHOLDERS

OF

NATIONWIDE FINANCIAL SERVICES, INC.

May 7, 2008

1:30 P.M. Eastern Time

One Nationwide Plaza

Columbus, Ohio

AGENDA

•	ELECT CLASS II DIRECTORS

•	RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008

•	CONDUCT ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING